EXHIBIT 10.1

$290,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 14, 2021

MGE NIAGARA ENTERTAINMENT INC.

as Borrower

– and –

COMPLEX SERVICES INC.

as a Guarantor

- and -

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as Lenders

– and –

BANK OF MONTREAL

as Administrative Agent

– and –

BANK OF MONTREAL, FIFTH THIRD BANK, NATIONAL ASSOCIATION AND

KEYBANK NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

– and –

FIFTH THIRD BANK, NATIONAL ASSOCIATION AND KEYBANK NATIONAL

ASSOCIATION

as Co-Syndication Agents

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

TABLE OF SCHEDULES

Schedule A	–	Commitments

Schedule B	–	Applicable Margins/Undrawn Fees

Schedule C	–	Borrowing/Rollover/Conversion Notice

Schedule D	–	Repayment Notice

Schedule E	–	Compliance Certificate

Schedule F	–	Form of Assignment and Assumption

Schedule G	–	Form of Subordination Agreement

Schedule H	–	Liquidity Forecast

Schedule 2.6.3	–	Repayment Schedule for the Term Facility

Schedule 8.1.9	–	Litigation

Schedule 8.1.11	–	Corporate Structure

Schedule 8.1.12	–	Jurisdictions, Locations of Collateral

Schedule 8.1.13	–	Permitted Liens

Schedule 8.1.15	–	Environmental Matters

Schedule 8.1.22	–	Material Authorizations

Schedule 8.1.23	–	Material Agreements

Schedule 8.1.24	–	Real Property

Schedule 8.1.25	–	Benefit Plans

Schedule 8.1.26	–	Labour and Employment Matters

Schedule 8.1.31	–	Excluded Accounts

Schedule 9.2.15	–	Form of Landlord Direct Agreement

Schedule 9.3.9	–	Non-Arm’s Length Transactions

- v -

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AGREEMENT is made as of July 14, 2021

B E T W E E N:

MGE NIAGARA ENTERTAINMENT INC.,

as Borrower

– and –

COMPLEX SERVICES INC.,

as a Guarantor

– and –

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Lenders

– and –

BANK OF MONTREAL,

as Administrative Agent

RECITALS:

A.	The Sponsor established the Borrower to acquire and operate the Casino Facilities in Ontario known collectively as “Gaming Bundle 8 (Niagara)”.

B.	Pursuant to the TAPA, the Borrower purchased the assets of the Business from OLG and Ontario Gaming Assets Corporation on the Original Closing Date.

C.	The operation of the Business is governed by the terms of the COSA between the Borrower and OLG.

D.

The Borrower, the Guarantor, the Administrative Agent and the Lenders entered into a credit agreement dated as of the Original Closing Date, as amended on July 17, 2019 (and as further amended and waived prior to the date hereof, the “Existing Credit Agreement”) to finance in part the purchase price for the Purchase Transaction, the payment of transaction expenses and the ongoing operation of the Business.

E.	The parties hereto wish to amend and restate the Existing Credit Agreement in accordance with the terms hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the covenants and agreements herein contained, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated so that as amended and restated it reads as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

As used in this Agreement, including the recitals hereto, the following capitalized terms have the following meanings:

“50% Gaming Capacity Start Date” means the first day on which the Gaming Capacity at each of the Casino Facilities is equal to or greater than 50%.

“Acceptance Fee” has the meaning ascribed thereto in Section 6.3.

“Accounting Principles” has the meaning ascribed thereto in the definition of “GAAP”.

“Acquisition” means:

(a)	a purchase of shares or other Equity Interests of a Person (other than an Obligor) that results in an Obligor Controlling such Person immediately following the completion of such purchase; or

(b)

a purchase of assets of a Person (other than an Obligor) that results in all or substantially all of the assets of such Person (or all or substantially all of the assets related to a division or unit of such Person) being acquired by an Obligor.

“Administrative Agent” means BMO in its capacity as administrative agent hereunder, or any successor administrative agent appointed pursuant to Section 13.8.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means any utilization (other than by way of Rollover or Conversion of a Loan already outstanding) by the Borrower of a Credit Facility by way of (a) advance of a Prime Rate Loan, USBR Loan, LIBOR Loan, BA Equivalent Loan or CDOR Loan, (b) issuance of Bankers’ Acceptances or a Letter of Credit, or (c) a Swingline Loan.

“Affected Lender” has the meaning ascribed thereto in Section 3.11.

“Affiliate” means, in respect of any Person, any other Person which, directly or indirectly, Controls or is Controlled by or is under common Control with such Person.

“AGCO” means the Alcohol and Gaming Commission of Ontario.

“Agency Fee Letter” means the fee letter dated June 10, 2019 between the Borrower and the Administrative Agent.

“Aggregate Commitment” means $290,000,000, as such amount may be reduced from time to time pursuant to Sections 2.5.2, 2.7, 12.3 or 14.6.

“Aggregate Revolving Facility Commitment” means the aggregate of the Revolving Facility Commitments of the Revolving Lenders.

“Aggregate Term Facility Commitment” means the aggregate of the Term Facility Commitments of the Term Lenders.

“Agreement” means this amended and restated credit agreement and all schedules attached to this credit agreement, in each case as they may be amended or supplemented from time to time; the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement as a whole and not to any particular Article, Section, Schedule or other portion hereof, and the expression “Article” and “Section” followed by a number or by a number and letter, and “Schedule” followed by a number or by a letter, mean and refer to the specified Article or Section of or Schedule to this Agreement, except as otherwise specifically provided herein.

“AML Laws” means any applicable laws relating to money laundering or terrorism, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Annual Business Plan” means, for any Operating Year, in form reasonably satisfactory to the Administrative Agent, (a) forecasts prepared by management of the Borrower, consisting of balance sheets, income statements and statements of cash flows, (b) a Capital Expenditure budget, and (c) pro forma calculations with respect to the financial covenants then in effect pursuant to Section 9.4, in the case of each of the foregoing clauses (a), (b) and (c), prepared on a consolidated basis in accordance with GAAP (to the extent applicable) in respect of each Fiscal Quarter in such Operating Year, and supported by appropriate assumptions, explanations, notes and information, including a management discussion and analysis, all as approved by the board of directors of the Borrower.

“Applicable Law” means, in respect of any Person, property, transaction or event, all applicable laws, statutes, rules, codes, treaties, conventions, by-laws and regulations, including the common law, and all applicable official directives, orders, judgments and decrees, in each case of general application, of Governmental Authorities (and, in the case of Section 12.1, whether or not having the force of law where customarily complied with by responsible financial institutions).

“Applicable Margin” means (A) from the Second Closing Date until the end of the Initial Retesting Quarter, in respect of (a) Prime Rate Loans and USBR Loans, the rate per annum referred to in Level 5 under the column “Prime Rate Loans / USBR Loans” in Schedule B, and (b) in respect of Bankers’ Acceptances, Letters of Credit, LIBOR Loans and CDOR Loans, the rate per annum referred to in Level 5 under the column “Bankers’ Acceptances / Letters of Credit / LIBOR Loans / CDOR Loans”, as applicable, in Schedule B, and (B) after the end of the Initial Retesting Quarter, in respect of (a) Prime Rate Loans and USBR Loans, the Applicable Margin shall be the rate per annum referred to under the column “Prime Rate Loans / USBR Loans” in Schedule B, and (b) Bankers’ Acceptances, Letters of Credit, LIBOR Loans and CDOR Loans, the Applicable Margin shall be the rate per annum referred to under the column “Bankers’ Acceptances / Letters of Credit / LIBOR Loans / CDOR Loans” in Schedule B, in each case, corresponding to the Total Leverage Ratio (as calculated in the most recent Compliance Certificate delivered pursuant to Section 9.1.1.3) at such time. From and after the end of the Initial Retesting Quarter, each Applicable Margin shall be adjusted as of a Pricing Date. Such adjusted Applicable Margin shall apply in respect of (a) Prime Rate Loans and USBR Loans, from and after such Pricing Date, (b) Bankers’ Acceptances, LIBOR Loans and CDOR Loans, to Bankers’ Acceptances issued, LIBOR Loans and CDOR Loans advanced from and after such Pricing Date (and for greater certainty shall not affect the Applicable Margin in respect of any outstanding Bankers’ Acceptances issued, or LIBOR Loans or CDOR Loans advanced prior to such Pricing Date, except upon Rollover or Conversion thereof on or after such Pricing Date in accordance with Section 3.3), and (c) Letters of Credit, to L/C Fees calculated from and after such Pricing Date, in each case, until the next Pricing Date. If the Borrower fails to deliver a Compliance Certificate when required pursuant to Section 9.1.1.3, each Applicable Margin shall be at Level 5 as set out in Schedule B until the fifth (5th) Business Day following the receipt of such Compliance Certificate. Notwithstanding the foregoing, during any Closure Period the Applicable Margin shall be at Level 5 as set out in Schedule B, and any resulting Applicable Margin adjustment shall apply immediately for Prime Rate Loans, USBR Loans and Letters of Credit, and upon Rollover or Conversion in the case of Bankers’ Acceptance Loans, LIBOR Loans and CDOR Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning ascribed thereto in Section 14.3.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Assignee and accepted by the Administrative Agent, in substantially the form of Schedule F or any other form approved by the Administrative Agent.

“BA Equivalent Loan” has the meaning ascribed thereto in Section 4.1.12.

“BA Period” means, with respect to a Bankers’ Acceptance, the duration thereof as selected by the Borrower in accordance with the provisions hereof in the applicable Borrowing/Rollover/Conversion Notice, and being a duration of 28 to 92 days subject to market availability (or such longer period, subject to market availability, to which all of the Lenders may agree), commencing on the Borrowing Date, Rollover Date or Conversion Date (as the case may be) on which the Bankers’ Acceptance is to be accepted.

“Bankers’ Acceptance” means a bill of exchange drawn by the Borrower and accepted by a Lender in accordance with the provisions of Article 4.

“Bankers’ Acceptance Loan” means, at any time, any Loan which at such time is outstanding by way of one or more Bankers’ Acceptances and, for greater certainty, refers to the aggregate face amount of such Bankers’ Acceptances, and “Bankers’ Acceptance Loans” means, at any time, all such Loans at such time, and includes all BA Equivalent Loans.

“Benefit Plan” means any plan, fund, program or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, bonus, profit sharing, deferred compensation, incentive compensation, employment insurance benefits, employee loans, vacation pay, severance or termination pay, under which any Obligor thereof has any liability with respect to any of its employees or former employees, officers, directors or independent contractors, and includes any Pension Plan but excludes the Canada Pension Plan or any other plan, fund, program or policy established pursuant to provincial or federal law.

“BMO” means Bank of Montreal and its successors.

“Borrower” means MGE Niagara Entertainment Inc., a corporation formed under the laws of the Province of Ontario, and its permitted successors and assigns.

“Borrowing Date” means any Business Day on which an Advance is made, or to be made, in accordance with a Borrowing/Rollover/Conversion Notice.

“Borrowing/Rollover/Conversion Notice” means a notice substantially in the form of Schedule C.

“Branch of Account” means the branch of the Administrative Agent at which the Borrower’s accounts with the Administrative Agent are maintained.

“Breakage Costs” means all costs, losses and expenses incurred by any Lender by reason of the breakage of LIBOR contracts, all as set out in a certificate delivered to the Borrower by any Lender entitled to receive such reimbursement.

“Business” means (i) the business of owning, leasing, developing, operating, managing, investing in and financing the Casino Facilities (including related entertainment facilities including the NFEC Facility), all in accordance with the COSA, (ii) online gaming (including free-to-play and other applications not involving real money or currencies (including crypto currencies) (e.g., social gaming) and software which the Borrower may utilize as marketing and customer retention tools) to the extent such online gaming is permitted by Applicable Law and regulated by AGCO and (iii) any related and ancillary business related thereto.

“Business Day” means a day, excluding Saturday, Sunday or any other day on which banks are required or authorized to close in Toronto, Ontario.

“Cage Cash” means, at any time, the aggregate amount of cash float held by, or for the account of, any Obligor that is maintained by such Obligor under Applicable Law or any Material Authorization for the purpose of making change, redeeming chips and paying winnings to any Person entitled thereto in connection with the slot machines, table games, and other lottery and related promotional schemes operated by any Obligor in the Casino Facilities. For certainty, Cage Cash does not include any cash float that is supplied by, or the property of, a Gaming Authority.

“Canadian dollars” and “$” each mean lawful money of Canada.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability by such Person during that period) for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) and which are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means, at any time any determination thereof is to be made, a lease or similar arrangement that, in accordance with GAAP as in effect on December 31, 2018 is required to be capitalized and classified and accounted for as a capital lease liability on the balance sheet of such Person.

“Cash Equivalents” means:

(a)

securities issued or directly and fully guaranteed or insured by Canada or the United States of America or any agency or public instrumentality thereof (provided that the full faith and credit of Canada or the United States of America, as applicable, is pledged in support thereof);

(b)

marketable general obligations issued by any province or territory of Canada or any state of the United States of America or any political subdivision thereto or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from Standard & Poors, “A2” or better from Moody’s or “A” or better from DBRS (or, in each case, the equivalent thereof);

(c)

certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances issued by any Canadian chartered bank or United States commercial bank (x) the long-term debt of which is rated at the time of acquisition thereof at least “A” by Standard & Poors, “A2” by Moody’s or “A” by DBRS (or, in each case, the equivalent thereof), or (y) the short term commercial paper of which is rated at the time of acquisition thereof at least “A-1” by Standard & Poors or “P-1” by Moody’s or R-1 (middle) by DBRS (or, in each case, the equivalent thereof);

(d)

repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a), (b) and (c) above, entered into with any bank meeting the qualifications specified in clause (c) above;

(e)

commercial paper rated at the time of acquisition thereof at least “A-1” by Standard & Poors or “P-1” by Moody’s or R-1 (middle) by DBRS (or, in each case, the equivalent thereof), or carrying an equivalent rating by a nationally recognized statistical rating organization, if any of such rating agencies cease publishing ratings of investments;

(f)	interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (a) through (e) above; and

(g)

money market funds that are rated at the time of acquisition thereof “AAA” by Standard & Poors or “AAA” by Moody’s or “AAA” by DBRS (or, in each case, the equivalent thereof), and have portfolio assets of at least C$1,000,000,000.

“Cash Management Obligations” means all indebtedness, liabilities and obligations of any Obligor owing to a Lender under or in respect of any agreement providing for cash management services to such Obligor, including treasury, depository, overdraft, credit or debit card, electronic funds transfers and other cash management services.

“Casino Facilities” means, collectively, (i) the Fallsview Facility, and (ii) the CN Facility, together with (iii) any other Gaming Facility that may from time to time be established by the Borrower in accordance with the COSA, and “Casino Facility” means one of them as the context requires.

“Casino Locations” means, collectively, all premises from time to time leased to the Borrower pursuant to the Leases and for certainty, includes the interest of the Borrower in the buildings and fixtures thereon, and “Casino Location” means any one of them.

“Casino Patron Loans” means loans made by the Borrower to customers of the Business in the ordinary course of the Business.

“CDOR Loan” means an Advance in Canadian dollars made by the Lenders to the Borrower with respect to which the Borrower has specified that interest is to be calculated by reference to the CDOR Rate.

“CDOR Rate” means, on any date with respect to a bankers’ acceptance for a particular period, the average per annum percentage rate applicable to Canadian dollar bankers’ acceptances for such period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc., definitions, as modified and amended from time to time) at approximately 10:00 a.m. (Toronto time) on such date, or if such date is not a Business Day, then on the immediately preceding Business Day, as determined by the Administrative Agent; provided that, if such rate is not available on such date, then the rate for such date will be the annual rate for a term equal to such period applicable to Canadian dollar bankers acceptances quoted by the Administrative Agent as of 10:00 a.m. (Toronto time) on such day or, if such date is not a Business Day, then on the immediately preceding Business Day; provided further that the CDOR Rate shall at no time be less than 0%.

“CDOR Scheduled Unavailability Date” has the meaning attributed to such term in Section 3.13(a)(iii).

“CDOR Successor Rate” has the meaning attributed to such term in Section 3.13.

“Change of Control” means:

(a)

the Sponsor ceasing to directly or indirectly own the Equity Interests in the Borrower representing at least 60% of the issued and outstanding participating Equity Interests of the Borrower and Equity Interests having the right to vote for the election of directors of the Borrower (determined on a fully-diluted basis giving effect to any conversion right under the Convertible Debentures);

(b)

the Investor and its Affiliates, together with the Sponsor, collectively, ceasing to directly or indirectly own the Equity Interests in the Borrower representing at least 90% of the issued and outstanding participating Equity Interests of the Borrower and Equity Interests having the right to vote for the election of directors of the Borrower (determined on a fully diluted basis giving effect to any conversion right under the Convertible Debentures); or

(c)	the Borrower ceasing to own, directly or indirectly, 100% of the Equity Interests in each Guarantor.

“Closure Period” means a period commencing on the date of a voluntary or involuntary closure of any Casino Facility (as authorized or directed by the OLG or otherwise) attributable to COVID-19 and ending on the date of reopening of all of the Casino Facilities to the public.

“CN Facility” means the “Casino Niagara” casino facility located on the lands and premises leased or licensed to the Borrower pursuant to the CN Lease, as such facility may be improved or expanded from time to time.

“CN Lease” means, collectively, the lease, adjacent properties licence and parking licence, each dated the Original Closing Date among Maple Leaf Entertainment Inc., Canadian Niagara Hotels Inc., 10322514 Ontario Limited, Greenberg International Inc. and the Borrower as such lease and adjacent properties licence and parking licence may otherwise be amended, extended, supplemented, restated, replaced or otherwise modified from time to time in accordance with this Agreement.

“CNHI Consultant” means Canadian Niagara Hotels Inc., in its capacity as the consultant under the CNHI Consulting Agreement.

“CNHI Consulting Agreement” means the consulting agreement dated as of June 11, 2019 between the Borrower and the CNHI Consultant as it may be amended, restated or replaced from time to time in accordance with this Agreement.

“Collateral” means the Property of a Loan Party in respect of which the Administrative Agent on its own behalf and on behalf of the Lenders has a Lien pursuant to a Security Document.

“Commitment” means, with respect to each Lender at any time, the aggregate of such Lender’s Revolving Facility Commitment, Term Facility Commitment and Swingline Commitment.

“Compliance Certificate” means a certificate signed by a senior officer of the Borrower substantially in the form of Schedule E.

“Confirmation of Guarantee and Security” means a confirmation of guarantee and security granted by each Obligor and each Limited Recourse Guarantor in favour of the Administrative Agent.

“Consolidated Depreciation and Amortization Expense” means, for any period, depreciation and amortization expense of the Borrower for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income of the Borrower on a consolidated basis for such period (a) increased by (in all cases except clause (v) below, to the extent deducted in calculating Consolidated Net Income) the sum, without duplication, of:

(i)	Consolidated Interest Expense for such period;

(ii)	Consolidated Income Tax Expense for such period;

(iii)	Consolidated Depreciation and Amortization Expense for such period;

(iv)	non-cash losses under Hedging Arrangements for such period;

(v)

the proceeds of business interruption insurance received by Borrower or its Subsidiaries or receivable thereby in an amount representing the earnings that such proceeds are intended to replace, after written acknowledgement by the insurance company that such amount is due and owing; provided that such proceeds shall be included in respect of the period in which the relevant business interruption occurred;

(vi)	any non-cash loss attributable to the sale or other disposition of Property out of the ordinary course of business permitted pursuant to the terms of this Agreement;

(vii)

extraordinary, unusual and non-recurring cash or non-cash charges, expenses or losses for such period (including, without limitation, any integration or restructuring charges (such as retention, severance, systems establishment cost, excess pension charges, contract termination costs, lease loss provisions and costs to consolidate facilities and relocate employees) or reserves not anticipated to be accompanied by a cash outlay in future periods), subject in each case (with respect to any such charges, expenses or losses exceeding $5,000,000 in aggregate in any Operating Year) to approval of the Required Lenders; and

(viii)	one time fees and expenses paid or incurred in connection with the negotiation and execution of this Agreement and related Loan Documents and amendments to the COSA;

and (b) decreased by, to the extent included in calculating Consolidated Net Income, the sum, without duplication, of:

(ix)	any non-cash gain attributable to the sale or other disposition of Property out of the ordinary course of business permitted pursuant to the terms of this Agreement;

(x)	non-cash gains under Hedging Arrangements for such period; and

(xi)	all extraordinary, unusual and non-recurring cash or non-cash gains for such period, in each case unless otherwise agreed by the Required Lenders.

“Consolidated EBITDAM” means, for any period, Consolidated EBITDA for such period increased by Permitted Management and Consulting Fees (to the extent deducted in calculating Consolidated Net Income) for such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Interest Expense paid or payable, and (b) scheduled repayments of principal in respect of Debt, in each case, calculated for the Borrower on a consolidated basis for such period.

“Consolidated Income Tax Expense” means, for any period, the aggregate of all Taxes (including deferred Taxes) based on income of the Borrower for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, all items properly classified as interest expense of the Borrower for such period, including, without limitation, interest charges, the interest component of Capital Leases (but not, for greater certainty, the interest component of leases (including the Leases) that, in accordance with GAAP as in effect on December 31, 2018, would not have constituted Capital Leases, it being acknowledged that the lease payments thereunder will be expensed for purposes of determining financial covenant compliance hereunder), fees payable in respect of letters of credit and letters of guarantee and discounts incurred and fees payable in respect of bankers’ acceptances, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower for such period determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any obligation, whether secured or unsecured, of such Person guaranteeing or indemnifying, or in effect guaranteeing or indemnifying, any indebtedness, leases, dividends, letters of credit or other monetary obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person as an account party in respect of a letter of credit or letter of guarantee issued to assure payment by the primary obligor of any such primary obligation and any obligations of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect of such primary obligation; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Control”, “Controls”, “Controlled” and “Controlling” when used with respect to any Person, other than an individual, means the possession, directly and indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through the ability to exercise voting powers, by contract or otherwise.

“Conversion” means, in respect of any Loan, the conversion of the method for calculating interest or fees on such Loan from one method to another, and includes a conversion to or from a Bankers’ Acceptance Loan, a LIBOR Loan and a CDOR Loan.

“Conversion Date” means, in respect of any Loan, the Business Day on which a Conversion thereof is made.

“Convertible Debentures” means (i) the subordinated convertible debenture dated June 7, 2019 in the aggregate principal amount of $40,000,000 issued by the Borrower in favour of the Investor and (ii) any other subordinated convertible debenture on similar terms consented to by the Required Lenders, in each case, as amended, restated or replaced from time to time in accordance with this Agreement.

“COSA” means the Casino Operating and Services Agreement dated as of June 11, 2019 between OLG and the Borrower, as amended by a first amending agreement dated October 7, 2019, letter agreements dated March 15, 2020 and April 19, 2020 and by an amending agreement dated June 18, 2021, setting out the terms and conditions of the provision of services by to the Borrower to OLG in connection with the Casino Facilities and the NFEC Facility.

“Credit Facilities” means, collectively, the Revolving Facility and the Term Facility and “Credit Facility” means either of them, as applicable.

“CSI” means Complex Services Inc., a corporation formed under the laws of the Province of Ontario, and its permitted successors and assigns.

“DBRS” means DBRS Limited.

“Debt” means, with respect to any Person, without duplication, the aggregate of the following amounts at the date of determination:

(a)	all indebtedness of such Person for borrowed money;

(b)	all obligations of such Person for the deferred purchase price of Property or services where such purchase price is deferred for six months or longer;

(c)	all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(d)

all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, including obligations secured by Purchase Money Security Interests (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e)	the principal balance of all obligations of such Person as lessee under Capital Leases (excluding, for clarity, any obligations under the Leases);

(f)	all reimbursement obligations, contingent or otherwise, of such Person under acceptance, letter of credit and similar facilities;

(g)

all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any partnership or shareholder or other equity interests of such Person, provided all conditions to such obligations have been met;

(h)

the mark-to-market value of all Hedging Arrangements in respect of which the mark-to-market value is negative from such Person’s perspective (that is, the Person is “out of the money”), net of amounts for which the market-to-market value is positive from such Person’s perspective (that is, the Person is “in-the-money”), to the extent there is a contractual netting of such positive amounts; and

(i)	all Contingent Obligations of such Person, to the extent the primary obligation constitutes “Debt” within the meaning of any of the clauses (a) to (h) above.

For greater certainty, “Debt” shall not include reserves for deferred Taxes or general contingencies, current trade payables which are payable on customary or usual trade terms, current expenses (other than interest expense) accrued in the ordinary course of conducting business, and current payments under the Leases.

“Default” means any event which, but for the lapse of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender or, in the case of paragraph (e) below, a Lender’s parent (being any Person that directly or indirectly Controls a Lender):

(a)	that has failed to fund any payment or its portion of any Advances required to be made by it hereunder within two (2) Business Days;

(b)

that has failed to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless subject to a good faith dispute;

(c)

that has notified the Administrative Agent or the Borrower (verbally or in writing) that it does not intend to or is unable to comply with any of its funding obligations under this Agreement or has made a public statement to that effect or to the effect that it does not intend to or is unable to fund advances generally under credit arrangements to which it is a party;

(d)

that has failed, within three (3) Business Days after request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances;

(e)	that becomes insolvent, has been deemed insolvent by a court of competent jurisdiction, or becomes the subject of bankruptcy or insolvency proceeding; or

(f)	that is generally in default of its obligations under other existing credit or loan documentation under which it has commitments to extend credit.

“Departing Lenders” has the meaning ascribed thereto in Section 14.6.

“Direct Agreements” means, collectively, the OLG Direct Agreement, the Landlord Direct Agreements and the MGE Manager Direct Agreement.

“Discount Proceeds” means, for any Bankers’ Acceptance issued hereunder, the following amount calculated on the applicable Borrowing Date, Rollover Date or Conversion Date:

F
1 +	D × T
365

where

F means the face amount of such Bankers’ Acceptance;

D means the Discount Rate applicable to Bankers’ Acceptance; and

T means the number of days to maturity of such Bankers’ Acceptance,

with the amount as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up.

“Discount Rate” means with respect to an issue of Bankers’ Acceptances for a particular BA Period, the discount rate determined at or about 10.00 a.m. (Toronto time) on the day on which such Bankers’ Acceptance is to be issued as follows: (a) for a Lender that is a Schedule I Lender, the CDOR Rate for such period, and (b) for a Lender that is not a Schedule I Lender, the sum of (i) the CDOR Rate for such period and (ii) ten one-hundredths of one percent (0.10%); provided that, if the rate determined above shall ever be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Disposition” means any sale, assignment, transfer, conveyance, lease, license or other disposition of any nature or kind whatsoever of any Property or of any right, title or interest in or to any Property, including for greater certainty any Sale-Leaseback Transaction, and the verb “Dispose” shall have a correlative meaning.

“Distributions” means, with respect to any Person:

(a)	the retirement, redemption, retraction, purchase or other acquisition by such Person of any Equity Interests of such Person;

(b)	the declaration or payment of any dividend, return of capital or other distribution (in cash, securities or other property, or otherwise) of, on or in respect of, any Equity Interests of such Person;

(c)	any other payment or distribution (in cash, securities or other property, or otherwise) by such Person of, on or in respect of, its Equity Interests;

(d)

any payment, redemption, repurchase or acquisition by such Person of, or on account of, any Subordinated Debt, including any payment on account of principal, interest, premium, make-whole or otherwise; and

(e)

any management, consulting or similar fee or remuneration, or any bonus payment or comparable payment, or by way of gift or gratuity, to any Affiliate of such Person or to any director or officer thereof, excluding, for greater certainty, (i) employment compensation in the ordinary course of business, and (ii) other payment of fees, expenses and indemnities to any of its directors, officers, employees, members of management or consultants in the ordinary course of business, but including payments to the MGE Manager and CNHI Consultant pursuant to and in accordance with the MGE Management Agreement and CNHI Consulting Agreement.

“Dorchester Lease” means the lease dated April 20, 1997 between Loho Vetz Inc. (formerly, Specialty Commercial & Industrial Leasing Inc.), as landlord, and The Navegante Corporation of Canada, as tenant, as assigned to The Falls Management Group, L.P., as amended to the Original Closing Date and assigned to and assumed by the Borrower on the Original Closing Date pursuant to the TAPA, as further amended by a fourth amending agreement dated September 6, 2019 and as such lease may otherwise be further amended, extended, supplemented or otherwise modified from time to time.

“Environmental Activity” means any past, present or future activity, event or circumstance in respect of a Hazardous Substance, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposal, handling, clean-up, remediation or transportation, or its Release or threatened Release into the environment, including movement through or in the air, soil, subsoil, surface water or groundwater.

“Environmental Laws” means all Applicable Laws relating to the environment, occupational health and safety matters or conditions, Hazardous Substances, or pollution or protection of the environment, including Applicable Laws relating to (a) on-site or off-site contamination; (b) occupational health and safety relating to Hazardous Substances; and (c) Environmental Activities, including Releases of Hazardous Substances into the environment.

“Environmental Liabilities” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), resulting from or related to (a) any Environmental Law or violation thereof, (b) the Obligors’ Environmental Activities, including the Release or threatened Release of any Hazardous Substances into the environment, (c) the presence of or exposure to any Hazardous Substances, (d) personal injury (including illness, disease or death) or property damage arising from any of the foregoing, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” includes all permits, certificates, approvals, registrations, statements, licences, exemptions or other documents having the effect of an authorization issued by any Governmental Authority or pursuant to Environmental Law, to any of the Obligors and required for the operation of the Business or the use of the Casino Facilities or Casino Locations by any of the Obligors under Environmental Laws.

“Equity Interests” means (a) common shares, preferred shares or other equivalent equity interests (howsoever designated) of capital stock of a body corporate, (b) equity preferred or common membership interests in a limited liability company, (c) member or shareholder interests in an unlimited company or unlimited liability company, (d) limited, limited liability or general partnership interests in a limited, limited liability or general partnership, (e) trust units or other beneficial interests in a business, charitable or other trust, (f) any other interest that confers the right to receive a share of the profits and/or losses of, or the distribution of assets of, any Person and (g) any other interest equivalent to any of the interests referred to in any of clauses (a) to (f) inclusive of this definition.

“Equivalent Amount” means with respect to any two currencies, the amount obtained in one such currency when an amount in the other currency is converted into the first currency using the spot rate of exchange for such conversion as quoted by the Bank of Canada at the close of business on the Business Day that such conversion is to be made (or, if such conversion is to be made before close of business on such Business Day, then at approximately close of business on the immediately preceding Business Day) and, in either case, if no such rate is quoted, the spot rate of exchange quoted for wholesale transactions by the Administrative Agent in Toronto, Ontario on the Business Day such conversion is to be made in accordance with its normal practice.

“Erroneous Payment” has the meaning attributed to such term in Section 13.17.1.

“Erroneous Payment Notice” has the meaning attributed to such term in Section 13.17.2.

“Event of Default” has the meaning attributed to such term in Section 11.1.

“Excess Annual Cash Flow” means, in respect of any Operating Year of the Borrower, the amount (if positive) of Consolidated EBITDA for such Operating Year, decreased by the aggregate of the following, without duplication, for such period:

(a)	all principal repayments in respect of the Term Facility;

(b)	Unfunded Capital Expenditures;

(c)	cash paid Consolidated Interest Expense;

(d)	cash paid Consolidated Income Tax Expense;

(e)	additions to Consolidated EBITDA in respect of extraordinary, unusual or non-recurring items pursuant to clause (vii) of the definition thereof to the extent paid in cash for such period;

(f)

all amounts, if any, which, as the date of determination, are then due and payable by the Borrower to OLG or an OLG Indemnitee (as defined in the COSA), as applicable, in respect of such Operating Year pursuant to the COSA or the Fallsview Lease that have not been paid by the Borrower or in respect of which OLG has not drawn under the OLG Letter of Credit in accordance with the terms of the COSA or the Fallsview Lease, as applicable, which amounts (i) have not otherwise reduced Consolidated EBITDA for such Operating Year (by way of reserve or otherwise), and (ii) are the subject of a dispute in respect of which written notice has been provided by OLG or by the Borrower and which is to be resolved in accordance with the dispute resolution procedure set forth in Schedule 24.01 of the COSA;

(g)

all amounts, if any, which, as the date of determination, are then due and payable by the Borrower to the NFEC Landlord in respect of such Operating Year pursuant to the NFEC Lease that have not been paid by the Borrower in accordance with the terms of the NFEC Lease, which amounts (i) have not otherwise reduced Consolidated EBITDA for such Operating Year (by way of reserve or otherwise), and (ii) that are the subject of a dispute in respect of which written notice has been provided by the NFEC Landlord or by the Borrower and which is to be resolved in accordance with the Dispute Resolution Procedure (as defined in the NFEC Lease);

and increased by the aggregate for such period of:

(h)	deductions to Consolidated EBITDA in respect of extraordinary, unusual non-recurring items pursuant to clause (ix) of the definition thereof to the extent received in cash for such period;

provided that, if any amounts are deducted in the calculation of Excess Cash Flow pursuant to clauses (f) or (g) above and the dispute referred to therein is subsequently resolved in a manner such that all or any part of the disputed amount is determined not to be owing by the Borrower (the disputed amount determined not to be owing by the Borrower being the “Borrower Amount”), the applicable percentage of such Borrower Amount shall be applied as a mandatory prepayment pursuant to Section 2.7.5 promptly upon such resolution as if no such deduction had been made pursuant to clause (f) or (g) above.

“Excluded Accounts” means collectively any accounts in respect of which Gaming Revenue (as defined in the COSA) is held in trust for the sole benefit of OLG pursuant to the COSA, including without limitation the accounts set out in Schedule 8.1.31.

“Excluded Equity Issuances” means (i) the issuance of one or more Convertible Debentures on the Original Closing Date, (ii) the conversion of any Convertible Debentures into Equity Interests in accordance with their terms, and (iii) the issuance of Equity Interests by one Obligor to another Obligor.

“Excluded CSI Assets” means, unless otherwise agreed to by OLG in writing, the following assets of CSI:

(a)	all of the employee records (personnel files and payroll records) of CSI;

(b)	all monies in any account held solely by CSI which are for payroll matters (including accrued wages, salaries, commissions and other compensation,

source deductions to be remitted to tax authorities including premiums for employment insurance, Canada Pension Plan, employer health tax, applicable statutory hospitalization insurance and workers’ compensation assessments, Pension Plan and benefit plan contributions and accrued vacation pay, if applicable) which are then due or which are reasonably expected to become due in the one month period after the date of determination (based on the average of such payroll costs for the immediately preceding three months and, for greater certainty, without a “mark up”, and not including severance and termination entitlements, discretionary bonus arrangements, retention arrangements, material increases in benefits and pension entitlements, and any cash surplus remaining after the payroll matters specified in this definition); and

(c)

all monies in any account of CSI which, as of the date of determination, are required to be applied on account of contributions for any Pension Plan that is maintained or contributed to solely by CSI except to the extent that such account is over-funded (which shall mean any amounts funded in excess of the amount then required to be contributed by CSI, which excess will form part of the Collateral);

“Excluded Taxes” shall mean, with respect to the recipient (the “Recipient”) of any payment to be made by or on account of any obligation of an Obligor hereunder, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, capital Taxes, and branch profits Taxes, in such case, imposed as a result of (i) the Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office, in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) a present or former connection between the Recipient and the jurisdiction imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Recipient having executed, delivered or performed its obligations or received a payment under, or enforced this Agreement or any other Loan Document), (b) Taxes imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement or changes its lending office, except to the extent that such Lender’s assignor (if any) was entitled, immediately prior to such assignment, to receive additional amounts or indemnification from an Obligor with respect to such Taxes pursuant to Section 12.2, (c) any U.S. federal withholding Taxes imposed under FATCA, (d) Taxes attributable to the Recipient’s failure to comply with Section 12.2.6, and (e) withholding Taxes under Part XIII of the Income Tax Act (Canada) imposed on amounts payable to or for the account of a Recipient as a consequence of the Recipient not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with an Obligor.

“Existing Credit Agreement” has the meaning attributed thereto in the recitals.

“Expropriation” means the expropriation, condemnation or taking by eminent domain or similar authority, or by any proceeding or purchase in lieu or anticipation thereof, of any of the Collateral or any right, title or interest therein by any Governmental Authority (but, for greater certainty, excluding any matter giving rise to an OLG Compensation Payment).

“Fallsview Facility” means the “Fallsview” casino facility located on the lands and premises leased to the Borrower pursuant to the Fallsview Lease, as such facility may be improved or expanded from time to time.

“Fallsview Lands” means the lands and premises described in Part 1 of Schedule B of the COSA.

“Fallsview Lease” means the lease dated as of the Original Closing Date between OLG, as landlord, and the Borrower, as tenant, pursuant to which OLG has agreed to lease to the Borrower: (i) the Fallsview Lands for the purpose of, among other things, operating a casino, a hotel and a retail shopping centre on such Fallsview Lands; and (ii) the Montrose Lands, as such lease may be amended, extended, supplemented, restated, replaced or otherwise modified from time to time in accordance with this Agreement.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight United States federal funds transactions with members of the Federal Reserve System arranged by United States federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions for the preceding Business Day as so published on the succeeding Business Day and (b) if no such rate is so published on such succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Final Maturity Date” means June 10, 2024.

“Fiscal Quarter” means each fiscal quarter of the Borrower ending on June 30, September 30, December 31 and March 31.

“Fixed Charge Coverage Ratio” means, as at any date of determination, the ratio calculated by dividing (a) Consolidated EBITDAM for the applicable Measurement Period minus (i) cash paid Consolidated Income Tax Expense, (ii) Unfunded Capital Expenditures for such period, (iii) Distributions made in cash to the holders of Equity Interests of the Borrower or any Subsidiary, and holders of Subordinated Debt, (iv) Permitted Management and Consulting Fees and (v) other cash outflows to non-arm’s length parties (other than other Obligors) from the Borrower or the Guarantors, all calculated for the Borrower on a consolidated basis for such period, by (b) Consolidated Fixed Charges for such period.

“Fronting Fee” has the meaning ascribed thereto in Section 6.4.2.

“Fund” means any Person (other than a natural person), including without limitation a mutual fund, pooled fund or pension fund, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means (i) initially, generally accepted accounting principles in effect from time to time in Canada and applied on a consistent basis (the “Accounting Principles”) and (ii) upon adoption by the Borrower and the Guarantors of IFRS, IFRS applied on a consistent basis; provided, however, that, in the event of any change in the Accounting Principles from that applied in the preparation of the financial projections of the Borrower most recently delivered on or prior to the Initial Advance Date or any financial statements of the Borrower delivered after the Initial Advance Date, or the Borrower’s adoption of IFRS, that in either case would affect the computation of any financial, ratio, accounting definition or requirement set forth in this Agreement or any other Loan Document, if the Borrower or the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith, each acting reasonably, to amend such financial covenant or requirement to preserve the original intent thereof in light of such change in the Accounting Principles or adoption of IFRS, as applicable; provided, further, that, until so amended as provided in the preceding proviso, (a) such ratio or requirement shall continue to be computed in accordance with the Accounting Principles without regard to such change therein or adoption of IFRS, as applicable, and (b) the Borrower shall furnish to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement, setting forth a reconciliation between calculations of such financial ratio or requirement made before and after giving effect to such change in the Accounting Principles or adoption of IFRS, as applicable.

“Gaming Authority” means any crown corporation, governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over the gaming operations (or proposed gaming operations), business or enterprise of the Borrower or any of its Subsidiaries or any Gaming Facility owned, managed, or operated by Borrower or any of its Subsidiaries (including, without limitation, the AGCO and OLG).

“Gaming Capacity” means, at any time, the maximum number of members of the public permitted by order of the Province of Ontario in the Fallsview Facility and the CN Facility, whether pursuant to the social distancing requirements or an overall limit, expressed as a percentage of the maximum capacity in the Ontario Fire Code at such time (which for purposes of the end of the Closure Period at 12:00am on Friday July 16, 2021 shall be 3,275 members of the public in relation to 11,034 maximum capacity in the case of the Fallsview Facility and 1,784 members of the public in relation to 6,018 maximum capacity in the case of the CN Facility), as updated from time to time for purposes of this Agreement in accordance with Section 3.10.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment, including any casino and property or assets related, ancillary or complementary thereto or used in connection therewith.

“Gaming Laws” means all applicable provisions of all: (a) Applicable Laws governing Gaming Facilities or pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over Gaming Facility activities conducted by the Borrower or any of its Subsidiaries within its jurisdiction; and (b) rules, regulations, codes and ordinances of Gaming Authorities, or orders, decisions, determinations, judgments, awards and decrees of Gaming Authorities, in each case having jurisdiction over Gaming Facility activities conducted by the Borrower and its Subsidiaries within its jurisdiction.

“Governmental Authority” means any government (federal, provincial or municipal), parliament or legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature (including, for greater certainty, any Gaming Authority), or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including, without limitation, any central bank, fiscal or monetary authority or authority regulating banks), having jurisdiction in the relevant circumstances.

“Guarantors” means, collectively, each existing and future direct or indirect Subsidiary of the Borrower, and “Guarantor” means any of them, as applicable. As of the date of this Agreement, CSI is the sole Guarantor.

“Hazardous Substances” means any substance, waste, liquid, gaseous or solid matter, sound, radiation, vibration, fuel, organic or inorganic matter, alone or in any combination which is regulated, listed, prohibited or designated under any applicable Environmental Laws, including as toxic or as a hazardous waste, a hazardous substance, a hazardous material, a deleterious substance, a contaminant or a pollutant, including petroleum or any derivative thereof or toxic mold or regulated radioactive material.

“Hedging Arrangements” means, for any Person, any arrangement or transaction between such Person and any other Person which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of such transactions or arrangements) designed to protect or mitigate against risks in interest, currency exchange or commodity price fluctuations.

“Hedging Obligations” means all indebtedness, liabilities and obligations of any Obligor to a Lender or an Affiliate of a Lender under or in respect of any Hedging Arrangement.

“Holdco” means MGE Niagara Entertainment Holdings Inc., an Ontario corporation, and its permitted successors and assigns.

“Hostile Take-Over” means a take-over bid or other acquisition which has not been approved by the board of directors of the Person to be acquired at the time such acquisition is commenced.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the Chartered Professional Accountants of Canada.

“Impermissible Qualification” means, relative to: (a) the financial statements or notes thereto of any Person; or (b) the opinion or report of any independent auditors as to any financial statement or notes thereto, any qualification or exception to such financial statements, notes, opinion or report, as the case may be, which (i) is of a “going concern” or similar nature, or (ii) relates to any limited scope of examination of material matters relevant to such financial statement, if such limitation results from the refusal or failure of the Person to grant access to necessary information therefor.

“Indemnified Taxes” means Taxes, other than Excluded Taxes.

“Initial Advance Date” means the date on or following satisfaction of the conditions precedent set forth in Section 10.1 on which the initial Advance was made (being the Original Closing Date).

“Initial Retesting Quarter” has the meaning ascribed thereto in Section 9.4.1.1.

“Intellectual Property” means intellectual property rights, whether registered or not, owned, licenced, used or held by any Obligor, including: (a) inventions, pending patent applications (including divisions, reissues, renewals, re-examinations, continuations, continuations-in-part and extensions) and issued patents; (b) trade-marks, trade dress, trade-names, business names and other indicia of origin; (c) copyrights; (d) industrial designs and similar rights; and (e) urls, domain names and tag lines.

“Interest Payment Date” means, in respect of Prime Rate Loans or USBR Loans, the fifth Business Day after the end of each calendar month.

“Interest Period” means, with respect to a LIBOR Loan or a CDOR Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one (1) or three (3) months thereafter (or such other period to which all of the Lenders may from time to time agree) in accordance with the terms hereof; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period will extend beyond the Final Maturity Date.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons in the form of:

(a)	loans or advances by such Person to another Person (including guarantees made by such Person of another Person’s obligations);

(b)	capital contributions by such Person to another Person; and

(c)	purchases or other acquisitions for consideration of Debt or Equity Interests;

but excluding Acquisitions.

“Investor” means Niagara Entertainment Company Limited, a corporation existing under the laws of the Province of Ontario and 100% owned by Dino DiCienzo.

“Investor Rights Agreement” means the investor rights agreement dated June 7, 2019 governing the business and affairs of the Borrower and the Investor’s rights as a creditor of the Borrower pursuant to the Convertible Debenture issued to the Investor and, if applicable, a shareholder of the Borrower following conversion, as amended, restated or replaced from time to time in accordance with this Agreement.

“ISDA Master Agreement” means the 1992 ISDA Master Agreement (Multi-Currency - Cross Border) or the ISDA 2002 Master Agreement (Multi-Currency Cross Border), in each case, as published by the International Swaps and Derivatives Association, Inc., as amended or replaced from time to time.

“Issuing Lender” means BMO or any other Lender agreed upon in such capacity by the Administrative Agent, the Borrower and such Lender, as applicable, from time to time.

“Joint Lead Arrangers” means, collectively, BMO, Fifth Third Bank, National Association and KeyBank National Association in their respective capacities as joint lead arrangers in respect of the Credit Facilities.

“Kent Street Parking Licence” means the licence agreement dated August 10, 2005 between Ontario Infrastructure and Lands Corporation (formerly Ontario Realty Corporation) acting as agent on behalf of Her Majesty the Queen in right of Ontario, as licensor, and OLG, as licensee, as amended by an agreement dated as of March 18, 2015 between Her Majesty the Queen in right of Ontario as represented by the Minister of Infrastructure and OLG, and as such licence may otherwise be amended, extended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“L/C Fee” has the meaning ascribed thereto in Section 6.4.1.

“Landlord Direct Agreement” means a direct agreement or an acknowledgement and consent entered into between the landlord or sublandlord, as applicable, under a Lease, the Borrower and the Administrative Agent granting to the Administrative Agent for and on behalf of the Secured Parties certain rights in respect of the related Lease.

“Leases” means, collectively, (i) the Fallsview Lease, (ii) the CN Lease, (iii) subject to the provisions of Section 9.2.15, the Dorchester Lease, (iv) the NFEC Lease, (v) the Kent Street Parking Licence, and (vi) any other lease from time to time entered into in respect of any Casino Facility pursuant to the COSA.

“Lenders” means the financial institutions and other Persons listed in Schedule A (as such Schedule may be updated from time to time) and any Person that takes an assignment in accordance with Section 14.1 from a Lender, so long as any of the Obligations are owed to them or they have any obligation hereunder, and “Lender” means any one of them.

“Letter of Credit Sub-limit” means $45,000,000.

“Letters of Credit” means letters of credit or letters of guarantee issued by the Issuing Lender pursuant to the Revolving Facility at the request and for the account of the Borrower, and “Letter of Credit” means any one of them.

“LIBOR” means, for any Interest Period with respect to any LIBOR Loan:

(a)

the rate of interest per annum, expressed on the basis of a year of 360 days, determined by the Administrative Agent, which is equal to the offered rate that appears on the page of the Reuters LIBOR01 screen (or any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) that displays the ICE Benchmark Administration Interest Settlement Rate (or equivalent rate from any other organization that may succeed ICE Benchmark Administration Limited as the authorized administrator of LIBOR) for deposits in U.S. dollars with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period, and if different rates are quoted for deposits in varying amounts, in the amount which is closest to such LIBOR Loan; or

(b)

if the rate referenced in the preceding subsection (a) is not available, the rate per annum (rounded upwards, if necessary, to nearest 1/100 of 1%) determined by the Administrative Agent as the rate of interest, expressed on a basis of 360 days at which deposits in U.S. dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term and amount comparable to such Interest Period and principal amount of such LIBOR Loan as would be offered by the Administrative Agent’s London Branch to major banks in the offshore U.S. dollar market at their request at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period, provided that, if the rate determined above shall ever be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Loan” means an Advances in U.S. dollars made by the Lenders to the Borrower with respect to which the Borrower has specified that interest is to be calculated by reference to LIBOR.

“Lien” means, in respect of any Person, any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, hypothecation, title retention arrangement or security interest granted or permitted by such Person or arising by operation of law in respect of any of such Person’s Property, or any consignment or Capital Lease of Property by such Person as consignee or lessee, or any other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or obligation.

“Limited Recourse Guarantors” means, collectively, each existing and future direct holder of Equity Interests or Subordinated Debt in the Borrower, and “Limited Recourse Guarantor” means any of them, as applicable. As of the date of this Agreement, the Limited Recourse Guarantors are Holdco and the Investor.

“Liquidity” means, at any time, the sum of (i) the amount by which the aggregate amount of the Revolver Limit and the Swingline Limit then in effect exceeds the aggregate principal amount of Loans that are outstanding (including the face amount of all Letters of Credit) under the Revolving Facility and the Swingline at such time plus (ii) Unrestricted Cash of the Obligors at such time.

“Liquidity Forecast” means the forecast prepared by a senior officer of the Borrower of the Borrower’s Liquidity determined on a monthly basis for the period from March 2021 to March 2022 attached hereto as Schedule H.

“Loan” means, at any time, the principal amount of all Obligations then outstanding under a Credit Facility pursuant to the same availment option, and:

(a)	in the case of a Bankers’ Acceptance Loan, relating to all Bankers’ Acceptances accepted in respect of a single Borrowing/Rollover/ Conversion Notice; and

(b)	in the case of a Letter of Credit, a Letter of Credit issued pursuant to a single Borrowing/Rollover/Conversion Notice,

and “Loans” means, at any time, all Loans then outstanding under the Credit Facilities at such time.

“Loan Documents” means, collectively, this Agreement, the Security Documents, the Direct Agreements, the Bankers’ Acceptances, the Letters of Credit, the Subordination Agreements, the Supplemental Arrangement Letter, the Original Arrangement Letter, the Agency Fee Letter, the Confirmation of Guarantee and Security and all other agreements, documents, instruments and certificates delivered to the Administrative Agent or the Lenders by any Loan Party in connection with the Credit Facilities, and “Loan Document” means any one of them.

“Loan Parties” means, collectively, the Obligors and the Limited Recourse Guarantors, and “Loan Party” means any of them.

“Material Adverse Change” means any event, development, circumstance or situation that has had a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, liabilities, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries (taken as a whole), (b) the ability of the Borrower to perform its obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Agreements” means, collectively: (a) the COSA; (b) the TAPA; (c) the Leases (other than the Dorchester Lease); (d) the MGE Management Agreement; (e) the CNHI Consulting Agreement; (f) the Convertible Debentures; and (g) any other contract or agreement entered into by an Obligor on or after the Original Closing Date, (i) that replaces or is entered into in substitution of an existing Material Agreement, or (ii) the loss or termination of which would or could reasonably be expected to result in a Material Adverse Effect (but, for greater certainty, excluding the Loan Documents).

“Material Authorization” means, with respect to any Obligor, any approval, permit, licence or similar or equivalent authorization from, and any filing or registration with, any Governmental Authority required by it to own, operate or develop any Casino Facility, or carry on the Business, in each case where the failure to have such approval, permit, licence, authorization, filing or registration would have or could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means the last day of a BA Period (or of a corresponding BA Equivalent Loan), Letter of Credit term or Interest Period, as applicable, which shall in no case extend beyond the Final Maturity Date.

“Measurement Period” means, as of any date of determination, except as otherwise specified herein, the period of four consecutive Fiscal Quarters most recently ended.

“MGE Management Agreement” means the management agreement dated as of June 11, 2019 between the Borrower and the MGE Manager as it may be amended, restated or replaced from time to time in accordance with this Agreement.

“MGE Manager” means MGE Management Inc., in its capacity as the management services provider under the MGE Management Agreement.

“MGE Manager Direct Agreement” means the direct agreement between the MGE Manager, the Borrower and the Administrative Agent, acknowledging the assignment by way of security of the Borrower’s rights in the MGE Management Agreement in favour of the Administrative Agent, and certain rights of the Administrative Agent therein.

“Monitoring Event of Default” means has the meaning ascribed thereto in the COSA.

“Montrose Lands” means the lands and premises described in Part 3 of Schedule B of the COSA.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the ratings business thereof.

“Net Proceeds” means any one or more of the following:

(a)

with respect to any Disposition of Property by any Obligor or any Expropriation of the Property of any Obligor, the net amount equal to the aggregate amount received in cash by such Obligor (including any cash received by way of deferred payment pursuant to a note, receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Disposition or Expropriation, less the sum of (i) the principal amount of any Debt (other than Debt under the Loan Documents, Debt owing to another Obligor or Subordinated Debt) that is secured by such Property and that is required to be repaid in connection with such Disposition or Expropriation, and (ii) the reasonable fees (including, without limitation, reasonable legal fees), commissions and other out-of-pocket expenses and Taxes incurred, paid or payable by such Obligor to any Person (other than an Affiliate) in connection with such Disposition or Expropriation;

(b)

with respect to the issuance or creation of Debt of any Obligor, the net amount equal to the aggregate amount received in cash by such Obligor (including any cash received by way of deferred advance, installment or payment but only as and when such cash is so received) in connection with such issuance or creation, less the reasonable fees (including without limitation, reasonable legal fees, investment banking fees, accounting fees and consulting fees), commissions, printing costs and other out-of-pocket expenses incurred, paid or payable by such Obligor to any Person (other than an Affiliate) in connection with such issuance or creation;

(c)

with respect to the receipt of proceeds under any insurance policy (other than business interruption insurance), the net amount equal to the aggregate amount received by any Obligor in cash in connection with such receipt of insurance proceeds, less the reasonable fees (including without limitation reasonable legal fees), costs, deductibles and other out-of-pocket expenses and Taxes incurred, paid or payable by such Obligor to any Person (other than an Affiliate) in connection with the claim under the insurance policy giving rise to such proceeds; and

(d)

with respect to the receipt of OLG Compensation Payments, the net amount equal to the aggregate amount received by any Obligor in cash in connection with such receipt of compensation, less the reasonable fees (including without limitation reasonable legal fees), costs, deductibles and other out-of-pocket expenses and Taxes incurred, paid or payable by such Obligor to any Person (other than an Affiliate) in connection with such OLG Compensation Payments.

“NFEC Facility” means the entertainment facility located on the lands and premises leased by Borrower pursuant to the NFEC Lease, as such facility may be improved or expanded from time to time.

“NFEC Landlord” means Niagara Falls Entertainment Partners General Partnership, and the successors and assigns thereof.

“NFEC Lease” means the lease entitled “Niagara Falls Entertainment Centre (Offsite) Lease Agreement” dated as of August 3, 2017 between NFEC Landlord, as landlord, and the NFEC Tenant, as tenant, pursuant to which the NFEC Landlord has agreed to lease the NFEC Facility to the NFEC Tenant, as amended by an amending agreement entitled “Omnibus Niagara Falls Entertainment Centre Lease Amendment Agreement” dated August 23, 2018 between NFEC Landlord and the NFEC Tenant, as such lease has been otherwise amended, extended, supplemented and/or otherwise modified from time to time, and as such lease was assigned to and assumed by the Borrower on the NFEC Lease Assignment Date pursuant to the TAPA.

“NFEC Lease Assignment Date” means August 19, 2020.

“NFEC Tenant” means the “Tenant” under and as defined in the NFEC Lease which, as of the Original Closing Date, was OLG and, from after the NFEC Lease Assignment Date, is the Borrower.

“Non-BA Lender” means a Lender that (a) is not a bank chartered under the Bank Act (Canada); or (b) has notified the Administrative Agent in writing that it is unwilling or unable to accept bankers’ acceptance drafts.

“Obligations” means (a) in respect of the Borrower, all indebtedness, liabilities and other obligations of the Borrower to the Lenders or any of them arising hereunder and under any other Loan Document to which it is a party, and (b) in respect of any other Loan Party, all indebtedness, liabilities and other obligations of such Loan Party under any Loan Document to which such Loan Party is a party, in each case, direct or indirect, matured or not.

“Obligors” means, collectively, the Borrower and the Guarantors (but, for greater certainty, not the Limited Recourse Guarantors).

“OLG” means Ontario Lottery and Gaming Corporation.

“OLG Compensation Payment” means any compensation payment made by OLG to the Borrower on account of (i) “Protected Change Compensation” pursuant to Article 3 or Article 15 of the COSA, (ii) “Prescribed Policy Change Compensation” pursuant to Article 7 of the COSA, (iii) “Change in Law Compensation” pursuant to Section 26.05 of the COSA, or (iv) Section 12.2 of the TAPA, and in each case any successor or equivalent provisions under the COSA as amended, restated or replaced from time to time.

“OLG Direct Agreement” means the Amended and Restated Lender Direct Agreement dated as of August 19, 2020 between OLG and the Administrative Agent, as acknowledged and agreed to by the Borrower, granting the Administrative Agent for and on behalf of the Lenders certain rights in respect of the COSA and the Leases.

“OLG Letter of Credit” means the Letter of Credit dated as of June 11, 2019 issued by BMO in favour of OLG in the amount of $35,000,000 in satisfaction of the requirement to provide “Performance Security” pursuant to Article 18 of the COSA and deemed to be outstanding hereunder pursuant to Section 5.1.2, as amended, extended or replaced from time to time.

“OLG Policies” has the meaning attributed thereto in the COSA.

“OLG Provision” means the net cash receipts received by the Borrower and the other Obligors from OLG relating to the subsidy of casino and gaming operating expenses during any Closure Period.

“Ontario Fire Code” means the Ontario Fire Code, O. Reg. 213/07, as amended or replaced from time to time.

“Operating Year” means the Operating Year of the Borrower as defined in the COSA, being each period commencing on April 1 of a calendar year and ending on March 31 of the immediately following calendar year; provided, however, that the first Operating Year was the period commencing on the Original Closing Date and ending on March 31, 2020.

“Original Arrangement Letter” means the arrangement letter dated as of May 13, 2019 between the Borrower, the Sponsor and BMO.

“Original Closing Date” means June 10, 2019.

“Overnight Rate” means for any day, and from time to time as in effect, the greater of (a) the Bank of Canada overnight rate; and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning ascribed thereto in Section 14.4.

“Pension Plan” means each pension plan required to be registered under Canadian federal or provincial pension benefits standards legislation that is maintained or contributed to by an Obligor for its employees or former employees, officers, directors or independent contractors, but does not include the Canada Pension Plan or the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively.

“Permitted Debt” means:

(a)	Debt under this Agreement and the other Loan Documents (including Contingent Obligations in respect thereof) and Cash Management Obligations;

(b)

Debt in respect of Purchase Money Security Interests and Capital Leases, in an aggregate principal amount outstanding (in combination with any Debt outstanding pursuant to clause (i) below) at any time not in excess of $20,000,000;

(c)	Permitted Intercompany Debt;

(d)	Debt in respect of Hedging Arrangements permitted by Section 9.3.8 entered into with a Lender or an Affiliate of a Lender;

(e)	unsecured guarantees by any Obligor of any Debt or other liabilities or obligations of another Obligor;

(f)	Subordinated Debt (including the Convertible Debentures);

(g)

Debt consisting of reimbursement obligations of any Obligor with respect to performance, bid, completion, surety and appeal bonds, completion guarantees and similar obligations in the ordinary course of business;

(h)	obligations and liabilities of the Obligors under the TAPA and/or COSA to the extent such obligations and liabilities constitute Debt;

(i)	other Debt in an aggregate principal amount outstanding (in combination with any Debt outstanding pursuant to clause (b) above) at any time for all Obligors not in excess of $20,000,000; and

(j)	other Debt consented to in writing by the Required Lenders from time to time.

“Permitted Dispositions” means:

(a)	Dispositions of inventory in the ordinary course of business for the purpose of carrying on the Business;

(b)	any Disposition of Property from an Obligor to another Obligor;

(c)	the sale or liquidation of Cash Equivalents in the ordinary course of business;

(d)	Dispositions of Property which is obsolete, worn out, redundant or of no material economic value;

(e)	Dispositions of gaming machines and other gaming equipment in the ordinary course of business;

(f)

Dispositions of Property (other than any Disposition referenced in clauses (a) through (e) of this definition) in each Operating Year for fair market value resulting in consideration received for such Property of not more than $1,000,000 in the aggregate for all such Dispositions by Obligors during such Operating Year, provided the Net Proceeds thereof are applied in accordance with this Agreement, if applicable.

“Permitted Distributions” means:

(a)	Distributions by an Obligor to another Obligor;

(b)

Distributions in the form of (i) scheduled interest payments to the extent required to be paid in cash by the terms of the Convertible Debentures as in effect on the date of issuance thereof, but only to the extent consented to by all of the Lenders following a written request therefor by the Borrower or (ii) Conversions of any Convertible Debentures into Equity Interests of the Borrower in accordance with their terms; and

(c)	the payment of Permitted Management and Consulting Fees and other Distributions so long as the following conditions are satisfied unless otherwise agreed to by the Required Lenders:

(i)	the Administrative Agent has received the financial statements and related Compliance Certificate(s) pursuant to Section 9.1.1.1, Section 9.1.1.2 or Section 9.1.1.5, as applicable:

(A)	in respect of four full consecutive Fiscal Quarters after the Second Closing Date reporting compliance with the maximum Total Leverage Ratio; and

(B)	in respect of the two most recent consecutive Fiscal Quarters, reporting a Total Leverage Ratio of less than 3.00 to 1.00,

it being acknowledged that the conditions set out in subclauses (c)(i)(A) and (c)(i)(B) above need only be satisfied once and can be satisfied contemporanously and once satisfied will no longer apply;

(ii)

with respect to the payment of Permitted Management and Consulting Fees, the Borrower will be in compliance with the financial covenants then in effect in Section 9.4 on a pro forma basis after giving effect to the proposed Distribution and any related Advances to finance the same; and

(iii)

with respect to other Distributions, the Total Leverage Ratio will, on a pro forma basis after giving effect to the proposed Distribution and any related Advances to finance the same, continue to be less than 3.00 to 1.00;

provided that, in each case, no Default or Event of Default shall have occurred and be continuing immediately before and immediately after giving effect to any such Distribution.

“Permitted Hedging Arrangements” means Hedging Arrangements:

(a)	solely with a Lender or an Affiliate of a Lender;

(b)	entered into in the normal course of business and not for speculative purposes;

(c)	which hedge either (i) foreign exchange risk (pursuant to caps, collars, floors or the purchase of options) or (ii) interest rate risk pursuant to interest rate swaps; and

(d)	which are governed by an ISDA Master Agreement and schedules thereto in customary form.

“Permitted Intercompany Debt” means unsecured Debt owing by an Obligor to any other Obligor.

“Permitted Investments” means:

(a)	Investments by an Obligor in another Obligor;

(b)	guarantees of the Secured Obligations delivered in accordance with the terms of this Agreement;

(c)	Investments in cash or Cash Equivalents;

(d)	Investments constituting guarantees permitted by clause (e) of the definition of “Permitted Debt”;

(e)

the acquisition or ownership of Investments (including obligations evidencing Debt) received in connection with the settlement of accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or in settlement of delinquent obligations of, and other disputes with, suppliers arising in the ordinary course of business;

(f)	unsecured loans to officers and employees made in the ordinary course of business to a maximum aggregate amount not to exceed $500,000 at any time outstanding; and

(g)	Casino Patron Loans made in the ordinary course of business and in compliance with all OLG Policies and requirements of Applicable Laws.

“Permitted Liens” means:

(a)

Liens for Taxes, assessments, governmental charges or levies which are not yet due or if due, the validity of which are being contested diligently and in good faith by all appropriate proceedings, and for which reasonable reserves under GAAP are maintained, so long as, during the period of such contestation, there shall be no enforcement of such Liens or seizure or forfeiture of any Property of any Obligor subject thereto;

(b)

any construction lien, workers’ lien, materialmens’ lien, mechanics’ lien, salvager’s lien, supplier’s lien, repairer’s lien (including liens arising under the Construction Lien Act (Ontario) or Repair & Storage Liens Act (Ontario)), or other like liens created by Applicable Law (in contrast to such liens voluntarily granted), arising in connection with or incidental to construction or maintenance in the ordinary course of business, in respect of obligations which are not yet due, or if due, the validity of which are being contested diligently and in good faith by all appropriate proceedings, and for which reasonable reserves under GAAP are maintained, so long as, during the period of such contestation there shall be no enforcement of such Liens or seizure or forfeiture of any Property of any Obligor subject thereto;

(c)

Liens given in the ordinary course of business to a public utility or any municipality or Governmental Authority when required by such utility or Governmental Authority in connection with the operation of the Business or the ownership of the Property of that Person;

(d)	the Security;

(e)

Purchase Money Security Interests and Capital Leases, to the extent they secure Debt permitted pursuant to clause (b) of the definition of “Permitted Debt”; provided that such Liens extend only to the Property acquired or financed thereby (including the proceeds of such Property) and no recourse is available to any other assets of any Obligor;

(f)

the rights reserved to or vested in Governmental Authorities by any statutory provision or by the terms of any lease, license, franchise, grant or permit, which affect any land, to terminate any such lease, license, franchise, grant or permit or to require annual or other payments as a condition of the continuance thereof;

(g)

servitudes, easements, rights-of-way, restrictive covenants and other similar encumbrances on or interests in real property imposed by Applicable Law or incurred in the ordinary course of business and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor defects, imperfections, encroachments or irregularities in title thereto which, in the aggregate, are not material, and which do not in any case (i) materially detract from the value of the property subject thereto, or (ii) materially interfere with the use of the real property subject thereto in the Business;

(h)

Liens in favour of a financial depositary institution arising (i) as a matter of Applicable Law or (ii) to the extent that no funds are subject to a present and enforceable claim thereunder, under account establishment or maintenance agreements entered into the ordinary course of business, in each case, encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(i)

Liens securing appeal bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law, letters of credit and posted costs to vacate a construction lien claim) or any other instruments serving a similar purpose;

(j)

Liens created by a judgment of a court of competent jurisdiction, as long as an appeal or proceeding for review is being conducted in good faith by appropriate proceedings by the applicable Obligor, reasonable reserves under GAAP are maintained and such judgment does not result in an Event of Default;

(k)

liens, encumbrances or other restrictions in site plan control agreements, development agreements, servicing agreements, facilities sharing agreements or other similar agreements which do not materially interfere with the use of the real property subject thereto for the purposes for which it is used by the applicable Obligor;

(l)

pledges or deposits (or Liens on segregated deposits established for such purposes) in the ordinary course of business in connection with workers’ compensation laws, unemployment insurance laws, and other social security or social insurance laws or other similar obligations;

(m)	conditions, limitations, provisos or reservations set out in any grant from any Governmental Authority;

(n)

Liens which constitute distraint rights in favour of landlords in respect of any leased or subleased premises by the Obligors, provided that such Liens are limited to the Property located at such premises;

(o)

Liens affecting a landlord’s freehold interest in any Casino Locations, provided that they are subordinate to the applicable Lease or a non-disturbance agreement satisfactory to the Administrative Agent has been entered into by the lienholders in respect of the applicable Leases;

(p)

provided they are subject to the OLG Direct Agreement, prior ranking Liens in respect of the Leases, Property (including proceeds thereof) subject to the Asset Purchase Obligation (including the Asset Purchase Assets) (each as defined in the COSA), Property (including proceeds thereof) subject to the Asset Purchase Option (including the Option Assets) (each as defined in the COSA), and the Performance Security (as defined in the COSA), all in favour of OLG pursuant to the terms of the COSA;

(q)	statutory Liens under applicable Canadian federal or provincial pension benefits standards legislation;

(r)	any Lien disclosed in Schedule 8.1.13;

(s)	such other Liens as are agreed to in writing by the Required Lenders in accordance with this Agreement; and

(t)

any extension, renewal or replacement of any of the foregoing; provided that the Liens permitted hereunder shall not extend to any additional Property of an Obligor (other than a substitution of like Property).

“Permitted Management and Consulting Fees” means, collectively, the management fees payable by the Borrower to the MGE Manager pursuant to the MGE Management Agreement and the consulting fees payable by the Borrower to the CNHI Consultant pursuant to the CNHI Consulting Agreement, in an amount not exceeding, in each case, the amount required by the terms of the applicable Material Agreement as in effect on the Original Closing Date and, in any event, not exceeding an aggregate maximum amount for all such management fees and consulting fees of $10,000,000 per Operating Year, unless otherwise approved by all of the Lenders, provided that: (i) no such management fees or consulting fees will be paid during the Operating Year ending March 31, 2020; (ii) for all subsequent Operating Years following the delivery of the audited financial statements and related Compliance Certificate pursuant to Section 9.1.1.3(a) for the previous Operating Year, management fees and consulting fees can be paid as scheduled under the applicable Material Agreements as in effect on the Original Closing Date and in an amount which (in the case of the management fees) is based on the audited financial results for such previous Operating Year.

“Person” means any individual, corporation, company, partnership, unincorporated association, trust, joint venture, estate or other judicial entity or any Governmental Authority.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the Administrative Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Pricing Date” means, for any Fiscal Quarter, the fifth Business Day after the date on which the Administrative Agent receives the relevant Compliance Certificate calculating the Total Leverage Ratio.

“Prime Rate” on any day means the fluctuating rate per annum that is the greater of:

(a)	the interest rate announced or established by the Administrative Agent on such day as its prime rate, being a reference rate for commercial loans in Canadian dollars made in Canada; and

(b)	the CDOR Rate for 30 day bankers’ acceptances determined as of 10:00 a.m. (Toronto time) on such day, plus 1.00% per annum;

adjusted automatically with each quoted, published or displayed change in such rate, all without necessity of any notice to the Borrower or any other Person, provided that, if the rate determined above shall ever be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Prime Rate due to the change in “prime rate” or the CDOR rate shall be effective on the effective date of such announcement or such change in the CDOR rate, as applicable.

“Prime Rate Loan” means, at any time, any Loan which is outstanding at such time and in respect of which interest is to be calculated based on the Prime Rate and “Prime Rate Loans” means, at any time, all such Loans at such time.

“Property” means, with respect to any Person, all or any portion of its undertaking, property and assets, both real and personal, including for greater certainty any share in the capital of a corporation or ownership interest in any other Person (but, for greater certainty, excluding assets leased by it other than its interest as lessee therein).

“Purchase Money Security Interest” means a Lien created or assumed by an Obligor, securing Debt incurred to finance (or refinance) the acquisition price (including any installation costs or costs of construction) of Property provided that (a) such Lien is created (or in the case of a refinancing was originally created) substantially concurrently with (or within 180 days of) the acquisition of such Property, (b) such Lien does not at any time encumber any Property other than the Property financed or refinanced (to the extent the principal amount is not increased) by such Debt and (c) the principal amount of Debt secured by any such Lien at no time exceeds 100% of the original purchase price of such Property at the time it was acquired.

“Purchase Transaction” means the acquisition by the Borrower of the assets of the Business from OLG more particularly described in, and on the terms and conditions set out in, the TAPA.

“Quarterly Payment Date” means the last Business Day of March, June, September and December of each year beginning on September 30, 2019, and shall be deemed to include the Final Maturity Date.

“Rateable Portion” means, in respect of each Lender at any time, the proportion that (a) its Revolving Facility Commitment at such time bears to the Aggregate Revolving Facility Commitment at such time, (b) its Term Facility Commitment at such time bears to the Aggregate Term Facility Commitment at such time, or (c) its Commitment at such time bears to the Aggregate Commitment at such time, as the context requires, and the terms “rateable” and “rateably” shall have the corresponding meanings.

“Recipient” has the meaning ascribed thereto in the definition of “Excluded Taxes”.

“Release” includes discharge, dispose, spray, inject, inoculate, abandon, deposit, spill, leak, seep, migrate, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning.

“Remedial Work” shall mean any investigation, site monitoring, containment, cleanup, removal, restoration, precautionary actions or other remedial work of any kind or nature with respect to the actual or threatened Release of any Hazardous Substances.

“Repair Conditions” means, in respect of any event of loss giving rise to casualty insurance proceeds, (a) the Lenders will have received a repair and restoration plan and budget demonstrating to their reasonable satisfaction, acting reasonably, that repair or restoration of the applicable Casino Facility in accordance with such plan is technically and economically feasible prior to the Final Maturity Date, (b) the applicable insurance proceeds and other funding available to the Borrower is sufficient to complete such repair and restoration, and (c) no Material Adverse Change would result from the event of loss giving rise to the insurance proceeds or from the passage of time required for the repair and restoration of the applicable Casino Facility.

“Repayment Notice” means a notice substantially in the form of Schedule D.

“Replacement Lender” has the meaning ascribed thereto in Section 14.6.1.1.

“Required Lenders” means, at any time, (a) Lenders whose Commitments at such time, taken together, are greater than 66 2⁄3% of the Aggregate Commitment at such time, and (b) after the occurrence of an Event of Default which is continuing, the Lenders which have Loans outstanding under the Credit Facilities representing greater than 66 2⁄3% of the aggregate amount of Loans outstanding under the Credit Facilities; provided, however, that (i) if at any time there are two or fewer Lenders under this Agreement, “Required Lenders” shall mean all such Lenders, and (ii) at any time there are three or more Lenders under this Agreement, “Required Lenders” shall require a minimum of three Lenders.

“Revolver Limit”, at any time, is equal to the amount referred to under the column entitled “Revolver Limit” in the chart below that corresponds to the then current Gaming Capacity, as updated from time to time in accordance with Section 3.10, provided however, that the Revolver Limit will in no event exceed the Revolving Facility Commitment.

Gaming Capacity	Revolver Limit
0 < 20%	$90,000,000
20% < 40%	$112,500,000
40% < 60%	$135,000,000
60% - 100%	$180,000,000

If at any time Gaming Capacity is reduced, and the Revolver Limit is correspondingly reduced to an amount which is less than the principal amount then outstanding under the Revolving Facility, the Revolver Limit shall be deemed to be equal to the Revolver Limit at the lowest level set out above which accommodates the principal amount then outstanding under the Revolving Facility.

“Revolving Facility” has the meaning ascribed thereto in Section 2.1.1.

“Revolving Facility Commitment” means, with respect to each Revolving Lender at any time, the amount set forth opposite the name of such Revolving Lender in Schedule A (as such Schedule may be updated from time to time) under the column “Revolving Facility Commitment Syndicated Pro-Rata”, in each case, subject to such Revolving Lender’s Rateable Portion of all reductions effected from time to time pursuant to Sections 2.5.2, 2.7, 12.3 or 14.6.

“Revolving Lender” means a Lender that has a Revolving Facility Commitment or an Advance outstanding under the Revolving Facility, or both.

“Rollover” means, in respect of a Bankers’ Acceptance Loan, LIBOR Loan or CDOR Loan, the continuation of such Loan or any portion thereof for a succeeding BA Period or Interest Period in accordance with the provisions hereof.

“Rollover Date” means, in respect of a Bankers’ Acceptance Loan, LIBOR Loan or CDOR Loan, a Business Day on which a Rollover of all or a portion thereof is made.

“Sale-Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement pursuant to which such Person (or one or more of its Affiliates) transfers or causes the transfer of any Property to another Person and leases such Property back from such Person.

“Sanctioned Person” means any Person, vessel, group, government, or country whose name is included on a list issued in connection with Sanctions Regulations, including any Person on the list of Specially Designated Nationals published by the Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

“Sanctions Regulations” means any sanction laws and regulations issued or imposed by Canada, the United States of America, the European Union, the United Nations or any other applicable country or association of countries, including regulations and executive orders issued by the Office of Foreign Asset Control.

“Schedule I Lender” means a bank which is chartered under the Bank Act (Canada) and named in Schedule I thereto.

“Second Closing Date” means July 14, 2021.

“Secured Obligations” means, collectively, the Obligations, the Hedging Obligations and the Cash Management Obligations or, as the context requires, any part thereof.

“Secured Parties” means, collectively, the Administrative Agent, all Lenders (including the Issuing Lender and the Swingline Lender) and, with respect to any Hedging

Arrangement, any Affiliate of a Lender party to such Hedging Arrangement, together with any Persons owed Hedging Obligations or Cash Management Obligations who previously were Lenders or Affiliates thereof to the extent provided for in Section 7.5.

“Security” means the Liens created by the Security Documents.

“Security Documents” means, collectively, the agreements described in Sections 7.1 and any other document or agreement delivered hereunder, including, without limitation, pursuant to Section 7.2, that create either a guarantee of the Secured Obligations or Liens in favour of the Administrative Agent for and on behalf of the Secured Parties as security for the Secured Obligations.

“Sponsor” means Mohegan Tribal Gaming Authority, a governmental and proprietary instrumentality of the Mohegan Tribe of Indians of Connecticut.

“Standard & Poors” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the ratings business thereof.

“Subordinated Debt” means (i) the Convertible Debentures and (ii) any other unsecured indebtedness of the Borrower for borrowed money advanced to the Borrower by the Sponsor or an Affiliate thereof or the Investor or an Affiliate thereof which is (a) subject to a Subordination Agreement and (b) otherwise on terms satisfactory to the Required Lenders in their sole discretion.

“Subordination Agreement” means an agreement in favour of the Administrative Agent on behalf of the Lenders by a holder of Debt owing by an Obligor which expressly postpones and subordinates such Debt to the Secured Obligations in accordance with the form set out in Schedule G hereto, or such other form as may be acceptable to the Required Lenders in their sole discretion, which terms shall, without limitation: (a) prohibit any payment of principal or interest on such Debt in cash so long as any Secured Obligations remain outstanding or Advances are available under any Credit Facility, other than Permitted Distributions; (b) prohibit any rights of acceleration or enforcement on such Debt while any Secured Obligations are outstanding or Advances are available under any Credit Facility; and (c) provide that the maturity date of any such loans is a date no less than one year after the Final Maturity Date.

“Subsidiary” means, at any time, as to any Person, any other Person, if at such time (a) the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such other Person, or (b) in the case of any general partnership or trust, the first mentioned Person owns directly or indirectly more than a 50% interest in the profits or capital of such other Person, or (c) in the case of a limited partnership, the first mentioned Person owns, directly or indirectly, securities or other ownership interests in the Person which is the general partner of such other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such general partner, and shall include any other Person in like relationship to a Subsidiary of such first mentioned Person.

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of the Borrower.

“Supplemental Arrangement Letter” means the supplemental arrangement letter dated as of the Second Closing Date between the Borrower and BMO, which supplements the Original Arrangement Letter.

“Suspension Event of Default” means has the meaning ascribed thereto in the COSA.

“Swingline” means the overdraft facility made available by the Swingline Lender to the Borrower (as a carveout of the Revolving Facility) in the amount of the Swingline Commitment pursuant to Section 2.8.5.

“Swingline Commitment” means the amount set forth on Schedule A under the column “Swingline Commitment”.

“Swingline Lender” means BMO, or any other Lender agreed upon in such capacity by the Administrative Agent, the Borrower and such new Lender.

“Swingline Limit”, at any time, is equal to the amount referred to under the column entitled “Swingline Limit” in the chart below that corresponds to the then current Gaming Capacity, as updated from time to time in accordance with Section 3.10, provided however, that the Swingline Limit will in no event exceed the Swingline Commitment.

Gaming Capacity	Swingline Limit
0 < 20%	$10,000,000
20% < 40%	$12,500,000
40% < 60%	$15,000,000
60% - 100%	$20,000,000

If at any time Gaming Capacity is reduced, and the Swingline Limit is correspondingly reduced to an amount which is less than the principal amount then outstanding under the Swingline, the Swingline Limit shall be deemed to be equal to the Swingline Limit at the lowest level set out above which accommodates the principal amount then outstanding under the Swingline.

“Swingline Loan” means, at any time, any Prime Rate Loan or USBR Loan funded by the Swingline Lender under the Swingline until such Loan is repaid by the Borrower or settled among the Lenders pursuant to Section 2.8.5.

“TAPA” means the Amended and Restated Transition and Asset Purchase Agreement dated as of May 1, 2019 between, OLG, the Borrower and Ontario Gaming Assets Corporation, as amended by a first amendment agreement dated June 6, 2019, a second amendment agreement dated June 7, 2019 and a consent agreement dated June 7, 2019 between, among others, the Borrower, the Sponsor, MGE Manager and OLG.

“Taxes” means all taxes of any kind or nature whatsoever including, without limitation, income taxes, sales or value-added taxes, levies in the nature of taxes, stamp taxes, duties, and all deductions and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Authority of or within Canada or any other jurisdiction whatsoever having power to tax, together with interest, additions to tax and penalties applicable thereto.

“Term Facility” has the meaning ascribed thereto in Section 2.2.1.

“Term Facility Commitment” means, with respect to each Term Lender at any time, the amount set forth opposite the name of such Term Lender in Schedule A (as such Schedule may be updated from time to time) under the column “Term Facility Commitment”, in each case, subject to such Term Lender’s Rateable Portion of all reductions effected from time to time pursuant to Sections 2.5.2, 2.7, 12.3 or 14.6.

“Term Lender” means a Lender that has a Term Facility Commitment, an Advance outstanding under the Term Facility, or both.

“Termination Event of Default” has the meaning ascribed thereto in the COSA.

“Title Insurer” means, collectively, FCT Insurance Company Ltd. and First American Title Insurance Company.

“Total Debt” means, at any time, the aggregate amount of all Debt of the Obligors as of such time, determined without duplication on a consolidated basis in accordance with GAAP, but excluding the Convertible Debentures and any other Subordinated Debt.

“Total Leverage Ratio” means, as at any date of determination, the ratio calculated by dividing Total Debt as of such date by Consolidated EBITDAM for the applicable Measurement Period.

“Undrawn Fee” means from and after the date hereof until the end of the Initial Retesting Quarter, the rate per annum referred to in Level 5 under the column “Undrawn Fee” in Schedule B, and from and after the end of the Initial Retesting Quarter, for any day, the rate per annum referred to under the column “Undrawn Fee” as set forth in Schedule B corresponding to the Total Leverage Ratio (as reported on pursuant to the most recent Compliance Certificate delivered pursuant to Section 9.1.1.3) at such time. Notwithstanding the foregoing, during a Closure Period, the Undrawn Fee shall be the rate per annum referred to in Level 5 under the column “Undrawn Fee” in Schedule B.

“Unfunded Capital Expenditures” means for any period, Capital Expenditures for such period, net of any proceeds of (i) Permitted Debt used to finance such expenditures (other than Advances under the Credit Facilities), (ii) Permitted Dispositions of capital assets used to finance such expenditures, and (iii) issuances of Equity Interests or Subordinated Debt of the Borrower used to finance such expenditures.

“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents held by the Obligors which is subject to a valid Lien under the Security Documents and not otherwise subject to any Lien or restriction which would restrict the use thereof by the Obligors and, for greater certainty, “Unrestricted Cash” includes Cage Cash.

“USBR Loan” means an Advance in U.S. dollars on which interest is calculated by reference to the U.S. Base Rate.

“U.S. Base Rate” means the greater of:

(a)

the rate of interest per annum in effect for such day as publicly announced by the Administrative Agent in Canada from time to time as the reference rate of interest for commercial loans in U.S. dollars to its Canadian borrowers, with each change thereto effective on the date of said corporate base rate change specified in such announcement; and

(b)	the Federal Funds Rate plus 0.50% per annum;

“U.S. dollars” or “USD” each mean lawful currency of the United States of America.

Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings in this Section 1.1 when used in any certificate or other document made or delivered pursuant hereto.

1.2	Gender and Number

Words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3	Certificate of the Administrative Agent as to Rates, etc.

A certificate of the Administrative Agent on behalf of the Lenders certifying the amount of the Applicable Margin, the Discount Rate, the Prime Rate, LIBOR, the CDOR Rate, the U.S. Base Rate, the Acceptance Fee or the L/C Fee at any particular time in respect of any Loan made or maintained or to be made or maintained by the Lenders or any of them hereunder, or of any calculation hereunder, shall be binding and conclusive for all purposes, absent manifest error. No provision hereof shall be construed so as to require the Administrative Agent or any Lender to issue a certificate at any particular time, unless requested to do so by the Borrower to provide evidence of such amount or calculation.

1.4	Interest Provisions

1.4.1    All computations in respect of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to Section 6.2 and a year of 365 (or a year of 366 days in the case of a leap year), or 360 days in the case of a LIBOR Loan.

1.4.2    All computations in respect of undrawn fees or any other fees payable under any Loan Document shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, taking into account the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.

1.4.3    (i) For purposes of the Interest Act (Canada), whenever any interest or fee under this Agreement is calculated using a rate based on a number of days less than a full calendar year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or calculated) ends, and (z) divided by such lesser number of days comprising such calculation basis; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

1.4.4    No provision of this Agreement shall have the effect of requiring the Borrower to pay interest (as such term is defined in section 347 of the Criminal Code (Canada)) at a rate in excess of 60% per annum, taking into account all other amounts which must be taken into account for the purpose thereof and, to such extent, the Borrower’s obligation to pay interest hereunder shall be so limited.

1.5	Headings, etc.

The division of a Loan Document into Articles, Sections and clauses, the inclusion of a cover page and a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of such Loan Document.

1.6	References

Except as otherwise specifically provided: (i) references in any Loan Document to any contract, agreement or any other instrument shall be deemed to include references to the same as varied, amended, restated, supplemented or replaced from time to time (in accordance with this Agreement, where applicable); (ii) references in any Loan Document to any enactment, including without limitation, any statute, law, by-law, regulation, ordinance or order, shall be deemed to include references to such enactment as re-enacted, amended or extended from time to time; (iii) references to any Person will, unless otherwise specified, include such Person’s successors and permitted assigns, and (iv) the terms “including” or “includes” mean “including without limitation” and “includes without limitation”, respectively.

1.7	Currency

Except as otherwise specifically provided herein, all monetary amounts in this Agreement are stated in Canadian dollars.

1.8	Permitted Liens

Notwithstanding anything to the contrary contained herein (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Lien), nothing herein shall be construed as or deemed to constitute a subordination by the Administrative Agent of any Security in favour of any other Lien or Permitted Lien or any holder of any Lien or Permitted Lien, except where expressly agreed in writing pursuant to an agreement with the holder of such Lien, including without limitation, OLG pursuant to the OLG Direct Agreement.

1.9	Accounting Principles

Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any other Loan Document, such determination, consolidation or other computation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with GAAP.

1.10	Determination of Amount of Loans

For the purpose of determining the amount of Loans or of any Loan at any time, (a) there shall be deemed to be outstanding and advanced in addition to amounts outstanding and directly advanced, without duplication and without affecting other provisions hereof regarding the basis for the calculation of interest or fees, (i) the face amount of all Bankers’ Acceptances then outstanding, and (ii) the maximum amount of all contingent liabilities of the Lenders pursuant to Letters of Credit then outstanding, and (b) all amounts outstanding in U.S. dollars will be converted into to the Equivalent Amount of Canadian dollars.

1.11	Computation of Time Periods

Except as otherwise specifically provided herein, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

1.12	Actions on Days Other Than Business Days

Except as otherwise specifically provided herein, where any payment is required to be made or any other action is required to be taken on a particular day and such day is not a Business Day and, as a result, such payment cannot be made or action cannot be taken on such day, then this Agreement shall be deemed to provide that such payment shall be made or such action shall be taken on the first Business Day after such day. If the payment of any amount is deferred for any period under this Section 1.12, then such period shall, unless otherwise provided herein, be included for purposes of the computation of any interest or fees payable hereunder.

1.13	Incorporation of Schedules

The following Schedules annexed hereto shall, for all purposes hereof, form part of this Agreement:

Schedule A	–	Commitments

Schedule B	–	Applicable Margins/Undrawn Fees

Schedule C	–	Borrowing/Rollover/Conversion Notice

Schedule D	–	Repayment Notice

Schedule E	–	Compliance Certificate

Schedule F	–	Form of Assignment and Assumption

Schedule G	–	Form of Subordination Agreement

Schedule H	–	Liquidity Forecast

Schedule 2.6.3	–	Repayment Schedule for the Term Facility

Schedule 8.1.9	–	Litigation

Schedule 8.1.11	–	Corporate Structure

Schedule 8.1.12	–	Jurisdictions, Locations of Collateral

Schedule 8.1.13	–	Permitted Liens

Schedule 8.1.15	–	Environmental Matters

Schedule 8.1.22	–	Material Authorizations

Schedule 8.1.23	–	Material Agreements

Schedule 8.1.24	–	Real Property

Schedule 8.1.25	–	Benefit Plans

Schedule 8.1.26	–	Labour and Employment Matters

Schedule 8.1.31	–	Excluded Accounts

Schedule 9.2.15	–	Form of Landlord Direct Agreement

Schedule 9.3.9	–	Non-Arm’s Length Transactions

ARTICLE 2

THE CREDIT FACILITIES

2.1	Establishment of the Revolving Facility

2.1.1    Subject to the terms and conditions of this Agreement, the Revolving Lenders hereby severally establish a revolving credit facility (the “Revolving Facility”) in favour of the Borrower in accordance with their respective Revolving Facility Commitments. The principal amount of $70,000,000 of the Revolving Facility (including the OLG Letter of Credit) remains outstanding under the Existing Credit Agreement on the Second Closing Date. Such principal amount outstanding under the Existing Credit Agreement and all accrued and unpaid interest thereon to the Second Closing Date shall be deemed to be outstanding as Loans hereunder.

2.1.2    The Revolving Facility shall be available, at the option of the Borrower, up to the Revolver Limit, by way of Advances of: (i) Prime Rate Loans in Canadian dollars; (ii) USBR Loans in U.S. dollars; (iii) Bankers’ Acceptances in Canadian dollars; (iv) LIBOR Loans in U.S. dollars, (v) CDOR Loans in Canadian dollars and (vi) Letters of Credit in Canadian dollars up to the Letter of Credit Sub-limit.

2.1.3    Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to make Advances by way of Letters of Credit available to the Borrower under the Revolving Facility in accordance with the provisions of Article 5. Upon the issuance of a Letter of Credit by the Issuing Lender, each Revolving Lender hereby irrevocably agrees to purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Rateable Portion times the face amount of such Letter of Credit upon notice from the Issuing Lender in accordance with Section 5.3.

2.1.4    Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans available to the Borrower under the Swingline in the amount of the Swingline Commitment in accordance with Section 2.8. Upon the making of any Swingline Loan by the Swingline Lender, each Revolving Lender hereby irrevocably agrees to purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Rateable Portion times the principal amount of such Swingline Loan upon notice from the Swingline Lender in accordance with Section 2.8.6.

2.1.5    Notwithstanding any other provision of this Agreement but subject to Section 2.8.8 and Section 5.3.5, no Revolving Lender shall be obligated to make its Rateable Portion of any Advance (and the Borrower shall not request any Advance to be made) to the extent that on any relevant Borrowing Date, after giving effect to any Advance requested: (i) in the case of the Swingline Lender, the aggregate principal amount of its Rateable Portion of all Loans under the Revolving Facility and all Swingline Loans would exceed its Revolving Facility Commitment and Swingline Commitment at such time, or in the case of the other Lenders, the aggregate principal amount of its Rateable Portion of all Loans under the Revolving Facility and its risk participation in Swingline Loans would exceed its Revolving Facility Commitment at such time; (ii) the aggregate principal amount of all Swingline Loans would exceed the Swingline Limit at such time or (iii) the aggregate face amount of all Letters of Credit would exceed the Letter of Credit Sub-limit at such time; or (iv) the aggregate principal amount of all Loans under the Revolving Facility would exceed the Revolver Limit at such time.

2.2	Term Facility

2.2.1    Subject to the terms and conditions of this Agreement, the Term Lenders hereby severally establish a non-revolving term credit facility (the “Term Facility”) in favour of the Borrower in accordance with their respective Term Facility Commitments. The principal amount of $90,000,000 of the Term Facility under the Existing Credit Agreement remains outstanding on the Second Closing Date. Such principal amount outstanding under the Existing Credit Agreement and all accrued and unpaid interest thereon to the Second Closing Date shall be deemed to be outstanding as Loans hereunder.

2.2.2    The Term Facility shall be available by way of (i) Prime Rate Loans in Canadian dollars and (ii) Bankers’ Acceptances in Canadian dollars.

2.2.3    Notwithstanding any other provision of this Agreement but subject to Section 2.8.8 and Section 5.3.5, no Term Lender shall be obligated to make its Rateable Portion of any Advance (and the Borrower shall not request any Advance to be made) to the extent that on any relevant Borrowing Date, after giving effect to any Advance requested: (i) the aggregate principal amount of its Rateable Portion of all Loans under the Term Facility would exceed its Term Facility Commitment at such time; or (ii) the aggregate principal amount of all Loans under the Term Facility would exceed the Aggregate Term Facility Commitment at such time.

2.2.4    The Borrower shall be entitled to a maximum aggregate principal amount of Loans under the Term Facility of up to the Aggregate Term Facility Commitment by way of one Advance on the Initial Advance Date drawn rateably from the Term Lenders.

2.3	Nature of Credit Facilities

2.3.1    Subject to the provisions hereof, the Borrower may, until the Final Maturity Date, increase or decrease outstanding Advances under the Revolving Facility by making drawdowns, repayments and further drawdowns up to the Revolver Limit from time to time. Subject to Section 2.7 below, any repayment of Loans outstanding under the Revolving Facility shall not result in a reduction of the Aggregate Revolving Facility Commitment.

2.3.2    The Term Facility shall be a non-revolving facility. Any repayment of Loans outstanding under the Term Facility may not be reborrowed and shall result in a permanent reduction of the Aggregate Term Facility Commitment by an amount equal to the amount of such repayment (and each Term Lender’s Term Facility Commitment shall be reduced rateably).

2.4	Use of Proceeds

The Borrower shall use the proceeds of the Revolving Facility on or after the Second Closing Date solely for general corporate purposes, including working capital, Capital Expenditures and the issuance of Letters of Credit (including the OLG Letter of Credit) and the facilitation of required Threshold (as defined in the COSA) payments from time to time.

2.5	Voluntary Repayments and Commitment Reductions

2.5.1    The Borrower may from time to time (without premium or penalty) on any Business Day repay to the Administrative Agent, for the account of the Revolving Lenders or Term Lenders, as applicable, Prime Rate Loans, USBR Loans, LIBOR Loans, CDOR Loans, Bankers’ Acceptance Loans or portions thereof, under the Revolving Facility or the Term Facility, as applicable, provided that: (a) any such repayment made by the Borrower shall be in a minimum amount of $1,000,000 or U.S.$1,000,000, as applicable, and multiples of $100,000 or U.S.$100,000, as applicable, and shall (unless such payment is required to be made under any particular provision hereof) only be effected by providing a Repayment Notice to the Administrative Agent before 10:00 a.m. (Toronto time) (i) in the case of a Prime Rate Loan or a USBR Loan, at least one (1) Business Day (and no more than three (3) Business Days) prior to the proposed repayment date, (ii) in the case of a Bankers’ Acceptance Loan, at least two (2) Business Days prior to the proposed repayment date, and (iii) in the case of a LIBOR Loan or a CDOR Loan, at least three (3) Business Days prior to the proposed repayment date which Repayment Notice, in each case, once given, shall in each case be irrevocable and binding upon the Borrower. Any such repayment of a LIBOR Loan or a CDOR Loan not made on the last day of the relevant Interest Period shall be accompanied by payment by the Borrower of any applicable Breakage Costs. Subject to Section 2.9, any such repayment of a Bankers’ Acceptance Loan and BA Equivalent Loans may only be repaid on the Maturity Date of the BA Period applicable thereto.

2.5.2    The Borrower shall have the right at any time and from time to time, by giving at least three (3) Business Days’ notice to the Administrative Agent which notice, once given, shall be irrevocable and binding upon the Borrower, to reduce the Aggregate Revolving Facility Commitment to a lower amount which is not less than the principal amount of all Loans then outstanding under the Revolving Facility. Such notice shall specify the amount of the reduction, which shall be in a minimum amount of $5,000,000 and multiples of $100,000. The amount of any such reduction so made by the Borrower shall be permanent and irrevocable and shall permanently reduce the Aggregate Revolving Facility Commitment by an amount equal to the amount of such reduction and each Revolving Lender’s Revolving Facility Commitment shall be reduced rateably.

2.6	Mandatory Repayments

2.6.1    On the Final Maturity Date (or on such earlier date as is required by Section 11.2), the Borrower shall repay to the Administrative Agent, for the rateable account of the Revolving Lenders, all amounts then outstanding under the Revolving Facility.

2.6.2    The Borrower shall repay each Swingline Loan in accordance with Section 2.8. If at any time the aggregate of Swingline Loans then outstanding exceeds the Swingline Limit, the Borrower shall immediately repay Swingline Loans in an amount equal to such excess to the Swingline Lender.

2.6.3    The Borrower shall repay to the Administrative Agent, for the rateable account of the Term Lenders, the principal amount of the Term Facility in quarterly installments on each Quarterly Payment Date in accordance with the repayment schedule attached as Schedule 2.6.3, and shall repay in full the remaining balance of the principal amount outstanding under the Term Facility, together with all accrued and unpaid interest and fees thereon, on the Final Maturity Date. For greater certainty, the amortization term is solely for the purpose of determining the repayment schedule and shall not extend the Final Maturity Date.

2.6.4    If at any time the aggregate of Loans then outstanding under the Revolving Facility exceeds the Revolver Limit then in effect, as a result of a reduction in the Revolving Facility Commitment or for any other reason other than solely as a result of currency fluctuations, the Borrower shall immediately repay Loans under the Revolving Facility in an amount equal to such excess to the Administrative Agent for the account of the Revolving Lenders.

2.6.5    If the Administrative Agent determines that on any day as a result of currency fluctuations the aggregate of:

2.6.5.1    Advances in Canadian dollars then outstanding under the Revolving Facility and (b) the Equivalent Amount in Canadian dollars of Loans in U.S. dollars then outstanding under the Revolving Facility, on such day exceeds the Revolver Limit then in effect by more than 3%; or

2.6.5.2    Swingline Loans in Canadian dollars then outstanding under the Swingline and (b) the Equivalent Amount in Canadian dollars of Swingline Loans in U.S. dollars then outstanding under the Swingline, on such day exceeds the Swingline Limit then in effect by more than 3%;

the Administrative Agent shall notify the Borrower that such an event has occurred, and the Borrower shall, within two (2) Business Days upon receipt of such notice, repay Loans under the Revolving Facility or the Swingline, as the case may be, in an amount equal to or greater than such excess.

2.6.6    Any repayment under the Revolving Facility pursuant to Section 2.6.2, 2.6.4 or 2.6.5 shall not result in a permanent reduction of the Aggregate Revolving Facility Commitment and any amount so repaid may be redrawn by the Borrower in accordance with the terms of this Agreement.

2.7	Mandatory Prepayments and Commitment Reductions

2.7.1    An amount equal to the Net Proceeds of any Debt for borrowed money (other than Permitted Debt) incurred by any Obligor shall (for greater certainty, without limiting the rights of the Lenders in respect of the incurrence thereof) be applied to the prepayment of Loans outstanding under the Credit Facilities immediately upon receipt thereof.

2.7.2    An amount equal to the Net Proceeds of any issuance of Equity Interests by any Obligor (other than Excluded Equity Issuances) shall, in each case, be applied to the prepayment of Loans outstanding under the Credit Facilities immediately upon receipt thereof.

2.7.3    An amount equal to the Net Proceeds received by an Obligor from any Permitted Disposition described in clauses (d), (e) and (f) of such definition by any Obligor in excess of $1,000,000 in the aggregate for all Obligors in any Operating Year that is not reinvested in other Property useful for the Business within (x) 270 days following receipt of such Net Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Proceeds within 270 days following receipt thereof, 90 days of the date of such legally binding commitment, shall be applied to the prepayment of Loans outstanding under the Credit Facilities; provided that so long as an Event of Default shall have occurred and be continuing, no Obligor shall be permitted to make any such reinvestment (other than pursuant to a legally binding commitment entered into at a time when no Event of Default was continuing).

2.7.4    An amount equal to the Net Proceeds (i) of any insurance required to be maintained under this Agreement received by an Obligor (or to which an Obligor is entitled pursuant to Section 7.6) on account of any loss, damage or injury to any part of its Property or (ii) of Expropriation of Property received by an Obligor, on a combined basis, in excess of $500,000 in the aggregate for all Obligors in any Operating Year, that are not used for the repair, rebuild or replacement of such Property or reinvested in other Property useful for the Business within (x) 270 days following receipt of such Net Proceeds or (y) if an Obligor enters into a legally binding commitment to repair, rebuild or replace such Property or reinvest in such other Property within 270 days following receipt thereof, 90 days of the date of such legally binding commitment, shall be applied (or to the extent the Administrative Agent is loss payee under any insurance policy, the Administrative Agent is hereby irrevocably directed to apply such Net Proceeds) to the prepayment of Loans outstanding under the Credit Facilities.

2.7.5    Commencing upon the delivery of the financial statements and Compliance Certificate required to be delivered for the Operating Year ending March 31, 2022, an amount equal to 50% of Excess Annual Cash Flow for each Operating Year shall be paid by the Borrower to the Administrative Agent and applied to the prepayment of outstanding Loans under the Credit Facilities within five (5) Business Days of the date on which the Compliance Certificate in respect of such Operating Year is delivered pursuant to Section 9.1.1.5(a), if the Total Leverage Ratio is greater than 3.00:1.00 as at the end of such Operating Year as reported in such Compliance Certificate. For greater certainty, at no time shall a prepayment be required under this Section 2.7.5 if the Total Leverage Ratio is equal to or less than 3.00:1.00, based on such Compliance Certificate.

2.7.6    An amount equal to the Net Proceeds received by an Obligor on account of OLG Compensation Payments in excess of $500,000 in aggregate received by the Borrower shall within five (5) Business Days of receipt thereof be applied to the prepayment of Loans outstanding under the Credit Facilities.

2.7.7    Prepayments under this Section 2.7 shall be applied (i) first, to the remaining scheduled amortization payments (including the balloon payment due on the Final Maturity Date) under the Term Facility in inverse order of maturity until the Term Facility has been fully repaid, and (ii) second, to the Revolving Facility (provided that there shall be no permanent reduction of the Revolving Facility for any such prepayment of the Revolving Facility).

2.7.8    Any prepayments under Section 2.6 and this Section 2.7 shall be applied (after payment of any accrued and unpaid interest, fees and expenses then due and owing hereunder) as follows: (i) first, to the outstanding principal balance of Prime Rate Loans or USBR Loans, as applicable, (ii) second, to the outstanding principal balance of Bankers’ Acceptance Loans, LIBOR Loans or CDOR Loans, as applicable, on the applicable Maturity Date thereof, (iii) third, to the outstanding reimbursement obligations with respect to Letters of Credit in the applicable currency, (iv), fourth, to cash collateralize any unmatured Bankers’ Acceptance Loans in the manner contemplated in Section 2.9, and (v) fifth, except where expressly excluded in respect of such mandatory prepayment, to cash collateralize any undrawn principal amounts of Letters of Credit in the manner contemplated in Section 5.4. Any unwind costs associated with the termination of Hedging Arrangements as a result of any such repayment or prepayment shall be for the account of the Borrower.

2.8	Swingline Loans

2.8.1    Subject to payment of the customary fees and charges of the Swingline Lender for operation of the account, the Swingline Lender shall provide the Borrower with a Canadian dollar account and a U.S. dollar account at the Branch of Account.

2.8.2    At any time that the Borrower would be entitled to obtain Advances under the Revolving Facility, the Borrower shall be entitled to draw cheques or make other debit transactions in Canadian dollars or U.S. dollars on its Canadian dollar account and U.S. dollar account, as applicable, with the Swingline Lender. The amount of any overdraft in the account of the Borrower at the end of each Business Day, subject to appropriate adjustments, shall be deemed to be a Prime Rate Loan to the Borrower by the Swingline Lender in the case of the Canadian dollar account, and a USBR Loan by the Swingline Lender to the Borrower in the case of the U.S. dollar account. The credit balance in such account at the end of each Business Day, subject to appropriate adjustments, shall be applied by the Swingline Lender as a repayment of the outstanding Swingline Loans to the Borrower and such amounts shall be reduced accordingly.

2.8.3    Except as otherwise specified, Swingline Loans shall be subject to all the provisions of this Agreement applicable to Prime Rate Loans and USBR Loans under the Revolving Facility; provided that the minimum notice requirements and minimum amounts and required multiples for Advances and repayments hereunder shall not apply to Swingline Loans. The making of a Swingline Loan shall constitute an Advance and shall reduce the remaining availability under the Swingline by the principal amount of such Swingline Loan.

2.8.4    The aggregate outstanding amount of all Swingline Loans at any time shall not exceed the Swingline Limit. The Swingline Lender’s Rateable Portion of all Loans under the Revolving Facility plus the aggregate principal amount of all Swingline Loans shall not exceed the aggregate of the Swingline Lender’s Revolving Facility Commitment and the Swingline Commitment. No Swingline Loan shall be made by the Swingline Lender if it has received notice that an Event of Default has occurred and is continuing.

2.8.5    Notwithstanding anything to the contrary in this Agreement, (a) if an Event of Default occurs, or (b) at any time in its sole and absolute discretion, the Swingline Lender may request on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swingline Lender to so request on its behalf), upon notice to the Administrative Agent by the Swingline Lender no later than 10:00 a.m. (Toronto time) on any day, that each Revolving Lender make a Prime Rate Loan or a USBR Loan, as applicable, on such day in an amount equal to such Revolving Lender’s Rateable Portion of the amount of Swingline Loans made by the Swingline Lender then outstanding (provided that in no case will a Revolving Lender’s Rateable Portion of such Swingline Loans plus its Rateable Portion of all Revolver Loans exceed the amount of such Lender’s Revolving Commitment). Such request shall be deemed to be a Borrowing/Rollover/Conversion Notice by the Borrower for purposes hereof and shall be made in accordance with the provisions of Section 3.1 without regard solely to the minimum amounts specified therein. The Administrative Agent shall remit the proceeds of any such Advances to the Swingline Lender to be applied in repayment of the Swingline Loans owing to the Swingline Lender then outstanding.

2.8.6    If for any reason any Swingline Loan cannot be refinanced by an Advance as contemplated by Section 2.8.5, the request for Prime Rate Loans or USBR Loans submitted by the Swingline Lender as set forth in Section 2.8.5 shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan (subject to the limits set out in Section 2.8.5) and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.8.5 shall be deemed payment in respect of such participation.

2.8.7    If and to the extent that any Revolving Lender shall not have made the amount of its Rateable Portion of such Swingline Loan available to the Administrative Agent in accordance with the provisions of Section 2.8.5, such Revolving Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the deemed Borrowing/Rollover/Conversion Notice delivered by the Swingline Lender until the date such amount is paid to the Administrative Agent, for the account of the Swingline Lender, in accordance with prevailing banking industry practice for interbank compensation.

2.8.8    Each Revolving Lender’s obligation to make Advances or to purchase and fund risk participations in a Swingline Loan pursuant to this Section 2.8, shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (b) the occurrence or continuance of a Default or Event of Default, or (c) any other occurrence, event or condition, whether or not similar to any of the foregoing. No funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

2.8.9    Notwithstanding anything to the contrary in this Agreement:

(a)	the Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans;

(b)

until each Revolving Lender funds its Advance or risk participation pursuant to this Section 2.8, to refinance such Revolving Lender’s Rateable Portion of any Swingline Loan, interest in respect of such Rateable Portion shall be solely for the account of the Swingline Lender; and

(c)	the Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.9	Cash Collateral for Bankers’ Acceptances

Notwithstanding any prohibition in this Agreement on the prepayment of a Bankers’ Acceptance other than on the Maturity Date of the BA Period applicable thereto, on a mandatory prepayment of all or any portion of a Credit Facility, the Borrower may satisfy its obligations with respect to any outstanding Bankers’ Acceptances by depositing with the Administrative Agent, on behalf of the applicable Lenders, cash collateral equal to the full face amount at maturity of each Bankers’ Acceptance on such terms as are acceptable to the Administrative Agent. To the extent that the Borrower deposits cash collateral for any such Bankers’ Acceptances, the amount of such Bankers’ Acceptances shall not constitute Debt for purposes of calculation of the Total Leverage Ratio.

ARTICLE 3

OTHER PROVISIONS RELATING TO THE CREDIT FACILITIES

3.1	Advances

3.1.1    Except as set out in Sections 2.8.5, 3.1.2 and 5.3.5, each request by the Borrower for an Advance under the Revolving Facility or the Term Facility shall be made by the delivery of a duly completed and executed Borrowing/Rollover/Conversion Notice to the Administrative Agent and shall be delivered:

3.1.1.1    in the case of Advances of Prime Rate Loans and USBR Loans, not later than 12:00 p.m. (Toronto time) on the first Business Day prior to the proposed Borrowing Date or such shorter period as may be agreed to in writing by the Administrative Agent;

3.1.1.2    in the case of Advances of Bankers’ Acceptances, not later than 12:00 p.m. (Toronto time) on the second Business Day prior to the proposed Borrowing Date or such shorter period as may be agreed to in writing by the Administrative Agent;

3.1.1.3    in the case of Advances of LIBOR Loans or CDOR Loans, not later than 12:00 p.m. (Toronto time) on the third Business Day prior to the proposed Borrowing Date or such shorter period as may be agreed to in writing by the Administrative Agent; and

3.1.1.4    in the case of Advances of Letters of Credit, not later than 12:00 p.m. (Toronto time) on the third Business Day prior to the proposed Borrowing Date or such shorter period as may be agreed to in writing by the Administrative Agent.

3.1.2    Any notice in respect of a proposed Advance shall be irrevocable and binding on the Borrower.

3.1.3    All Advances under a Credit Facility (other than Advances by way of Letter of Credit) shall be in an amount of at least (a) in the case of Prime Rate Loans and USBR Loans, $1,000,000 or USD$1,000,000, as applicable, and multiples of $100,000 or USD$100,000, as applicable, (b) in the case of Bankers’ Acceptance Loans, $3,000,000 and multiples of $100,000 and (c) in the case of LIBOR Loans and CDOR Loans, USD$3,000,000 and multiples of USD$100,000.

3.1.4    Any Advances made on the Initial Advance Date shall be made by way of Prime Rate Loans only.

3.2	Selection of BA Periods and Interest Periods

Notwithstanding any other provision hereof, the Borrower may not select any BA Period or Interest Period in respect of an Advance with a Maturity Date which is later than the Final Maturity Date.

3.3	Rollover and Conversion

3.3.1    Subject to the terms and conditions of this Agreement and provided that no declaration has been made by the Administrative Agent under Section 11.2, the Borrower may from time to time request that a Loan (other than a Swingline Loan) or any portion thereof under a Credit Facility be rolled over or converted to another form of Loan in accordance with the provisions hereof and, for greater certainty, a Prime Rate Loan and a USBR Loan may be converted into another type of Loan at any time in accordance with the provisions hereof.

3.3.2    The Borrower shall repay to the Administrative Agent for the account of the applicable Lenders the full amount of each Bankers’ Acceptance Loan, LIBOR Loan and

CDOR Loan on the Maturity Date of the BA Period or Interest Period applicable thereto, in accordance with the provisions hereof governing repayment and prepayment, unless such Loan shall be rolled over or converted to another form of Loan on such Maturity Date in accordance with the provisions hereof.

3.3.3    Each request by the Borrower for a Rollover or Conversion shall be made by the delivery of a duly completed and executed Borrowing/Rollover/Conversion Notice to the Administrative Agent, and the provisions of Section 3.1 shall apply to the Rollover or Conversion as if such Rollover or Conversion were an Advance.

3.3.4    Each Rollover or Conversion of a Bankers’ Acceptance Loan shall be made effective as of the Maturity Date of the BA Period applicable thereto.

3.3.5    Each Rollover or Conversion of a LIBOR Loan or a CDOR Loan shall be made effective as of the Maturity Date of the Interest Period applicable thereto.

3.3.6    In the case of a Bankers’ Acceptance Loan, if the Borrower does not deliver a Borrowing/Rollover/Conversion Notice at or before the time required by Section 3.3.3 or fails to pay to the Administrative Agent for the account of the applicable Lenders the face amount thereof on the Maturity Date of the relevant BA Period, the Borrower shall be deemed to have requested a Conversion of such Loan to a Prime Rate Loan, the face amount of such Loan shall be deemed to be outstanding as a Prime Rate Loan, and all of the provisions hereof relating to a Prime Rate Loan shall apply thereto.

3.3.7    In the case of a LIBOR Loan, if the Borrower does not deliver a Borrowing/Rollover/Conversion Notice at or before the time required by Section 3.3.3 or fails to pay to the Administrative Agent for the account of the applicable Lenders the LIBOR Loan on the Maturity Date of the relevant Interest Period, the Borrower shall be deemed to have requested a Conversion of such Loan to a USBR Loan, and all of the provisions hereof relating to a USBR Loan shall apply thereto.

3.3.8    In the case of a CDOR Loan, if the Borrower does not deliver a Borrowing/Rollover/Conversion Notice at or before the time required by Section 3.3.3 or fails to pay to the Administrative Agent for the account of the applicable Lenders the CDOR Loan on the Maturity Date of the relevant Interest Period, the Borrower shall be deemed to have requested a Conversion of such Loan to a Prime Rate Loan, and all of the provisions hereof relating to a Prime Rate Loan shall apply thereto.

3.3.9    A Rollover or Conversion shall not constitute a repayment of the relevant Loan but shall result in a change in the basis of calculation of interest or fees (as the case may be) for such Loan in accordance with the provisions hereof.

3.3.10    Upon the occurrence of, and during the continuance of, an Event of Default, the Borrower shall not have the right to convert Advances into, or to rollover (i) Bankers’ Acceptance Loans, and each outstanding Bankers’ Acceptance Loan shall automatically convert to a Prime Rate Loan on the Maturity Date of the BA Period applicable thereto, (ii) LIBOR Loans, and each outstanding LIBOR Loan shall automatically convert to a USBR Loan on the Maturity Date of the applicable Interest Period or (iii) CDOR Loans, and each outstanding CDOR Loan shall automatically convert to a Prime Rate Loan on the Maturity Date of the applicable Interest Period.

3.4	Payments Generally

All payments in respect of the Credit Facilities (in respect of principal, interest, fees or otherwise) shall be made by the Borrower to the Administrative Agent for value prior to 12:00 p.m. (Toronto time) on the due date thereof to the applicable account of the Borrower at the Branch of Account or such other accounts as may be specified by the Administrative Agent to the Borrower from time to time. Any payments received after such time shall be considered for all purposes as having been made on the next following Business Day unless the Administrative Agent otherwise agrees in writing. All payments in connection with a USBR Loan or LIBOR Loan, or L/C Fees and Fronting Fees in respect of U.S. dollar Letters of Credit, shall be made in immediately available funds in U.S. dollars. All other payments shall be made in immediately available funds in Canadian dollars. The Borrower agrees to indemnify the Administrative Agent and the applicable Lenders for any loss suffered, or cost or expense incurred, by them if the Loans or any part thereof are repaid in another currency. The Borrower also authorizes and directs the Administrative Agent to debit automatically, by mechanical, electronic or manual means, any bank account of the Borrower maintained with the Administrative Agent for all amounts due and payable by the Borrower under this Agreement, including the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank account. The Administrative Agent shall notify the Borrower as to the particulars of those debits in the normal course.

3.5	Funding of Advances

3.5.1    Upon receipt of a Borrowing/Rollover/Conversion Notice with respect to:

3.5.1.1    a Prime Rate Loan or a USBR Loan, the Administrative Agent shall forthwith notify each applicable Lender of the proposed Borrowing Date, Rollover Date or Conversion Date, as the case may be, the principal amount of the relevant Advance, Rollover or Conversion, as the case may be, each applicable Lender’s Rateable Portion of any Advance, the account of the Administrative Agent to be credited by such Lender (if applicable) and all other relevant particulars thereof;

3.5.1.2    a LIBOR Loan, the Administrative Agent shall forthwith notify each applicable Lender of the proposed Borrowing Date, Rollover Date or Conversion Date, as the case may be, the principal amount of the relevant Advance, Rollover or Conversion, as the case may be, each applicable Lender’s Rateable Portion of any Advance, the Interest Period applicable to such LIBOR Loan, the account of the Administrative Agent to be credited by such Lender (if applicable) and all other relevant particulars thereof;

3.5.1.3    a CDOR Loan, the Administrative Agent shall forthwith notify each applicable Lender of the proposed Borrowing Date, Rollover Date or Conversion Date, as the case may be, the principal amount of the relevant Advance, Rollover or Conversion, as the case may be, each applicable Lender’s Rateable Portion of any Advance, the Interest Period applicable to such CDOR Loan, the account of the Administrative Agent to be credited by such Lender (if applicable) and all other relevant particulars thereof;

3.5.1.4    the issuance of a Bankers’ Acceptance, the Administrative Agent shall forthwith notify each Lender of the proposed Borrowing Date, Rollover Date or Conversion Date, as the case may be, the face amount of the draft to be accepted by such Lender as determined in accordance with Section 4.1.2, the BA Period in respect of the draft to be accepted by it, the account of the Administrative Agent to be credited by such Lender (if applicable), and all other relevant particulars thereof; and

3.5.1.5    the issuance of a Letter of Credit, the Administrative Agent shall forthwith notify each Revolving Lender of the proposed Borrowing Date, each Revolving Lender’s Rateable Portion of the amount of the Letter of Credit, the expiry date thereof, the name of the beneficiary and all other relevant particulars thereof.

3.5.2    Each applicable Lender shall, not later than 1:00 p.m. (Toronto time) on the relevant Borrowing Date, credit the Administrative Agent’s account specified in the Administrative Agent’s notice given under this Section with such Lender’s Rateable Portion of each Advance in immediately available funds. The Administrative Agent will, as soon as reasonably practicable after receiving such funds from the applicable Lenders and upon fulfilment of all applicable conditions set forth in this Agreement, make the full amount of such funds available to the Borrower by crediting the Borrower’s account maintained with the Administrative Agent at the Branch of Account (or causing such account to be credited).

3.5.3    Unless the Administrative Agent has been notified by a Lender prior to the Borrowing Date of any Loan requested by the Borrower that such Lender will not make available to the Administrative Agent its Rateable Portion of such Loan, the Administrative Agent may assume that such Lender has made or will make such amount available to the Administrative Agent in accordance with the provisions hereof and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower (or pay, as the case may be) on such date a corresponding amount. If and to the extent such Lender shall not have so made its Rateable Portion of a Loan available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such Lender’s Rateable Portion of the Loan and all reasonable costs and expenses incurred by the Administrative Agent in connection therewith together with interest thereon (in accordance with prevailing industry practice for interbank compensation) for each day from the date such amount is made available by the Administrative Agent until the date such amount is paid to the Administrative Agent; provided, however, that notwithstanding such obligation, if such Lender fails to so pay, the Borrower shall, without prejudice to any rights the Borrower may have against such Lender, repay such amount to the Administrative Agent forthwith after demand therefor by the Administrative Agent. The amount payable to the Administrative Agent pursuant hereto shall be as set forth in a certificate delivered by the Administrative Agent to such Lender and the Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall be conclusive and binding for all purposes, absent manifest error. If such Lender makes the payment to the

Administrative Agent required herein, the amount so paid (otherwise than in respect of such costs, charges and expenses of the Administrative Agent) shall constitute such Lender’s Rateable Portion of the Loan for purposes of this Agreement. If the Administrative Agent has been notified by a Lender that such Lender will not make available to the Administrative Agent its Rateable Portion of any Loan, the Administrative Agent shall have no obligation to make available such amount to the Borrower under any provision of this Agreement.

3.5.4    The failure of any Lender to fund its Rateable Portion of a Loan shall not relieve any other Lender of its obligation, if any, hereunder to fund its Rateable Portion of the Loan on the relevant Borrowing Date.

3.6	Remittance of Payments

3.6.1    As soon as practicable after receipt of any notice of payment by the Borrower hereunder, the Administrative Agent shall give notice to each Lender of the amount of the payment to be made to it on such day and all other relevant particulars of such payment. Subject to Section 13.13, as soon as practicable after receipt of any repayment or prepayment of any Loans under any Credit Facility or any payment of interest or any other amount payable by the Borrower hereunder, the Administrative Agent shall remit to each Lender its Rateable Portion of such payment or prepayment and its respective entitlement, if any, to any other amount payable by the Borrower hereunder.

3.6.2    If the Administrative Agent, on the assumption that it will receive on any particular date a payment of principal, interest or fees hereunder, remits any amount to the relevant Lenders and the Borrower fails to make such payment, each such Lender agrees to repay to the Administrative Agent forthwith on demand the amount so received by it together with all reasonable costs and expenses incurred by the Administrative Agent in connection therewith (to the extent not reimbursed by the Borrower) and interest thereon, in accordance with prevailing industry practice for interbank compensation, for each day from the date such amount is remitted to the relevant Lender. The amount payable to the Administrative Agent pursuant hereto shall be as set forth in a certificate delivered by the Administrative Agent to each such Lender, which certificate shall be conclusive and binding for all purposes, absent manifest error.

3.7	Payments - No Deduction

All payments to be made by the Borrower pursuant to this Agreement shall be made in full, without set-off or counterclaim, and free of and without deduction or withholding of any kind whatsoever except to the extent required by Applicable Law, and if any such set-off or deduction or withholding is so required and is made, the Borrower will, as a separate and independent obligation to the Administrative Agent (for and on behalf of the applicable Lenders), but subject to Section 12.2 in the case of Taxes, be obligated to pay to the Administrative Agent (for and on behalf of the applicable Lenders), all such additional amounts as may be required to fully indemnify and save harmless the Administrative Agent or the applicable Lenders from such set-off or withholding or deduction and will result in the effective receipt by the Administrative Agent (for and on behalf of the applicable Lenders), of all the amounts otherwise payable to the Administrative Agent or the applicable Lenders in accordance with the terms of this Agreement.

3.8	Evidence of Debt

The Administrative Agent shall maintain and keep accounts (such accounts to be based on information provided from time to time to the Administrative Agent by the Lenders) showing the amount of all Loans advanced by each of the Lenders, including all Bankers’ Acceptances accepted by each of the Lenders, from time to time and the dates thereof and the interest, fees and other charges accrued thereon or applicable thereto from time to time, and all payments of principal (including prepayments), interest and fees and other payments made by the Borrower to the Administrative Agent from time to time under the Credit Facilities. Such accounts maintained by the Administrative Agent on behalf of itself and each of the Lenders shall, at all times and for all purposes, constitute prima facie evidence of the matters recorded therein. No failure by the Administrative Agent to maintain accounts in the manner required by this Section 3.8 shall affect in any manner the Borrower’s obligations hereunder.

3.9	Individual Obligations

The obligations of each Lender under this Agreement are several. No Lender shall be responsible for any failure or alleged failure on the part of any other Lender to duly perform its obligations under the terms of this Agreement, nor shall the obligations of the Borrower to any Lender be diminished or affected by any failure or alleged failure on the part of any other Lender to duly perform its obligations under the terms of this Agreement.

3.10	Gaming Capacity

On the third (3rd) Business Day following receipt by the Administrative Agent of written notice by the Borrower of an update by the Province of Ontario to the Gaming Capacity, with particulars thereof, the Gaming Capacity will be adjusted for purposes of this Agreement to the then current Gaming Capacity set out in such notice.

3.11	Termination of LIBOR Loans

If, with respect to any LIBOR Loan requested, the Administrative Agent or (except as provided in (e) below) any Lender determines in good faith and acting reasonably which determination shall be final, conclusive and binding upon the Borrower that:

(a)

by reason of circumstances affecting financial markets inside or outside Canada, as the case may be, deposits in the relevant currency of sufficient amount and applicable term to fund such LIBOR Loan are not available to any one or more Lenders in the London interbank offering market;

(b)

in respect of any LIBOR Loan, by reason of circumstances affecting the London interbank offering market, adequate and fair means do not exist to determine the applicable LIBOR for the Interest Period selected by the Borrower;

(c)	the making or the continuance of a LIBOR Loan has become impractical by reason of circumstances which materially and adversely affect the London interbank offering market;

(d)

any change to any present, or the introduction of any new, Applicable Laws or any policy or request (whether or not having the force of law but binding on such Lender or its assets or in respect of which compliance is otherwise required or mandated) of any Governmental Authority, or in the interpretation or application thereof by any Governmental Authority, has made it unlawful for any one or more Lenders to make, fund or maintain or to give effect to its obligations in respect of any LIBOR Loan as contemplated hereby;

(e)

the Lenders advise the Administrative Agent that (i) LIBOR, as determined by the Administrative Agent, will not adequately and fairly reflect the cost to the Lenders of funding their LIBOR Loans for such Interest Period, or (ii) that the making or funding of LIBOR Loans has become impracticable, then any such Lender (the “Affected Lender”) or the Administrative Agent, as applicable, shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Affected Lenders to make LIBOR Loans shall be suspended, and

(f)	any outstanding Borrowing/Rollover/Conversion Notice for a LIBOR Loan from the Affected Lender shall be deemed to constitute a request for an Advance by way of a USBR Loan; and

(g)

if any LIBOR Loan is already outstanding at any time when the right of the Borrower to select that type of Advance is suspended by virtue of any of the circumstances described in this Section, the Borrower shall, by written notice to the Administrative Agent and the Affected Lenders given within five (5) Business Days of the date of the above-described Administrative Agent’s notification, elect in its discretion to either (i) prepay within seven (7) Business Days (or on such earlier date as may be required to comply with any Applicable Laws) of the date of such written notice to the Administrative Agent and the Affected Lenders such LIBOR Loan, with all interest accrued to the date of such prepayment and from the due date thereof on all such amounts as are required to compensate the Affected Lenders for (A) any amounts payable pursuant to Section 12.1; and (B) any additional amounts payable pursuant to Section 12.4, or (ii) convert on the maturity date of the relevant Interest Period (or on such earlier date as may be required to comply with any Applicable Laws), such outstanding LIBOR Loan to a USBR Loan.

3.12	LIBOR Discontinuation

(a)

Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)

In connection with the implementation of a Benchmark Replacement (including, for the avoidance of doubt in connection with the occurrence of a Term SOFR Transition Event), the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)

The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below, and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.12.

(d)

Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such

Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)

Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Loan of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to a USBR Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the U.S. Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the U.S. Base Rate.

(f)

Notwithstanding anything to the contrary contained herein or in any other Loan Document and subject to the proviso below in this Section 3.12(f), if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then current Benchmark, then Term SOFR will replace the then current Benchmark for all purposes hereunder or under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this Section 3.12(f) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(g)	As used in this Section 3.12:

“Available Tenor” means, as of any date of determination and with respect to the then current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 3.12(d).

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt in Election or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.12(a).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(A)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(B)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; and

(C)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then prevailing market convention for determining a benchmark rate as a replacement for the then current Benchmark for U.S. dollar denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment, provided that, in the case of clause (A), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR, and (b) the related Benchmark Replacement Adjustment, as set forth in clause (A) of this definition (subject to the first proviso above). If the Benchmark Replacement as determined pursuant to clause (A), (B) or (C) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(A)    for purposes of clauses (A) and (B) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(1)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(2)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(B)    for purposes of clause (C) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities;

provided that, in the case of clause (A) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “U.S. Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(A)

in the case of clause (A) or (B) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(B)	in the case of clause (C) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(C)

in the case of a Term SOFR Transition Event, the date that is thirty (30) Business Days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrower pursuant to 3.12(d); or

(D)

in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (A) or (B) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(A)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(B)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(C)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (A) or (B) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.12, and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.12.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(A)

a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(B)	the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent, and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.12 that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

3.13	CDOR Discontinuation

(a)

If the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent that the Borrower or Required Lenders (as applicable) have determined that:

(i)

adequate and reasonable means do not exist for ascertaining the CDOR Rate, including because the Reuters Screen CDOR Rate is not available or published on a current basis for the applicable Interest Period and such circumstances are unlikely to be temporary;

(ii)

the administrator of the CDOR Rate or a Governmental Authority having jurisdiction has made a public statement identifying a specific date after which the CDOR Rate will permanently or indefinitely cease to be made available or permitted to be used for determining the interest rate of loans;

(iii)

a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the CDOR Rate shall no longer be permitted to be used for determining the interest rate of loans (each such specific date in clause (ii) above and in this clause (iii) a “CDOR Scheduled Unavailability Date”); or

(iv)

syndicated loans currently being executed, or that include language similar to that contained in this Section 3.13, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the CDOR Rate, then reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may mutually agree upon a successor rate to the CDOR Rate, and the Administrative Agent and the Borrower shall amend this Agreement to replace the CDOR Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Canadian Dollars denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “CDOR Successor Rate”), together with any proposed CDOR Successor Rate conforming changes and any such amendment shall become effective at 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers without any further action or consent of any other party to this Agreement, unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. The proposed amendment may include adjustments to the Applicable Margins as may be necessary to maintain the relative margin on the applicable Obligations as in effect prior to the implementation of such alternate rate of interest and such other related changes after giving effect thereto.

(b)

If no CDOR Successor Rate has been determined and the circumstances under clause (i) above exist or a CDOR Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Bankers’ Acceptances and BA Equivalent Loans, shall be suspended (to the extent of the affected Bankers’ Acceptances, BA Equivalent Loans, or Interest Periods). In addition, until a CDOR Successor Rate is determined, CDOR shall not be included or referenced in the definition of Prime Rate. Upon receipt of such notice, a Borrower may revoke any pending request for an Advance of, conversion to or rollover of Bankers’ Acceptances or BA Equivalent Loans, (to the extent of the affected Bankers’ Acceptances, BA Equivalent Loans, or Interest Periods) or, failing that, will be deemed to have converted such request into a request for an Advance of Prime Rate Advances (subject to the third sentence of this paragraph) in the amount specified therein.

(c)

Notwithstanding anything else herein, any definition of the CDOR Successor Rate (exclusive of any margin) shall provide that in no event shall such CDOR Successor Rate be less than zero for the purposes of this Agreement.

ARTICLE 4

BANKERS’ ACCEPTANCES

4.1	Procedure Relating to Bankers’ Acceptances

Subject to the terms and conditions of this Agreement, the Lenders shall accept Bankers’ Acceptances of the Borrower denominated in Canadian dollars on the following terms and conditions:

4.1.1    Each Bankers’ Acceptance shall have a BA Period of one, two, or three months (or such longer period, subject to availability, to which all of the Lenders may agree), and as to each individual Bankers’ Acceptance shall be in a minimum face of $100,000 and an integral multiple of $100,000.

4.1.2    On each Borrowing Date, Rollover Date or Conversion Date on which Bankers’ Acceptances are to be accepted, the Administrative Agent shall advise the Borrower as to the Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptances which any of the applicable Lenders have agreed to purchase or issue, as the case may be.

4.1.3    Each Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

4.1.4    To facilitate availment of Advances, Rollovers and Conversions by way of Bankers’ Acceptances, the Borrower hereby appoints each Lender or its agent as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of Bankers’ Acceptances. In this respect, it is each Lender’s responsibility to maintain, or cause to be maintained, an adequate supply of blank forms of Bankers’ Acceptances for acceptance under this Agreement. The Borrower recognizes and agrees that all Bankers’ Acceptances signed and/or endorsed on its behalf by a Lender or its agent shall bind the Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Borrower. Each Lender is hereby authorized to issue, or cause to be issued, such Bankers’ Acceptances endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such Lender. No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or wilful misconduct of the Lender or its officers, employees, agents or representatives. Each Lender shall maintain, or cause to be maintained, a record with respect to Bankers’ Acceptances held by it or its agent in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Lender agrees to provide such records to the Borrower upon request.

4.1.5    Drafts drawn by the Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Borrower or by its attorneys including attorneys appointed pursuant to Section 4.1.4. Notwithstanding that any Person whose signature appears on the Bankers’ Acceptance may no longer be an authorized signatory for the Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on the Borrower.

4.1.6    The Administrative Agent, promptly following receipt of a notice of Advance, Rollover or Conversion by way of Bankers’ Acceptance Loans, shall advise the applicable Lenders of the notice and shall advise each such Lender of the face amount of Bankers’ Acceptances to be accepted by it in connection with a Bankers’ Acceptance Loan, and the applicable BA Period (which shall be identical for all Lenders). The aggregate face amount of Bankers’ Acceptances to be accepted by a Lender shall be determined by the Administrative Agent by reference to that Lender’s Rateable Portion (adjusted if necessary in accordance with Section 13.13) of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Lender would not be in a whole multiple of $100,000, the face amount shall be increased or reduced by the Administrative Agent in its sole discretion to the nearest whole multiple of $100,000; provided that after such issuance, no Lender shall have aggregate outstanding Advances in excess of its Commitment.

4.1.7    At or before 10:00 a.m. two (2) Business Days before the Maturity Date of any Bankers’ Acceptances, the Borrower shall give to the Administrative Agent a Borrowing/Rollover/Conversion Notice advising whether the Borrower intends to repay the maturing Bankers’ Acceptances on the Maturity Date or if the Borrower intends to issue Bankers’ Acceptances on the Maturity Date to provide for the payment of the maturing Bankers’ Acceptances. If the Borrower provides notice of repayment, the Borrower shall pay to the Administrative Agent on behalf of the applicable Lenders an amount equal to the aggregate face amount of the Bankers’ Acceptances issued by such Lenders on their Maturity Date. If the Borrower fails to make the payment, the Borrower’s obligations in respect of the maturing Bankers’ Acceptances shall be deemed to have been converted on the Maturity Date thereof into a Prime Rate Loan in an amount equal to the face amount of the maturing Bankers’ Acceptances. After such payment or conversion, as the case may be, the Borrower shall have no further liability in respect of such Bankers’ Acceptances, and the applicable Lenders shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such Bankers’ Acceptances.

4.1.8    The Borrower waives presentment for payment and any other defence to payment of any amounts due to a Lender or a Participant in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the

Bankers’ Acceptance being held, at the maturity thereof, by the Lender in its own right and the Borrower agrees not to claim any days of grace for payment of the amount payable by the Borrower thereunder.

4.1.9    If the Administrative Agent determines in good faith, which determination shall be final, conclusive and binding upon the Borrower, that, by reason of circumstances affecting the money market there is no market for Bankers’ Acceptances or the demand for Bankers’ Acceptances is insufficient to allow the sale or trading of the Bankers’ Acceptances created hereunder, then:

(a)

the right of the Borrower to request an Advance by means of Bankers’ Acceptances shall be suspended until the Administrative Agent determines that the circumstances causing such suspension no longer exist and the Administrative Agent so notifies the Borrower; and

(b)

any notice of Advance or Rollover in respect of a Bankers’ Acceptance which is outstanding shall be cancelled and any outstanding notice of Conversion to convert a Prime Rate Loan into a Bankers’ Acceptance shall be cancelled and the request for an Advance or Rollover by means of Bankers’ Acceptance shall be deemed to be a request for an Advance of, or Rollover to, a Prime Rate Loan in the face amount of the requested Bankers’ Acceptance.

The Administrative Agent shall promptly notify the Borrower and the Lenders of the suspension of the Borrower’s right to request an Advance by means of Bankers’ Acceptances and of the termination of any such suspension.

4.1.10    At the option of any Lender, Bankers’ Acceptances under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 4.1.

4.1.11    The Borrower shall not claim any days of grace for the payment at maturity of any Bankers’ Acceptance.

4.1.12    In lieu of accepting bankers’ acceptance drafts on any Borrowing Date, or any date of Rollover or Conversion, as applicable, each Non-BA Lender will make a loan (a “BA Equivalent Loan”) to the Borrower in the amount and for the same term as the draft which such Lender would otherwise have been required to accept and purchase hereunder. Any BA Equivalent Loan will be made on the relevant Borrowing Date, or any date of Rollover or Conversion, as applicable, and its Maturity Date will be the Maturity Date of the corresponding Bankers’ Acceptances. The amount of each BA Equivalent Loan will be equal to the Discount Proceeds of the corresponding Bankers’ Acceptances calculated on the basis the applicable Lenders purchased such Bankers’ Acceptances. On the Maturity Date of a BA Equivalent Loan, the Borrower will pay to the Non-BA Lender an amount equal to the face amount of the Bankers’ Acceptance which such Non-BA Lender would have accepted in lieu of making a BA Equivalent Loan if it were not a Non-BA Lender. All provisions of this Agreement with respect to Bankers’ Acceptances will apply to BA Equivalent Loans provided that Acceptance Fees with respect to a BA Equivalent Loan will be calculated on the basis of the amount of such BA Equivalent Loan which the Borrower is required to pay on the Maturity Date.

ARTICLE 5

LETTERS OF CREDIT

5.1	Letters of Credit

5.1.1    Advances under the Revolving Facility shall be available, at the Borrower’s option, by way of Letters of Credit issued on behalf of the Borrower by the Issuing Lender in each case in accordance with this Article 5.

5.1.2    The OLG Letter of Credit shall be deemed to be a Letter of Credit issued and outstanding hereunder as and from the Initial Advance Date until such time as the deemed Advance represented thereby is retired in accordance with Section 5.1.7.

5.1.3    If the Borrower wishes to request an Advance by way of issuance of a Letter of Credit, the Borrower shall, at or prior to the time it delivers the Borrowing/Rollover/Conversion Notice required pursuant to Section 3.1.1, execute and deliver the applicable Issuing Lender’s usual documentation relating to the issuance and administration of Letters of Credit (including, without limitation, the Issuing Lender’s standard form of indemnity agreement in respect of Letters of Credit). In the event of any inconsistency between the terms of such documentation and this Agreement, the terms of this Agreement shall prevail.

5.1.4    Each Letter of Credit shall be denominated in either Canadian dollars or U.S. dollars.

5.1.5    Each Letter of Credit shall expire on a Business Day and no Letter of Credit may be issued for a period in excess of one year or beyond the Final Maturity Date, provided that (a) any Letter of Credit may provide for automatic renewal thereof for any stated period or periods of up to one year in duration in the absence of a timely notice of termination by the applicable Issuing Lender, but in any event no later than the Final Maturity Date, and (b) the OLG Letter of Credit may be issued or extended for a period beyond the Final Maturity Date, subject to compliance with the requirements of Section 5.4 at least five (5) Business Days prior to the Final Maturity Date unless arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender have been made for the return and cancellation thereof on or prior to the Final Maturity Date.

5.1.6    The maximum aggregate of (i) the face amount of all Letters of Credit outstanding in U.S. dollars and (ii) the Equivalent Amount in U.S. dollars of the face amount of all Letters of Credit outstanding in Canadian dollars at any one time shall not exceed the Letter of Credit Sub-limit.

5.1.7    The full face amount of each Letter of Credit issued hereunder shall be deemed to be an Advance under the Revolving Facility which Advance shall be retired upon the earlier of:

(a)	the return of the Letter of Credit to the applicable Issuing Lender for cancellation;

(b)	the Maturity Date of the Letter of Credit; or

(c)	the deeming of the amount drawn on the Letter of Credit to be a Prime Rate Loan or USBR Loan, as applicable, under the Revolving Facility.

5.2	Payments under Letters of Credit

5.2.1    The Issuing Lender shall at all times be entitled, and is irrevocably authorized by the Borrower, to make any payment under a Letter of Credit for which a request or demand has been made together with any required documents provided they are in the required form, without any further reference to the Borrower and any investigation or enquiry. The Issuing Lender need not concern itself with the propriety or validity of any claim made or purported to be made under the terms of such Letter of Credit (except as to compliance with the payment conditions of such Letters of Credit) and shall be entitled to assume that any Person expressed in such Letter of Credit as being entitled to make demand or receive payments thereunder is so entitled. Accordingly, so long as a request or demand has been made as aforementioned it shall not be a defence to any demand made of the Borrower hereunder, nor shall the Borrower or its obligations hereunder be impaired by the fact (if it be the case) that the Issuing Lender was or might have been justified in refusing payment, in whole or in part, of the amounts so claimed.

5.2.2    A certificate of the applicable Issuing Lender as to the amount paid out under any Letter of Credit shall, in the absence of manifest error, be prima facie evidence of the existence and amount of such payment in any legal action or proceeding arising out of or in connection herewith.

5.3	Reimbursement Obligations of the Borrower

5.3.1    Within one (1) Business Day following payment by the Issuing Lender of any amount under a Letter of Credit, the Borrower shall pay to the Issuing Lender an amount, in the currency in which the Letter of Credit is payable, in same day funds equal to the amount paid by the Issuing Lender thereunder, together with all charges and expenses payable to or incurred by the Issuing Lender in connection with the Letter of Credit.

5.3.2    If the Borrower fails to pay to the Issuing Lender the amount requested, then the Borrower shall be deemed to have requested a Prime Rate Loan (in the case of Letters of Credit denominated in Canadian dollars) or a USBR Loan (in the case of Letters of Credit denominated in U.S. dollars) in an amount equal to the amount paid by the Issuing Lender, together with all charges and expenses payable to or incurred by the Issuing Lender in connection with the Letter of Credit.

5.3.3    The Borrower hereby undertakes to indemnify and hold harmless the Issuing Lender, the Administrative Agent and each Revolving Lender from time to time from and against all liabilities and costs (including, without limitation, any costs incurred in funding any amount which falls due from any Revolving Lender under any Letter of Credit hereunder) to the extent that such liabilities or costs are not satisfied or compensated by the payment of interest on sums due pursuant to this Agreement in connection with any Letter of Credit, except where such liabilities or costs result from the gross negligence or wilful misconduct of the Person claiming indemnification.

5.3.4    Each Revolving Lender shall, on request by the Issuing Lender, immediately pay to the Issuing Lender an amount equal to such Revolving Lender’s Rateable Portion of the amount paid by the Issuing Lender such that each Revolving Lender is participating in the deemed Loan referred to in Section 5.3.2 in accordance with its Rateable Portion.

5.3.5    Each Revolving Lender shall be required to make the Advances referred to in Section 5.3.2 or the payments referred to in Section 5.3.4 notwithstanding (i) the amount of the Advance may not comply with the minimum amount required for Advances hereunder; (ii) whether any conditions specified in Section 10.3 are then satisfied; (iii) whether a Default or Event of Default has occurred and is continuing; (iv) the date of such Advance; and (v) whether the Aggregate Commitment has been, or, after the making of such Advance, will be, exceeded.

5.3.6    Each Revolving Lender shall immediately on demand indemnify the Issuing Lender to the extent of such Revolving Lender’s Rateable Portion of any amounts paid or liability incurred by the Issuing Lender under each Letter of Credit to the extent that the Borrower does not fully reimburse the Issuing Lender therefor.

5.4	Cash Collateral for Letters of Credit

If any Letter of Credit is outstanding upon the occurrence of an Event of Default or on the Final Maturity Date, the Borrower shall, if required by the Administrative Agent, either forthwith pay to the Administrative Agent for the benefit of the applicable Issuing Lender an amount or provide it with other security satisfactory to the Issuing Lender and the Administrative Agent (whether by way of a letter of credit from a financial institution approved by the Issuing Lender or otherwise) (the “deposit collateral”) equal to the undrawn principal amount of the outstanding Letter of Credit and in the currency of such Letter of Credit, which deposit collateral shall be held by the Administrative Agent for application against the indebtedness owing by the Borrower to the Issuing Lender in respect of any draw on the outstanding Letter of Credit. In the event that the Issuing Lender is not called upon to make full payment on the outstanding Letter of Credit prior to its Maturity Date, the deposit collateral, or any part thereof as has not been paid out, shall, so long as no Event of Default then exists, be returned to the Borrower.

5.5	Risks of Letters of Credit

The obligations of the Borrower with respect to Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(a)	any lack of validity or enforceability of any Loan Document or the Letters of Credit;

(b)	any amendment or waiver of, or any consent to or actual departure from, this Agreement;

(c)

the existence of any claim, set-off, defence or other right which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Lender, the Lenders, or any other Person or entity, whether in connection with this Agreement, the transactions contemplated herein or in any other agreements or any unrelated transactions;

(d)

any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect except for non-compliance with the payment conditions of such Letter of Credit; or

(e)	any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

It is understood and agreed that neither the Issuing Lender, the Revolving Lenders nor the Administrative Agent shall have any liability for, and that the Borrower assumes all responsibility for: (i) the genuineness of any signature; (ii) the form, validity, genuineness, falsification and legal effect of any draft, certification or other document required by a Letter of Credit or the authority of the Person signing the same; (iii) the failure of any instrument to bear any reference or adequate reference to a Letter of Credit or the failure of any Persons to note the amount of any instrument on the reverse of a Letter of Credit or to surrender a Letter of Credit; (iv) the good faith or acts of any Person (other than itself and its agents and employees); (v) the existence, form or sufficiency or breach or default under any agreement or instruments of any nature whatsoever; (vi) any delay in giving or failure to give any notice, demand or protest; and (vii) any error, omission, delay in or non-delivery of any notice or other communication, however sent. The determination as to whether the required documents are presented prior to the expiration of a Letter of Credit and whether such other documents are in proper and sufficient form for compliance with a Letter of Credit shall be made by the applicable Issuing Lender in its sole discretion, which determination shall be conclusive and binding upon the Borrower absent manifest error. It is agreed that the Issuing Lender may honour, as complying with the terms of a Letter of Credit and this Agreement, any documents otherwise in order and signed or issued by the beneficiary thereof. Any action, inaction or omission on the part of the Issuing Lender under or in connection with the Letters of Credit or any related instruments or documents, if in good faith and in conformity with such laws, regulations or commercial or banking customs as the Issuing Lender may reasonably deem to be applicable, absent any gross negligence or willful misconduct by the Issuing Lender, (A) shall be binding upon the Borrower, and (B) shall not affect, impair or prevent the vesting of the rights or powers of the Issuing Lender, the Administrative Agent or the Revolving Lenders hereunder or the Borrower’s obligation to make full reimbursement of amounts drawn under the Letters of Credit.

ARTICLE 6

INTEREST AND FEES

6.1	Interest Rates

6.1.1    Prime Rate Loans shall bear interest at a rate per annum equal to the sum of the Prime Rate in effect from time to time plus the Applicable Margin.

6.1.2    USBR Loans shall bear interest at a rate per annum equal to the sum of the U.S. Base Rate in effect from time to time plus the Applicable Margin.

6.1.3    LIBOR Loans shall bear interest at a rate per annum equal to the sum of the LIBOR in effect from time to time plus the Applicable Margin.

6.1.4    CDOR Loans shall bear interest at a rate per annum equal to the sum of the CDOR Rate in effect from time to time plus the Applicable Margin.

6.2	Calculation and Payment of Interest

Interest on Prime Rate Loans, USBR Loans, LIBOR Loans and CDOR Loans shall accrue from day to day, both before and after default, demand, maturity and judgment, and shall be payable to the Administrative Agent for the account of the applicable Lenders in Canadian dollars for Prime Rate Loans and CDOR Loans, and in U.S. dollars for USBR Loans and LIBOR Loans, in each case, in arrears on each Interest Payment Date for the period from and including the Borrowing Date or the last Interest Payment Date (as the case may be) to but excluding the Interest Payment Date on which payment is made. Interest on Prime Rate Loans, USBR Loans and CDOR Loans shall be calculated based on a year of 365 or 366 days on the principal amount of the Prime Rate Loans and USBR Loans remaining unpaid on each day. Interest on LIBOR Loans shall be calculated on the principal amount of the LIBOR Loans outstanding during such period and on the basis of the actual number of days elapsed divided by 360. Where the rate applicable to a Prime Rate Loan or USBR Loan, as applicable, is changed, interest shall be charged at the new rate as of and including the day on which such change is effective.

6.3	Determination of Discount Rate and Fees on Bankers’ Acceptances

The Administrative Agent shall, at or about 10:00 a.m. (Toronto time) or as soon thereafter as is reasonably practicable on the first day of each BA Period, notify the Borrower and each Lender of the Discount Rate as determined by the Administrative Agent on such date. Upon acceptance of a Bankers’ Acceptance by the Lenders, the Borrower shall pay to the Administrative Agent on behalf of the Lenders a fee (the “Acceptance Fee”) calculated on the face amount of the Bankers’ Acceptance at a rate per annum equal to the Applicable Margin on the basis of the number of days in the BA Period for the Bankers’ Acceptance and a year of 365 days.

6.4	Letter of Credit Fees

6.4.1    In connection with any Letter of Credit issued hereunder, the Borrower shall pay to the Administrative Agent on behalf of the Revolving Lenders a fee (the “L/C Fee”) calculated on the average daily aggregate of the then undrawn and unexpired amount of all

Letters of Credit outstanding during the period (or any portion thereof) for which payment is being made at a rate per annum equal to the Applicable Margin. L/C Fees shall be payable in arrears on the fifth Business Day after the end of each Fiscal Quarter and on the termination of the Revolving Facility, and calculated based on the actual days elapsed in a 365 or 366 day year, as the case may be.

6.4.2    The Borrower shall also pay to the Administrative Agent on behalf of the applicable Issuing Lender a fronting fee (the “Fronting Fee”) at a rate of 0.25% per annum calculated on the average daily aggregate of the then undrawn and unexpired amount of all Letters of Credit issued by the Issuing Lender and outstanding during the period (or any portion thereof) for which payment is being made. Fronting Fees shall be payable in arrears on the third Business Day after each Fiscal Quarter and on the termination of the Revolving Facility, and calculated based on the actual days elapsed in a 365 or 366 day year, as the case may be.

6.4.3    The L/C Fees and the Fronting Fees shall be payable in the currency in which the applicable Letter of Credit is denominated.

6.4.4    In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and reasonable expenses as are incurred or charged by the Issuing Lender or the Administrative Agent, as the case may be, in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

6.5	Undrawn Fee

From and after the date hereof, undrawn fees shall accrue, and the Borrower shall pay to the Administrative Agent for the rateable account of the Revolving Lenders (in the case of the Revolving Facility) and the Swingline Lender (in the case of the Swingline), an amount equal to the Undrawn Fee calculated daily based on a year of 365 or 366 days, as the case may be, on the unutilized and uncancelled portion of each of the Revolving Facility Commitment and the Swingline Commitment on each day in the applicable period. The Undrawn Fee shall be payable in arrears on the fifth Business Day after the end of each Fiscal Quarter and on the termination or cancellation of the Revolving Facility.

6.6	Agency Fee

In consideration of the Administrative Agent acting in such capacity under the Loan Documents, the Borrower will continue to pay to the Administrative Agent agency fees in the amounts specified in the Agency Fee Letter.

6.7	Other Fees

The Borrower shall pay to BMO, in its capacity as a Joint Lead Arranger, other fees in accordance with the Supplemental Arrangement Letter.

6.8	Default Interest

Upon the occurrence of, and during the continuance of, an Event of Default, the Applicable Margin otherwise in effect under this Agreement in respect of all Advances will increase by an additional 2% per annum, to the extent permitted by Applicable Law.

6.9	Interest on Overdue Amounts

If any amount owed by a Loan Party to the Lenders under any of the Loan Documents is not paid when due and payable, such overdue amount shall bear interest, payable on demand at a rate per annum equal to the interest rate otherwise applicable under this Agreement from time to time to such amount (or, if there is no provision in any Loan Document specifying the interest payable on such overdue amount, at a rate per annum equal to the Prime Rate plus 2% or the U.S. Base Rate plus 2%, as applicable, to the extent permitted by Applicable Law), in each such case, from the date of non-payment until paid in full (together with any increased interest payable hereunder after the occurrence and during the continuance of an Event of Default).

ARTICLE 7

SECURITY AND INSURANCE

7.1	Security

To secure the due and punctual payment of all Secured Obligations, the Borrower delivered or caused to be delivered to the Administrative Agent for and on behalf of the Lenders and other Secured Parties from time to time the following security, all of which were in form and substance reasonably satisfactory to the Administrative Agent, together with all relevant or required power of attorney, authorization and direction to register, registrations, filings and other supporting documentation and opinions of counsel as were requested by the Administrative Agent or its counsel, acting reasonably:

7.1.1    a guarantee and postponement of claim from each Guarantor guaranteeing the due payment and performance to the Administrative Agent for and on behalf of the Secured Parties of all present and future Secured Obligations of the Borrower (and, in the case of CSI, subject to the OLG Direct Agreement and with limitations satisfactory to the Administrative Agent to reflect the exclusion of Excluded CSI Assets from the Secured Parties’ claims);

7.1.2    a limited recourse guarantee from each Limited Recourse Guarantor;

7.1.3    a general security agreement from the Borrower and each Guarantor in favour of the Administrative Agent for and on behalf of the Secured Parties constituting a first-priority Lien (subject only to Permitted Liens) on all of its present and future personal property and fixtures, including all licences acquired by the Borrower or the Guarantor pursuant to the TAPA (subject to excluded property, including Excluded Accounts, as defined therein and, in the case of CSI, excluding the Excluded CSI Assets);

7.1.4    a securities pledge agreement in favour of the Administrative Agent for and on behalf of the Secured Parties constituting a first-priority Lien (subject only to Permitted Liens) in respect of all present and future Equity Interests held by such Obligor in any other Obligor;

7.1.5    a securities pledge agreement in favour of the Administrative Agent for and on behalf of the Secured Parties constituting a first-priority Lien (subject only to Permitted Liens) in respect of all present and future Equity Interests and Subordinated Debt of the Borrower held by such Limited Recourse Guarantor;

7.1.6    a fixed and floating charge debenture from each Obligor in favour of the Administrative Agent for and on behalf of the Secured Parties constituting a first fixed charge on such Obligor’s interest in each of the Leases (excluding, for clarity, the Kent Street Parking Licences) and other real property interests;

7.1.7    an assignment by way of security of each of the Material Agreements (other than the Leases) from each Obligor party thereto in favour of the Administrative Agent for and on behalf of the Secured Parties constituting a first priority Lien (subject only to Permitted Liens) on such agreements;

7.1.8    Subordination Agreements in respect the Convertible Debentures and any other Subordinated Debt; and

7.1.9    all share certificates, stock powers of attorney, consents, authorizations and other documents reasonably required by the Administrative Agent in order to make valid and effective the aforementioned agreements.

7.2	After Acquired Property and Further Assurances

7.2.1    The Borrower shall, and shall cause each other Loan Party to, from time to time at the expense of the Borrower and, at the reasonable request of the Administrative Agent, execute and deliver all such further instruments and documents (including instruments of assignment, transfer, mortgage, pledge or charge) in connection with any Property of the Borrower or of such other Loan Party (provided that any real property mortgage or debenture shall only be required in respect of owned real property with a fair market value in excess of $500,000), whether now existing or acquired by the Borrower or such other Loan Party after the date hereof and intended to be subject to the Security (including any insurance thereon), including any such instruments reasonably required as a result of any transaction permitted by this Agreement, and take such further action within its control as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits granted or intended to be granted to the Administrative Agent by the Security Documents and of the rights and remedies therein granted to the Administrative Agent, including the filing of financing statements or other documents under any Applicable Law with respect to Liens created thereby.

7.2.2    Within thirty (30) days of the date on which any Person shall become a Subsidiary of the Borrower, the Borrower shall cause such Person to execute and deliver to the Administrative Agent a guarantee in form and substance satisfactory to the Administrative Agent whereby such Person guarantees all present and future Secured Obligations, and to execute and deliver to the Administrative Agent such Security Documents as are reasonably required by the Administrative Agent (in form and substance similar to the Security Documents previously delivered and otherwise reasonably satisfactory to the Administrative Agent) to provide the Administrative Agent with a first-priority Lien (subject only to Permitted Liens) in all of the present and future Property of such Person.

7.2.3    Within thirty (30) days of the date on which any Person shall become a direct holder of Equity Interests or Subordinated Debt of the Borrower, the Borrower shall cause such Person to execute and deliver to the Administrative Agent a limited recourse guarantee in form and substance satisfactory to the Administrative Agent whereby such Person guarantees, on a limited recourse basis, all present and future Secured Obligations, and to execute and deliver to the Administrative Agent a securities pledge agreement (in form and substance similar to the securities pledge agreements previously delivered and otherwise reasonably satisfactory to the Administrative Agent) to provide the Administrative Agent with a first-priority Lien (subject only to Permitted Liens) in all of the present and future Equity Interests or Subordinated Debt held by such Limited Recourse Guarantor in the Borrower.

7.2.4    In connection with the execution and delivery of any guarantee, pledge agreement, mortgage, hypothec, security agreement or analogous document pursuant to this Section 7.2, the Borrower shall, and the Borrower shall cause each other Loan Party to, deliver to the Administrative Agent such corporate resolutions, certificates, legal opinions and such other related documents as shall be reasonably requested by the Administrative Agent, and consistent with the relevant forms and types thereof delivered on the Initial Advance Date or as shall be otherwise reasonably acceptable to the Administrative Agent. Each guarantee, pledge agreement, mortgage, hypothec, security agreement and any other analogous document delivered pursuant to this Section 7.2 shall constitute a Security Document and shall be deemed to be a Loan Document from and after the date of execution thereof.

7.3	Security Effective Notwithstanding Date of Advance

The Liens created under any of the Security Documents shall be effective and the undertakings in the Loan Documents in respect thereto shall be continuing, whether the monies hereby or thereby secured or any part thereof shall be advanced before or after or at the same time as the creation of any such Liens or before or after or upon the date of execution of this Agreement. The Security shall not be affected by any payments on the Loans, by the balance of the Loans fluctuating from time to time or by the accounts established under Section 3.8 ceasing to be in a debit balance, but shall constitute continuing security to the Lenders for the Obligations under or in respect of Advances from time to time.

7.4	No Merger

The Security shall not merge in any other security. No judgment obtained by or on behalf of the Lenders or any of them shall in any way affect any of the provisions of this Agreement or any of the Security Documents. For greater certainty, no judgment obtained by or on behalf of the Lenders or any of them shall in any way affect the obligation of the Borrower to pay interest at the rates, at the times and in the manner provided in this Agreement.

7.5	Cash Management Obligation and Hedging Obligations

In addition to the Obligations, the Security shall secure the following Secured Obligations of the Obligors owing to the Secured Parties from time to time:

(a)

Cash Management Obligations in respect of cash management services provided by a Lender or an Affiliate thereof, to an Obligor at a time when it had a Commitment under a Credit Facility, even if its Commitment has terminated or has been repaid in full or it has assigned or participated its Commitment; and

(b)

Hedging Obligations in respect of Hedging Arrangements entered into by a Lender or any Affiliate thereof with an Obligor at a time when it had a Commitment under a Credit Facility or which existed at the time such Person (or its Affiliate) became a Lender, even if its Commitment has terminated or has been repaid in full or it has assigned or participated its Commitment, in each case, on a rateable basis with all of the other Obligations (but, for greater certainty, in the case of clauses (a) or (b) above, only to the extent such Cash Management Obligations or Hedging Obligations were incurred at the time such Lender had a Commitment under a Credit Facility).

7.6	Insurance Proceeds

7.6.1    Subject to Section 7.6.3, all insurance proceeds in respect of the Property of the Obligors received by the Administrative Agent as loss payee aggregating $500,000 or less in aggregate in respect of any Operating Year shall be released to the applicable Obligor, to be applied to the prompt repair, rebuild or replacement of the damaged Property or otherwise applied in accordance with Section 2.7.4.

7.6.2    Subject to Section 7.6.3, all insurance proceeds in respect of the Property of the Obligors received by the Administrative Agent as loss payee aggregating more than $500,000 in aggregate in respect of any Operating Year shall be held by the Administrative Agent and released by the Administrative Agent to the applicable Obligor (i) for purposes of the repair, rebuild or replacement of the damaged Property upon satisfaction of the Repair Conditions, or (ii) otherwise for purposes of application in accordance with Section 2.7.4, in each case within the time period specified therein, and if not so applied within such time period shall be applied to repayment of the Loans under the Credit Facilities in accordance with this Agreement.

7.6.3    No Obligor shall be entitled to any proceeds of insurance in respect of its Property if there exists a Default or Event of Default. In such circumstances, all such insurance proceeds shall be held by the Administrative Agent until such time as the Default or Event of Default is cured. If the Obligations are accelerated pursuant to Section 11.2, all such retained insurance proceeds shall be applied by the Administrative Agent against such of the Secured Obligations as the Lenders may determine.

7.7	Survivorship

The provisions of this Article 7 and all other provisions of this Agreement which are necessary to give effect to each of the provisions of this Article 7 shall survive the repayment in full of the Credit Facilities until such time as all of the Secured Obligations have been repaid in full and all of the Commitments of the Lenders and the Administrative Agent in connection therewith have been terminated.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1	Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows and acknowledges that the Administrative Agent and each Lender is relying upon such representations and warranties in entering into this Agreement and in providing Advances hereunder:

8.1.1    Incorporation and Status. Each Obligor is: (i) duly incorporated, organized or formed and validly existing under the laws of its jurisdiction of incorporation, organization or formation; and (ii) registered or qualified to carry on business in the Province of Ontario and in each other jurisdiction in which it carries on business or owns, leases or operates Property except, in the case of any such other jurisdiction, where failure to be so registered or qualified could not reasonably be expected to have a Material Adverse Effect.

8.1.2    Power and Capacity. Each Obligor has the corporate, partnership or other constitutional power and capacity to own and operate its Property and to carry on the Business, to enter into each of the Loan Documents to which it is a party and to do all acts and things as are required or contemplated hereunder or thereunder to be done, observed and performed by it.

8.1.3    Due Authorization. Each Obligor has taken all necessary corporate, partnership and other action to authorize the execution, delivery and performance of each of the Loan Documents to which it is a party.

8.1.4    Compliance. The execution and delivery by each Obligor, and the performance by it of its obligations under the Loan Documents to which it is a party, does not and will not contravene, breach or result in any default under (i) Applicable Law, (ii) its partnership agreement, articles, by-laws or other organizational documents, or (iii) any Material Agreement or Material Authorization to which it is a party or by which it or any of its Property is bound.

8.1.5    Enforceability. Each of the Loan Documents constitutes, or upon execution and delivery will thereupon and thereafter constitute, a valid and binding obligation of each Obligor party thereto, enforceable against each of them in accordance with its terms, subject only to the qualifications set out in the opinion of counsel delivered pursuant to Section 10.2.17.

8.1.6    No Governmental Consents Required. No authorization, consent or approval of, or filing with or notice to any Governmental Authority is required in connection with the execution, delivery or performance by (i) the Borrower of this Agreement, or (ii) each Obligor of any of the other Loan Documents to which it is a party, other than the consent of OLG which is evidenced by the OLG Direct Agreement and such other notices to and filings with Governmental Authorities which have been made and reported on to the Administrative Agent.

8.1.7    Third Party Consents. Each Obligor has obtained, made or taken all material consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required in connection with the execution, delivery and performance by it of the Loan Documents to which it is a party and all other agreements or instruments delivered pursuant to such Loan Documents and the consummation of the transactions contemplated by such Loan Documents, including (i) consent of each of the landlords under the Leases as evidenced by the applicable Landlord Direct Agreement (other than with respect to the Dorchester Lease except as provided in Section 9.2.15), and (ii) consent of the MGE Manager as evidenced by the MGE Manager Direct Agreement.

8.1.8    Financial Statements. The audited annual consolidated financial statements of the Borrower and interim unaudited consolidated financial statements of the Borrower provided to the Lenders from time to time after the Original Closing Date, in the form delivered by the Borrower to the Lenders, will, when delivered, each have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of the Borrower and the results of its operations and cash flows for the period covered thereby (subject to year-end adjustments and the absence of footnotes in the case of the interim financial statements).

8.1.9    No Litigation. Except as disclosed in Schedule 8.1.9 as of the date hereof, there are no litigation, arbitration, administrative or regulatory proceedings outstanding, pending or, to the knowledge of any Obligor, threatened in writing against any Obligor or any of their respective Property that (i) involve the Material Agreements or (ii) could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

8.1.10    Compliance with Laws. Each Obligor is in compliance in all respects with all Applicable Laws, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.1.11    Corporate Structure. The capital structure of the Obligors, each Limited Recourse Guarantor and the Sponsor and any intermediate holding entities, including the direct beneficial owners of all of the issued and outstanding Equity Interests of such entities (other than the Sponsor), is set out in Schedule 8.1.11 (as updated from time to time in accordance with Section 9.1.1.5(c)). At the Second Closing Date, except as set out in the Investor Rights Agreement and the Convertible Debentures, no Person has any right or option to purchase or otherwise acquire any of the issued and outstanding Equity Interests of any Obligor. No Obligor has any Subsidiaries other than as identified on Schedule 8.1.11 (as updated from time to time in accordance with Section 9.1.1.5(c)), and all of the Equity Interests held by any Obligor in any other Person are set out in Schedule 8.1.11 (as updated from time to time in accordance with Section 9.1.1.5(c)).

8.1.12    Jurisdictions, Locations of Collateral. Schedule 8.1.12 (as updated from time to time in accordance with Section 9.1.1.5(c)), correctly sets forth with respect to each of the Obligors: (a) the jurisdiction of incorporation, organization or formation, as applicable, (b) the chief executive office, registered office and principal place of business, and (c) all bank accounts maintained with financial institutions other than the Administrative Agent.

8.1.13    Liens. Each Obligor has good and marketable title to its Property, in each case free and clear of all Liens, other than Permitted Liens. The Property owned by the Obligors is sufficient in order for the Business to be carried on as currently conducted.

8.1.14    Taxes. Each Obligor has timely filed or caused to be filed all material Tax returns which, to the Borrower’s knowledge, are required to have been filed and has paid or caused to be paid all Taxes shown to be due and payable on such returns or on any assessments or reassessments made against it or any of its Property and all other material Taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in its books).

8.1.15    Environmental Matters. Except as disclosed in Schedule 8.1.15 (as updated from time to time in accordance with Section 9.1.1.5(c)):

8.1.15.1    all property, facilities and equipment thereon owned, leased, used or operated by an Obligor have (to the knowledge of the Borrower) been, and from and after the Second Closing Date will be, owned, leased, used or operated, and each of the Obligors is in compliance in all material respects with all Environmental Laws;

8.1.15.2    to the knowledge of the Borrower, there are no pending or threatened complaints, notices, claims, actions, investigations, prosecutions, orders or requests for information with respect to any actual or alleged material Environmental Liability of, including any actual or alleged material violation of Environmental Law or Environmental Permits by, any Obligor;

8.1.15.3    to the knowledge of the Borrower, there has been no use, Release, generation, manufacturing, production or storage of Hazardous Substances or, to the knowledge of the Borrower, by any third party in, at, on, under, near or from any Property owned, leased, used or operated by an Obligor that could reasonably be expected to have a Material Adverse Effect;

8.1.15.4    the Obligors hold all material Environmental Permits required for the operation of the Business as presently conducted, are in compliance in all material respects with all such Environmental Permits, all such Environmental Permits have been validly issued and are in full force and effect;

8.1.15.5    to the knowledge of the Borrower, no conditions, facts or circumstances exist at, on or under any Property owned, leased, used or operated by any Obligor which, with the passage of time, or the giving of notice or both, could reasonably be expected to give rise to an Environmental Liability that could reasonably be expected to have a Material Adverse Effect; and

8.1.15.6    the Borrower has in effect a management system and policies and procedures in respect of its Environmental Activities designed to manage and mitigate Environmental Liability, maintain compliance with Environmental Laws and Environmental Permits, and respond in a timely and effective manner in compliance with Environmental Laws in the event of non-compliance therewith or a Release of Hazardous Substances.

8.1.16    Insurance. The Obligors maintain insurance (including business interruption insurance, property insurance and general liability insurance) with responsible insurance carriers and in such amounts and covering such risks as have been determined by the Borrower to be appropriate and prudent in the circumstances (and, in any event, as required by Section 9.2.10 and by any Material Agreement or Lease). All such material insurance policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy. No Obligor maintains any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto. The certificate of insurance delivered to the Administrative Agent pursuant to Section 10.2.15 contains an accurate and complete description of all material policies of insurance owned or held by the Obligor and such insurance complies in all material respects with the requirements of this Section 8.1.16.

8.1.17    Default.

8.1.17.1    No Default or Event of Default has occurred and is continuing.

8.1.17.2    No Obligor is in breach (after giving effect to any applicable grace or cure period) in any material respect of (a) any Material Agreement, (b) any other agreement governing Debt outstanding in a principal amount in excess of $10,000,000, or (c) any other contractual obligation, judgment or decree, relating in any way to it, any Casino Facility, the operation of the Business or to its Property, the breach or violation of which could, in the case of clause (c), reasonably be expected to result in a Material Adverse Effect.

8.1.18    Material Adverse Change. No event has occurred which has resulted in or which could reasonably be expected to result in a Material Adverse Change.

8.1.19    Intellectual Property.

8.1.19.1    Each Obligor has obtained and maintains in full force and effect all Intellectual Property as is required or desirable for it to carry on the Business and perform its obligations under the Material Agreements, except to the extent the failure to obtain or maintain same could not reasonably be expected to have a Material Adverse Effect.

8.1.19.2    There has been no material violation (or asserted violation) by an Obligor of the terms and conditions governing such Obligor’s use of any material licensed Intellectual Property.

8.1.20    Debt. No Obligor has outstanding any Debt that is not Permitted Debt.

8.1.21    Books and Records. All books and records of each Obligor have been fully, properly and accurately kept and completed in accordance with GAAP (to the extent applicable) in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

8.1.22    Material Authorizations.

8.1.22.1    The Borrower and each Guarantor possess all Material Authorizations required to (i) own the Casino Facilities currently owned or contemplated herein to be acquired and (ii) conduct the Business as currently conducted or as contemplated herein to be conducted.

8.1.22.2    Except as set forth on Schedule 8.1.22 or as otherwise disclosed to the Administrative Agent from time to time in accordance with Section 9.1.4, all Material Authorizations referred to in Section 8.1.22.1 are in full force and effect, no such Material Authorization is subject to any material dispute, and no material breach, non-compliance or default has occurred and is continuing in respect of any such Material Authorization.

8.1.23    Material Agreements and OLG Policies.

8.1.23.1    Except as set forth in Schedule 8.1.23 (as updated from time to time in accordance with Section 9.1.1.5(c)), no Obligor is a party to or otherwise subject to or bound by any Material Agreement not listed in the definition thereof.

8.1.23.2    Except as set forth in Schedule 8.1.23 (as updated from time to time in accordance with Section 9.1.1.5(c)), all the Material Agreements are in full force and effect, unamended.

8.1.23.3    A true and complete copy of each Material Agreement has been delivered to the Administrative Agent.

8.1.23.4    Each Obligor is in compliance in all material respects with the Material Agreements to which it is party, and no Obligor has received written notice from the counterparty asserting or alleging that any material default on the part of any Obligor has occurred and is continuing in respect of any Material Agreement. Without limiting the generality of the foregoing, all amounts payable by the Borrower to OLG pursuant to the COSA have been paid. To the Borrower’s knowledge, except as disclosed to the Administrative Agent, no other party to any Material Agreement is in material default with respect thereto.

8.1.23.5    Each Obligor is in compliance in all material respects with all applicable Gaming Laws and with the OLG Policies, and no Obligor has received notice from OLG or any other Gaming Authority asserting or alleging any material non-compliance therewith.

8.1.24    Real Property.

8.1.24.1    As of the date hereof, no Obligor is the owner of, or under any agreement or option to own, any real property.

8.1.24.2    With respect to each Casino Location, the Borrower has as of the date hereof good and valid rights to use and occupy the leased premises pursuant to a good and marketable leasehold or subleasehold interest obtained under the relevant Lease. Schedule 8.1.24 (as updated from time to time in accordance with Section 9.1.1.5(c)) sets forth the particulars of each Lease and the applicable municipal description of each Casino Location. Except as set out in Schedule 8.1.24 (as updated from time to time in accordance with Section 9.1.1.5(c)) with respect to each Lease: (a) notice of the leasehold or subleasehold interest has been duly registered in favour of the Borrower on title to the lands leased, (b) such leasehold or subleasehold interest is free and clear of all Liens other than Permitted Liens, (c) such Lease ranks in priority to any Liens other than Permitted Liens; (d) each Lease is in good standing in all material respects and is in full force and effect, unamended, (e) the Borrower has not received written notice of any material default on the part of any Obligor which is continuing in respect of such Lease, and (f) to the Borrower’s knowledge, except as disclosed to the Administrative Agent, the other party to such Lease is not in material default thereunder.

8.1.24.3    Each of the Obligors has paid all amounts payable by it which have become due to the landlord under each Lease (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings by the applicable Obligor and in respect of which there is no material risk of termination of such Lease or any sale, forfeiture or loss of any Collateral), and has paid all other occupancy charges which have become due thereunder.

8.1.24.4    Pursuant to the Landlord Direct Agreements, all consents required under the Leases to permit the grant of subleasehold or personal property security in favour of the Administrative Agent have been obtained.

8.1.24.5    The current uses of the Casino Locations including any construction projects thereon are permitted under Applicable Laws in all material respects.

8.1.24.6    The lender title insurance policies or binding commitments therefor issued by the Title Insurer in respect of the Casino Locations delivered to the Administrative Agent pursuant to Section 10.2.16 or after the Original Closing Date and remain in full force and effect.

8.1.24.7    No Obligor has received any notification of or has any knowledge of any outstanding or incomplete work orders, deficiency notices, default under any Permitted Liens or other current non-compliance with Applicable Laws relating to any Casino Locations or the NFEC Facility, including any construction projects thereon, which, in each case, could reasonably be expected to materially impair the use and occupancy of such Casino Locations or the NFEC Facility as used in the Business, except for those disclosed in Schedule 8.1.24 (as updated from time to time in accordance with Section 9.1.1.5(c) and except for those relating to the NFEC Facility and subject to the litigation referred to in Schedule 8.1.9).

8.1.25    Benefit Plans. Other than as set out on Schedule 8.1.25 (as updated from time to time in accordance with Section 9.1.1.5(c)), no Obligor maintains or contributes to any Pension Plan. No Obligor sponsors, maintains, contributes to or is required to contribute to a Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(l) of the ITA. All Benefit Plans are, and have been, established, registered, administered and funded, where applicable, in all material respects in accordance with the terms of such Benefit Plans, including the terms of the material documents that support such Benefit Plans, and all Applicable Law. To the knowledge of the Borrower, no event has occurred respecting any Pension Plan which would result in the revocation of the registration, if applicable, of such Pension Plan. There are no outstanding disputes concerning the assets of any of the Benefit Plans which could reasonably be expected to have a Material Adverse Effect. No promises of benefit improvements under any of the Benefit Plans have been made except where such improvement could not reasonably be expected to have a Material Adverse Effect. All material employee and participant payments, contributions or premiums required to be made or paid by an Obligor to the Pension Plans have been made on a timely basis in accordance with the terms of such plans and all Applicable Laws.

8.1.26    Labour and Employment Matters.

8.1.26.1    CSI is and shall at all times remain a special purpose entity and shall not have (a) any business or operations other than the provision of employees to the Borrower for the operation of the Casino Facilities, (b) any liabilities other than employee obligations and related incidental obligations, or (c) any assets other than its employees, its employee services contract with the Borrower, the Excluded CSI Assets and legal title to certain vehicles owned as of the Original Closing Date.

8.1.26.2    Except as set forth in 8.1.26 (as updated from time to time in accordance with Section 9.1.1.5(c)), no Obligor, nor any of their respective employees, is subject to any collective bargaining agreement. There are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrower, threatened against any Obligor, or their respective employees, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There are no unfair labour practice or other material written complaints, grievances or arbitration proceedings pending or outstanding, or to the knowledge of the Borrower (after due inquiry), threatened against any Obligor which would reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.

8.1.26.3    Each Obligor has withheld from each payment to each of its officers, directors and employees the amount (other than immaterial amounts) of all Taxes, including income tax, employment insurance and other payments and deductions required to be withheld therefrom under Applicable Law, and has paid the same to the proper taxation or other receiving authority in accordance with Applicable Law. No Obligor is subject to any claim by or liability to any of their respective officers, directors or employees for salary (including vacation pay) or benefits which would rank in whole or in part pari passu with or prior to the Liens created by the Security.

8.1.27    Anti-Money Laundering and Anti-Terrorism, etc.

8.1.27.1    No Obligor or Affiliate of any Obligor is in violation of any AML Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any AML Law.

8.1.27.2    No Obligor, and, to the knowledge of the Borrower, no director, officer, agent, employee or Affiliate of an Obligor is a Sanctioned Person. No Advance pursuant to this Agreement will be used, directly or indirectly, for the benefit of, or as payment to, any Sanctioned Person.

8.1.27.3    No Obligor nor, to the knowledge of the Borrower, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any Obligor, has taken any action, directly or indirectly, that would result in a violation by such Person of the Corruption of Foreign Public Officials Act (Canada), Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other applicable anti-corruption law; and the Borrower has instituted and maintains policies and procedures designed to ensure continued compliance therewith. No part of the proceeds of the Advances will be used, directly or indirectly, in violation of any applicable anti-corruption law, including for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of any applicable anti-corruption law.

8.1.28    Perfection of Security Interests. All filings and other actions necessary to perfect and protect the Security have been or will, as soon as practicable following the Initial Advance Date, be duly made or taken and are or will be in full force and effect upon completion of registration, and the Security Documents create in favour of the Administrative Agent for the benefit of the Lenders and the other Secured Parties a valid and, together with such filings and other actions, perfected first priority Lien on the Collateral (subject only to Permitted Liens), securing the payment of the Secured Obligations.

8.1.29    Solvency. No Obligor is nor, after giving effect to any requested Advance, will be an “insolvent person” or “bankrupt” as defined in the Bankruptcy and Insolvency Act (Canada). For purposes of the determination thereof, the amount of any contingent liability at any time for all other purposes shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

8.1.30    Use of Proceeds. Advances under the Credit Facilities have not been used for any purpose other than as permitted in accordance with Section 2.4.

8.1.31    Excluded Accounts. The accounts listed in Schedule 8.1.31 (as updated from time to time in accordance with Section 9.1.1.5(c)) constitute accounts in respect of which Gaming Revenue (as defined in the COSA) is held in trust for the sole benefit of OLG pursuant to the COSA.

8.1.32    Margin Regulations. None of the Loan Parties is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

8.1.33    No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or to any of the transactions contemplated thereby as a result of any actions by the Borrower or any of its Affiliates; and the Obligors hereby agree to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable legal fees) arising in connection with any such claim, demand, or liability.

8.1.34    Completeness of Disclosure. All written information (other than projections) provided, or to be provided from time to time, to the Lenders in connection with the Credit Facilities is true and correct in all material respects and none of the documentation furnished to the Administrative Agent or the Lenders by or on behalf of any of the Obligors omits or will omit as of such time a material fact necessary to make the statements contained therein not misleading, and all expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds after due inquiry by such Obligor (and any other Person who furnished such material on behalf of an Obligor). All projections that have been or will be made available to the Lenders hereunder have been or will be prepared in good faith based on reasonable assumptions (it being understood that any projections provided are subject to significant uncertainties and contingencies, many of which are beyond the control of the Obligors, that actual results may vary from projected results and those variations may be material). There is no fact known to the Borrower which has not been disclosed to the Administrative Agent in writing and which has had, or is reasonably likely to have, a Material Adverse Effect.

8.2	Survival and Repetition of Representations and Warranties

The representations and warranties set out in Section 8.1 shall survive the execution and delivery of this Agreement and all other Loan Documents and will be deemed to be repeated by the Borrower as of each Borrowing Date, Rollover Date and Conversion Date, except for those representations expressly stated to be made as of an earlier date, and except to the extent that, on or prior to such date, (i) with respect to the disclosure addressed by the Schedules listed in Section 9.1.2.1 the Borrower has disclosed a variation in any applicable representation and warranty in accordance with such Section, or (ii) the Borrower has advised the Administrative Agent in writing of a variation in any such representation or warranty and the Required Lenders have approved such variation.

ARTICLE 9

COVENANTS

9.1	Reporting

So long as any Obligations remain outstanding or so long as the Borrower has the right to utilize the Credit Facilities, the Borrower covenants and agrees to and in favour of the Administrative Agent and the Lenders that:

9.1.1    Financial Reporting

The Borrower shall deliver to the Administrative Agent:

9.1.1.1    as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter of the Borrower, or such earlier date as provided to OLG, the interim unaudited consolidated financial statements of the Borrower as at the end of such Fiscal Quarter prepared in accordance with GAAP including, without limitation, a balance sheet, income statement and statement of cash flows, in each case as at the end of and for such Fiscal Quarter and the then elapsed portion of the Operating Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or in the case of the balance sheet, as at the end of) the previous Operating Year and a comparison to the Annual Business Plan, in each case subject to year-end adjustments and the absence of footnotes;

9.1.1.2    as soon as available and in any event within one-hundred and twenty (120) days after the end of each Operating Year of the Borrower, or such earlier date as provided to OLG, the annual audited consolidated financial statements of the Borrower prepared in accordance with GAAP including, without limitation, a balance sheet, income statement and statement of cash flows, as at the end of and for such Operating Year (which financial statements shall be audited by a nationally recognized accounting firm, whose opinion shall accompany such financial statements), setting forth in each case in comparative form the figures for the previous Operating Year;

9.1.1.3    for the first twelve (12) full consecutive months following a Closure Period, as soon as available and in any event within 30 days of the end of each month, monthly unaudited consolidated financial statements of the Borrower as at the end of such month prepared in accordance with GAAP including, without limitation, a balance sheet, income statement, and statement of cash flows, in each case as at the end of and for such month, setting forth in each case in comparative form the figures for the corresponding period of (or in the case of the balance sheet, as at the end of) the previous Operating Year and a comparison to the Annual Business Plan, in each case subject to year-end adjustments and the absence of footnotes;

9.1.1.4    (i) for any period during which the covenants in Sections 9.4.3 or 9.4.4.1 are applicable, not later than the first Business Day of each week, a report on the Borrower’s Liquidity (including a reconciliation to the Liquidity Forecast and management commentary as to any material variations) as of the close of business on the last Business Day of the prior one week period and (ii) for any periods during which the covenant in Section 9.4.4.2 is applicable, as soon as available and in any event within three (3) Business Days of the end of each month, a monthly report on the Borrower’s Liquidity, in each case, in form and substance satisfactory to the Administrative Agent;

9.1.1.5    concurrently with the delivery of the financial statements and reports contemplated in clause 9.1.1.1 (excluding the financial statements for the fourth quarter in each Operating Year), 9.1.1.2, 9.1.1.3 and 9.1.1.4 above:

(a)

a Compliance Certificate in respect of such Fiscal Quarter, Operating Year, month or week, as the case may be, in the form attached hereto as Schedule E (including in the case of the financial statements contemplated in Section 9.1.1.2 above, a detailed calculation of Excess Annual Cash Flow for such Operating Year);

(b)

other than in respect of the delivery of the reports contemplated by clause 9.1.1.4, a management’s discussion and analysis in respect of such Fiscal Quarter, Operating Year or month, as the case may be;

(c)

other than in respect of the delivery of financial statements and reports contemplated by clauses 9.1.1.3 and 9.1.1.4, updated versions of Schedules 8.1.11 (Corporate Structure), 8.1.12 (Jurisdictions, Locations of Collateral), 8.1.15 (Environmental Matters), 8.1.22 (Material Authorizations), 8.1.23 (Material Agreements), 8.1.24 (Real Property), 8.1.25 (Benefit Plans), 8.1.26 (Labour and Employment Matters), 8.1.31 (Excluded Accounts) and 9.3.9 (Non-Arm’s Length Transactions) to the extent the information disclosed therein has changed since the most recent version of such Schedule was delivered to the Administrative Agent (and, for greater certainty, no Default or Event of Default shall occur hereunder, notwithstanding repetition of the representations and warranties between the delivery of Compliance Certificates, by virtue only of the fact that the information disclosed on the Schedules listed above has changed since the most recent Compliance Certificate delivered hereunder, provided such updated information is thereafter disclosed in accordance with this Section 9.1.1.3(c)); and

9.1.1.6    as soon as available and in any event within sixty (60) days of the end of each Operating Year of the Borrower, an Annual Business Plan in respect of the Borrower.

9.1.2    Other Reporting. The Borrower shall deliver:

9.1.2.1    to the Administrative Agent (as and when such documentation is delivered to OLG pursuant to the COSA) copies of the Approved Annual Business Plan (as defined in the COSA) and the Quarterly Performance Report (as defined in the COSA), and any amendments thereto; and

9.1.2.2    following delivery thereof to the Borrower, any management letters received by the Borrower from its auditors.

9.1.3    Notice of Certain Matters. The Borrower shall, as soon as practicable and in any event within the time periods noted below, give written notice to the Administrative Agent of:

9.1.3.1    within two (2) Business Days after it shall become aware of the same, any Default or Event of Default;

9.1.3.2    within five (5) Business Days after it shall become aware of the same, any breach that would give cause for termination, cancellation or non-renewal of, or notice of default under, or termination, cancellation or non-renewal of, any Material Agreement or Material Authorization;

9.1.3.3    within two (2) Business Days after it shall become aware of the same, the receipt by any Obligor of notice from OLG of the occurrence of any Monitoring Event of Default, Suspension Event of Default or Termination Event of Default, and copies of any particulars received by any Obligor in respect thereof;

9.1.3.4    within five (5) Business Days after it shall become aware of the same, any material regulatory investigation involving any Obligor, any of the Casino Facilities, the Business or MGE Manager (including any investigation related to AML Laws) known to the Borrower; and

9.1.3.5    within one (1) Business Day after it shall become aware of the same, the commencement or ending of a Closure Period or a change in Gaming Capacity, provided that the Borrower shall not be required to provide notice of the end of the Closure Period in effect as of the Second Closing Date which is to expire at 12:00 a.m. on Friday July 16, 2021.

9.1.4    Notice of Other Certain Matters. The Borrower shall, as soon as practicable and in any event within five (5) Business Days after it shall become aware of the same, give written notice to the Administrative Agent of:

9.1.4.1    any material adverse change to the OLG Policies, any material dispute with OLG, or any material dispute with the landlord under any Lease;

9.1.4.2    the initiation of any litigation, arbitration, administrative or regulatory proceeding against any Obligor or any of their respective Property which, if adversely determined, could reasonably be expected to result in (a) liability in excess of $5,000,000 (whether or not covered by insurance) or (b) a Material Adverse Effect;

9.1.4.3    the receipt by any Obligor of any notice of material non-compliance with or material violation of any Environmental Laws or Environmental Permits; the Release of any Hazardous Substances by an Obligor, or by any Person at, on, under, into, near or from any Properties, where such Release could reasonably be expected to result in a material Environmental Liability; and the receipt by any Obligor of any notice of any other material Environmental Liability;

9.1.4.4    the Borrower becoming entitled to any OLG Compensation Payment, or the initiation of any Expropriation proceedings involving the Property of any Obligor or any portion thereof;

9.1.4.5    any material amendment, waiver of or supplement to any Material Agreement, together with a copy of any such amendment, waiver or supplement;

9.1.4.6    notice of any material dispute in respect of any Material Authorization, and of any material breach, non-compliance or default in respect of any Material Authorization; and

9.1.4.7    any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect.

9.1.5    Other Information. As soon as practicable following a written request therefor from the Administrative Agent, the Borrower shall, and the Borrower shall cause each Subsidiary Guarantor to, furnish to the Administrative Agent and each of the Lenders such other information (including such other financial and operating statements, reports and information provided to OLG pursuant to the COSA, and information with respect to the assets and liabilities of CSI and cash transfers by the Borrower to CSI) as the Administrative Agent or any Lender may reasonably request from time to time.

9.2	Affirmative Covenants

So long as any Obligations remain outstanding or so long as the Borrower has the right to utilize the Credit Facilities, the Borrower covenants and agrees to and in favour of the Administrative Agent and the Lenders that:

9.2.1    Punctual Payment. The Borrower shall pay or cause to be paid all Obligations on the dates and in the manner specified herein or in any other applicable Loan Document.

9.2.2    Existence and Conduct of Business.

9.2.2.1    The Borrower shall do or cause to be done all things necessary or desirable (a) to maintain and keep in full force and effect its existence in its present jurisdiction of incorporation and the existence of the Borrower in its present jurisdiction of formation, in each case, except as permitted by Section 9.3.6 and (b) to maintain its corporate power and capacity to perform the obligations of the Borrower hereunder and under the other Loan Documents to which it is a party and to perform its obligations under the Loan Documents to which it is a party.

9.2.2.2    The Borrower shall do or cause to be done all things necessary or desirable (a) to maintain the corporate, partnership or other existence of each Subsidiary Guarantor in its jurisdiction of incorporation, organization or formation (except as permitted by Section 9.3.6), and (b) to maintain the corporate, partnership or other constitutional power and capacity of each Subsidiary Guarantor to own its Property and perform its obligations hereunder and under the other Loan Documents to which it is a party.

9.2.3    Maintenance of Property. The Borrower shall, and the Borrower shall cause each Subsidiary Guarantor to, keep and maintain all Property owned by the Borrower or such Subsidiary Guarantor, as applicable, in good working order and condition, ordinary wear and tear excepted, as would a prudent owner of comparable Property, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.2.4    Compliance. The Borrower shall, and the Borrower shall cause each Subsidiary Guarantor to, (a) preserve and maintain all of their respective Material Authorizations, (b) comply in all material respects with the requirements of all of their respective Material Authorizations, (c) comply with all regulatory requirements applicable to Casino Patron Loans, (d) comply in all material respects with all Gaming Laws and AML Laws applicable to it, and (e) comply with the requirements of all other Applicable Laws, except in the case of clause (e) where failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.2.5    Records. The Borrower shall, and the Borrower shall cause each Subsidiary Guarantor to, keep adequate records and books of account in which accurate and complete entries shall be made in accordance with GAAP reflecting all transactions required to be reflected by GAAP.

9.2.6    Inspection. The Borrower shall, and the Borrower shall cause each Subsidiary Guarantor to, permit authorized representatives of the Administrative Agent, upon reasonable notice, from time to time, but not more than twice a year, to visit and inspect their respective premises and Property and examine and obtain copies of their respective records or other information, and discuss their respective affairs with the auditors, counsel and other professional advisers, and to pay all reasonable costs and expenses of the same; provided that nothing in this subsection shall restrict the ability of authorized representatives of the Administrative Agent to make such visits, inspections, and examinations, at the Borrower’s expense, upon the occurrence and continuance of an Event of Default.

9.2.7    Taxes. The Borrower shall, and the Borrower shall cause each Subsidiary Guarantor to: (a) file all material Tax returns which are to be filed by the Borrower or such Subsidiary Guarantor, as the case may be, from time to time, and (b) timely pay and discharge all Tax liabilities (including interest and penalties) before the same shall become delinquent or be in default, except where (i) the validity or amount thereof is being contested in good faith by proper proceedings, and (ii) if required, adequate reserves with respect thereto have been set aside on the books of the Borrower or such Subsidiary Guarantor, as the case may be, in accordance with GAAP.

9.2.8    Leases. The Borrower shall pay all amounts which become due and payable to landlords under the Leases and perform all of its material obligations thereunder (other than those the amount or validity of which is being contested in good faith by appropriate proceedings by the Borrower and in respect of which there is no material risk of termination of such Lease or any sale, forfeiture or loss of any material Collateral). If an Obligor enters into a Lease after the Second Closing Date, it shall deliver to the Administrative Agent: (a) all additional Security required by the Administrative Agent in respect thereof pursuant to Section 7.2, (b) an amendment to the lender title insurance policies or binding commitments thereof referenced in Section 10.2.16 to insure such Lease, (c) a direct agreement with the landlord under such Lease addressing substantially the same matters as the other Landlord Direct Agreements and in form and substance satisfactory to the Required Lenders, acting reasonably and (d) if applicable, copies of non-disturbance agreements and postponements from all freehold mortgagees to the leasehold interests held by the tenants/subtenants pertaining to such Lease.

9.2.9    Environmental Compliance.

9.2.9.1    The Borrower shall comply and cause all lessees and other Persons operating or occupying the Properties leased, used or operated by it or by any Subsidiary Guarantor to comply with, and use and operate all such Properties and related facilities and equipment in compliance with, all material Environmental Laws and material Environmental Permits.

9.2.9.2    The Borrower shall, and shall cause any applicable Subsidiary Guarantor to, obtain and renew all material Environmental Permits required by Environmental Laws to carry on the Business and for the operation of the Casino Facilities and the related equipment, and maintain all such Environmental Permits in good standing and full force and effect.

9.2.9.3    The Borrower shall, and shall cause any Subsidiary Guarantor to, conduct all Environmental Activities, including any handling of Hazardous Substances, in compliance with all applicable Environmental Laws in all material respects.

9.2.9.4    The Borrower shall, and shall cause any applicable Subsidiary Guarantor to, remove promptly any Hazardous Substance from the Properties leased, used or operated by it or by any Subsidiary Guarantor where failure to do so could reasonably be expected to have a Material Adverse Effect.

9.2.9.5    If any Remedial Work is required pursuant to any Environmental Laws, including through an order or direction of a Governmental Authority, pursuant to a Material Agreement, or as a result of, or in connection with, any Release, suspected Release, or threatened Release of Hazardous Substances, the Borrower shall, and shall cause any applicable Subsidiary Guarantor to, commence, at its sole expense, the performance of, or cause to be commenced, and thereafter diligently complete, the performance of all such Remedial Work.

9.2.10    Insurance. The Borrower shall, and the Borrower shall cause each Subsidiary Guarantor to, insure and keep their respective Property insured against such perils (including business interruption), in such amounts and in such manner as would be customarily insured by companies carrying on a similar business and owning similar property, with reputable insurance companies as they may select. Without limiting the generality of the foregoing, the Borrower shall, and the Borrower shall cause each Subsidiary Guarantor to, maintain property and liability insurance coverage at levels no less than the level required by any Material Agreement or Lease to which the Borrower or such Subsidiary Guarantor, as applicable, is a party. With respect to any such liability insurance policies, such insurance policies shall record the Administrative Agent as additional insureds. With respect to any such insurance policies pertaining to physical properties constituting Collateral, the Borrower shall, and the Borrower shall cause each Subsidiary Guarantor to, obtain endorsements to their respective policies, showing loss payable to the Administrative Agent, as first loss payee and evidencing that such policies are subject to the standard mortgage clause approved by the Insurance Bureau of Canada (as applicable), and containing provisions that such policies will not be cancelled without thirty (30) days (or such other timeframe as the parties mutually agree) prior written notice having been given by the insurance company to the Administrative Agent. The Borrower shall, and the Borrower shall cause each Subsidiary Guarantor to, comply in all material respects with all terms and conditions of all insurance policies issued in respect of their respective Property. If any Obligor defaults in so insuring its Property and as are required under this section to be insured, the Administrative Agent may, after five (5) Business Days’ notice to the Borrower, at the option of the Administrative Agent, effect and pay the premiums for such insurance and the Borrower shall reimburse the Administrative Agent for any premiums so paid with interest thereon at the then applicable interest rate with respect to Prime Rate Loans.

9.2.11    Benefit Plans. The Borrower shall, and shall cause each Subsidiary Guarantor to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of each Benefit Plan, including under any material documents that support such Benefit Plan and all Applicable Laws relating thereto; provided that all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Pension Plan shall be paid or remitted by the Borrower or such Subsidiary Guarantor, as applicable, in a timely fashion in accordance with the terms thereof, any funding agreements and all Applicable Laws.

9.2.12    Performance of Material Agreements. The Borrower shall, and shall cause each Subsidiary Guarantor to, perform and observe in all material respects all terms and provisions of (a) each Material Agreement to which it is a party to be performed or observed by it, and maintain each such Material Agreement in full force and effect (and provide evidence to the Administrative Agent of evidence of compliance with the COSA upon written request by the Administrative Agent) and (b) all OLG Policies as in effect from time to time.

9.2.13    MGE Manager. The Borrower shall maintain MGE Manager, or such other Person as the Required Lenders may approve, acting reasonably, as the manager of the Business pursuant to the MGE Management Agreement at all times.

9.2.14    Cash Management. The Borrower and the Subsidiary Guarantors shall each maintain a current account at BMO at all times until the Final Maturity Date, and ensure that BMO is at all times (other than with respect to the Excluded Accounts) the sole cash management service provider (including treasury, depository, overdraft, credit or debit card, electronic funds transfers and other cash management services) to the Obligors.

9.2.15    Dorchester Lease. If the Dorchester Lease is renewed or extended or a replacement lease is at any time entered into, the Borrower shall cause the landlord to provide a fully executed Landlord Direct Agreement for the Dorchester Lease substantially in the form attached as Schedule 9.2.15, with such changes as may be acceptable to the Administrative Agent, acting reasonably, in connection with such renewal, extension or replacement. If the Dorchester Lease otherwise expires in accordance with its terms, the Administrative Agent shall release its security therefrom.

9.3	Negative Covenants

So long as any Obligations remain outstanding or so long as the Borrower has the right to utilize the Credit Facilities, the Borrower covenants and agrees to and in favour of the Administrative Agent and the Lenders that it shall not, and the Borrower covenants and agrees that it shall not permit any Subsidiary Guarantor to:

9.3.1    Debt. Create, incur, assume or suffer to exist any Debt other than Permitted Debt.

9.3.2    Liens. Grant, create, incur, assume or suffer to exist any Lien on any of its Property, other than Permitted Liens.

9.3.3    Distributions. Declare or make any Distributions, other than Permitted Distributions.

9.3.4    Disposition of Property. Dispose of, or permit any Loan Party to Dispose of, any of its Property to any Person (including by way of Sale-Leaseback Transaction), other than Permitted Dispositions.

9.3.5    Investments and Acquisitions. Make, acquire or hold any Investment other than Permitted Investments, or make any Acquisition other than Acquisitions in an aggregate amount (for all such Acquisitions) not exceeding $1,000,000 in any Operating Year.

9.3.6    Fundamental Changes. Either (i) merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or (ii) sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its Property, or all or any of the Equity Interests of any of the Obligors, in each case, whether now owned or hereafter acquired, or (iii) liquidate, dissolve or be wound up; except that, if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing:

9.3.6.1    any Obligor may merge into, or amalgamate or consolidate with any other Obligor; and

9.3.6.2    any Obligor may sell, transfer or otherwise dispose of its Property (including, for the avoidance of doubt any Equity Interests held by it) to any other Obligor, including pursuant to a liquidation, dissolution, winding-up or similar transaction not otherwise restricted hereunder;

provided that any amalgamation pursuant to this Section 9.3.6 shall not be permitted unless the resulting, continuing or surviving Person confirms to the Administrative Agent in writing that it is liable, by operation of law or otherwise, for the obligations of the applicable Obligor under the Loan Documents to which the applicable Obligor is a party and provides such confirmatory documents and legal opinions as the Administrative Agent reasonably requests in connection therewith.

9.3.7    Restrictive Agreements. Directly or indirectly enter into, incur or be a party or subject to any agreement or other arrangement (including pursuant to its constating documents) that prohibits, restricts or imposes any condition upon:

9.3.7.1    its ability to create, incur or permit to exist any Lien in favour of the Administrative Agent and the Lenders upon any of its Property;

9.3.7.2    the ability of any Subsidiary of the Borrower to pay Distributions to the holders of its Equity Interests; or

9.3.7.3    its ability to provide a guarantee of the Obligations, or to make or repay any loan or advance to any Obligor,

provided, that the foregoing shall not apply to:

9.3.7.4    restrictions and conditions imposed by Applicable Law, by this Agreement or by the TAPA or COSA;

9.3.7.5    customary non-assignment provisions of any contract, licence or lease entered into in the ordinary course of business; or

9.3.7.6    restrictions or conditions imposed by any agreement relating to permitted Purchase Money Security Interests and Capital Leases, provided that such restrictions or conditions only apply to the Property securing such Debt.

9.3.8    Hedging Arrangements. Engage in or enter into any Hedging Arrangements except Permitted Hedging Arrangements.

9.3.9    Non-Arm’s Length Transactions. Dispose of any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise make payments to or engage in any other transactions or arrangements with, (i) any Affiliates or (ii) so long as it holds any Equity Interests in the Borrower, the Investor or any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions at least as favourable to it as could be obtained on an arm’s length basis from unrelated third parties, and as disclosed in Schedule 9.3.9 (as updated from time to time in accordance with Section 9.1.1.5(c)), (b) transactions between or among it and other Obligors, but not involving any other Affiliate, (c) any issuance of Equity Interests or the issuance of, or Permitted Distributions on, the Convertible Debentures or other Subordinated Debt, (d) the payment of fees, expenses and indemnities or other compensation or permitted loans or benefit arrangements to any of its directors, officers, employees, members of management or consultants in the ordinary course of business, (e) Permitted Management and Consulting Fees, (f) transactions in effect as of the Original Closing Date and disclosed in Schedule 9.3.9, together with any extensions, renewals and modifications thereof that are not adverse to the Obligors and (g) as otherwise expressly permitted pursuant to this Agreement and the other Loan Documents.

9.3.10    Nature of Business. Conduct any business other than the Business, or change in any material way the nature or operation of the Business.

9.3.11    Operating Year. Change the Operating Year or have a fiscal year that differs from the Operating Year.

9.3.12    No Amendments. Amend, modify, supplement or waive material provisions of its constating documents (including the Investor Rights Agreement), any of its Material Authorizations or any Material Agreement to which it is a party, unless such amendment, modification, supplement or waiver (i) could not reasonably be considered to be adverse to the Security in any material respect, and (ii) could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall not, without the consent of the Required Lenders agree to amend or waive any of the following provisions in a manner adverse to the Borrower or the Lenders:

9.3.12.1    the assignment or change of control provisions of the Material Agreements;

9.3.12.2    the provisions of the Leases dealing with the ability to grant Liens to the Lenders; or

9.3.12.3    any provisions of the COSA which would have the effect of (i) the shortening of the Initial Term, (ii) increasing any Threshold, (iii) reducing the Service Provider Fee or any OLG Compensation Payment obligation due from OLG, (iv) reducing the Protected Territory or (v) derogating from the rights of the Lenders under the OLG Direct Agreement (with any such terms not defined herein having the meanings set out in the COSA).

9.3.13    Issuance of Equity Interests. Authorize or issue any Equity Interests to any Person other than to another Obligor or a Limited Recourse Guarantor and in the event thereof, the certificates for all such Equity Interests shall be delivered forthwith to the Administrative Agent together with such powers of attorney as may be required by the Administrative Agent pursuant to the Security Documents.

9.3.14    Sanctions Regulations. Directly or indirectly use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Affiliate, joint venture partner or other Person, (i) to fund or finance any activities or business of or with any Person, or in any country or territory, that, at the time of such funding or financing, is, or whose government is, the subject of Sanctions Regulations, or (ii) in any other manner that would result in a violation of Sanctions Regulations or AML Laws by any Person (including any Person participating in the Advances, whether as lender, underwriter, advisor, investor, or otherwise).

9.3.15    Use of Proceeds. Use the proceeds of any Advance (i) to finance Casino Patron Loans, or (ii) directly or indirectly to fund a Hostile Take-Over.

9.3.16    Accounts. Maintain any bank or investment account (excluding, for greater certainty, any Excluded Accounts, but including any investment account in which Cash Equivalents are held) with any Person other than BMO or an Affiliate of BMO.

9.3.17    Change of Name, Jurisdiction or Chief Executive Office. Change its name or the jurisdiction of its organization or move its registered office, principal place of business or chief executive office outside of the jurisdiction in which it was located as at the Original Closing Date or the date of its acquisition or creation, as the case may be, without providing at least five (5) Business Days’ prior written notice thereof to the Administrative Agent, and such Obligor having taken such steps as may be reasonably required by the Administrative Agent to ensure that the Liens created by the Security Documents to which such Obligor is a party continue to constitute valid, enforceable and perfected Liens.

9.3.18    Convertible Debentures. Permit the assignment of a Convertible Debenture by the holder thereof, or change or permit a change of the issuer under the Convertible Debentures, other than (i) an assignment by a holder of a Convertible Debenture in connection with any transfer permitted pursuant to Section 9.4 of the Investors Right Agreement or (ii) the conversion of a Convertible Debenture into Equity Interests of the Borrower in accordance with its terms, if, in each case, upon such assignment or conversion, (a) no Change of Control occurs, (b) all Material Authorizations and other regulatory approvals to such assignment or conversion (including any approvals required by the OLG) have been obtained, and (c) all such Convertible Debentures and any Equity Interests of the Borrower issued upon conversion thereof remain subject to a first ranking pledge in favour of the Administrative Agent for the benefit of the Secured Parties and, in the case of the Convertible Debentures, a Subordination Agreement entered into by the holder thereof.

9.3.19    Role of CSI. Permit CSI to have any assets or liabilities except as provided for in Section 8.1.26.1 or to have any business or operations other than as a single purpose entity as provided for therein.

9.4	Financial Covenants

So long as any Obligations remain outstanding or so long as the Borrower has the right to utilize the Credit Facilities, the Borrower covenants and agrees to and in favour of the Administrative Agent and the Lenders that it shall:

9.4.1    Total Leverage Ratio.

9.4.1.1    Commencing with the first full Fiscal Quarter after the 50% Gaming Capacity Start Date for which Gaming Capacity is equal to or greater than 50% for the entirety of such Fiscal Quarter (the “Initial Retesting Quarter”), maintain at all times (and tested as of the last day of each Measurement Period) during each period specified below, a Total Leverage Ratio of not greater than the ratio specified below for such period:

Period	Total Leverage Ratio
Initial Retesting Quarter to and including March 30, 2023	5.00:1.00
March 31, 2023 to and including March 30, 2024	4.50:1.00
March 31, 2024 and thereafter	4.00:1.00

9.4.1.2    Annualizing Period. For the purpose of calculating the covenant in Section 9.4.1.1 for the period prior to the completion of four (4) full Fiscal Quarters after the 50% Gaming Capacity Start Date, Consolidated EBITDAM will be annualized as follows:

(i)	for the Initial Retesting Quarter, the results of such Fiscal Quarter multiplied by 4;

(ii)	for the first Fiscal Quarter after the Initial Retesting Quarter, the results of the two Fiscal Quarters following the 50% Gaming Capacity Start Date multiplied by 2x;

(iii)	for the second Fiscal Quarter after the Initial Retesting Quarter, the results of the three Fiscal Quarters following the 50% Gaming Capacity Start Date multiplied by 4/3; and

(iv)

as and from the third Fiscal Quarter after the Initial Retesting Quarter, the financial covenant contained in Section 9.4.1.1 shall be calculated on a trailing four Fiscal Quarter basis and shall no longer be annualized.

9.4.2    Fixed Charge Coverage Ratio.

9.4.2.1    Commencing on the first full month after the 50% Gaming Capacity Start Date, maintain at all times (and tested as of the last day of (i) initially, each month, and (ii) once testing of four consecutive Fiscal Quarters is achieved without any Closure Period, each Fiscal Quarter) a Fixed Charge Coverage Ratio of not less than 1.10:1.0.

9.4.2.2    Annualizing Period. For the purpose of calculating the covenant in Section 9.4.2.1 for the period prior to the completion of four (4) full Fiscal Quarters after the 50% Gaming Capacity Start Date, Consolidated EBITDAM and all other components of the Fixed Charge Coverage Ratio (other than scheduled repayments of principal in respect of Debt) for each completed month will be annualized as follows:

(i)	for the first completed month, the results of such month multiplied by 12;

(ii)	for the second completed month, the results of the two months following the 50% Gaming Capacity Start Date multiplied by 6;

(iii)	for the third completed month, the results of the three months following the 50% Gaming Capacity Start Date multiplied by 4;

(iv)	for the fourth completed month, the results of the four months following the 50% Gaming Capacity Start Date multiplied by 3;

(v)	for the fifth completed month, the results of the five months following the 50% Gaming Capacity Start Date multiplied by 12/5;

(vi)	for the sixth completed month, the results of the six months following the 50% Gaming Capacity Start Date multiplied by 2;

(vii)	for the seventh completed month, the results of the seven months following the 50% Gaming Capacity Start Date multiplied by 12/7;

(viii)	for the eighth completed month, the results of the eight months following the 50% Gaming Capacity Start Date multiplied by 3/2;

(ix)	for the ninth completed month, the results of the nine months following the 50% Gaming Capacity Start Date multiplied by 4/3;

(x)	for the tenth completed month, the results of the ten months following the 50% Gaming Capacity Start Date multiplied by 6/5;

(xi)	for the eleventh completed month, the results of the eleven months following the 50% Gaming Capacity Start Date multiplied by 12/11; and

(xii)

as and from the complete twelfth completed month, the financial covenant contained in Section 9.4.2.1 shall be calculated on a trailing twelve month basis and shall no longer be annualized, and upon such time that the trailing twelve months encompasses four (4) full Fiscal Quarters following the 50% Gaming Capacity Start Date, shall be calculated on a trailing four Fiscal Quarter basis.

For the foregoing annualizing purposes, scheduled repayments of principal in respect of Debt will be deemed to be equal to the current portion of the Borrower’s long term Debt in accordance with GAAP as of the relevant time of determination.

9.4.3    Financial Covenants During Closure Periods.

9.4.3.1    Minimum Weekly Liquidity Covenant. During any Closure Period, maintain Liquidity of not less than $12,500,000, at all times for each week during such period.

9.4.3.2    Minimum OLG Provision. During any Closure Period, maintain an OLG Provision of not less than $3,750,000 for each month during such period.

9.4.4    Post-Closure Period Minimum Liquidity Covenant.

9.4.4.1    Following the end of any Closure Period and until there are twelve (12) consecutive months without a Closure Period, maintain Liquidity of not less than $15,000,000 at all times for each week during such period (following which this Section 9.4.4.1 shall cease to apply).

9.4.4.2    After twelve (12) consecutive months without a Closure Period, minimum Liquidity of not less than $15,000,000 at all times for each month for an additional six (6) month period without a Closure Period (following which this Section 9.4.4.2 shall cease to apply).

9.4.5    Subsequent Closure Periods. Notwithstanding the foregoing provisions of Section 9.4, the financial covenants in Sections 9.4.1, 9.4.2 and 9.4.4, if applicable, shall cease to apply if any Closure Period (other than the Closure Period in effect on the Second Closing Date) occurs and shall not be in effect during the existence of any Closure Period. For purposes of this Section 9.4.5, a Closure Period shall be deemed to occur solely if it continues for at least 30 consecutive days (in which case the financial covenants in Sections 9.4.1, 9.4.2 and 9.4.4 shall be deemed to be inapplicable as of the first day of such Closure Period, and the financial covenants in Section 9.4.3 shall be deemed to be applicable as of the first day of such Closure Period).

ARTICLE 10

CONDITIONS PRECEDENT

10.1	Conditions Precedent To Effectiveness

This Agreement shall be effective upon satisfaction of each of the following conditions precedent, which conditions precedent are for the sole and exclusive benefit of the Lenders and may be waived in writing by the Administrative Agent at the direction of the Required Lenders in their sole discretion:

10.1.1    this Agreement, the Confirmation of Guarantee and Security and the Supplemental Arrangement Letter shall have been executed and delivered by the Obligors, the Limited Recourse Guarantors, the Administrative Agent and the Required Lenders parties thereto;

10.1.2    the Borrower shall provide the Lenders with its most recent available interim and/or annual consolidated financial statements, including financial statements (consisting of a balance sheet, an income statement, and a statement of cash flows) for the Operating Year ending March 31, 2021;

10.1.3    the Borrower shall provide the Lenders with the Liquidity Forecast, in form and substance reasonably satisfactory to the Administrative Agent;

10.1.4    the Administrative Agent shall have received a detailed reopening plan and financial projections for the Borrower for each of the five years following the Second Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

10.1.5    all amounts and fees (including upfront fees, the agency fee and reasonable fees and disbursements of counsel to the Lenders) that are due and payable to the Administrative Agent or the Lenders on or before the Second Closing Date shall have been paid or arrangements shall be in place to pay such amounts and fees concurrently with effectiveness of this Agreement;

10.1.6    no Material Adverse Change shall have occurred since the date of the most recent audited consolidated financial statements of the Borrower provided to the Lenders;

10.1.7    the representations and warranties set out in Article 8 and in each other Loan Document shall be true and correct on the Second Closing Date;

10.1.8    no Default or Event of Default shall have occurred and be continuing;

10.1.9    the Administrative Agent shall have received an officer’s certificate of the Borrower dated as of the Second Closing Date confirming Sections 10.1.6, 10.1.7 and 10.1.8;

10.1.10    Administrative Agent shall have received a certificate of status, certificate of good standing or similar certificate with respect to the jurisdiction of incorporation or formation of each Loan Party; and

10.1.11    the Administrative Agent shall have received the Ontario opinion of Borden Ladner Gervais LLP, counsel to the Obligors dated the Second Closing Date, in form and substance satisfactory to the Administrative Agent, acting reasonably, including, without limitation, opinions with respect to (a) the existence of the Obligors, (b) the due authorization, execution and delivery of this Agreement and the Confirmation of Guarantee and Security by the Obligors, (c) the enforceability of this Agreement and the Confirmation of Guarantee and Security, (d) the continued effectiveness of the Security Documents to create valid security interests in favour of the Administrative Agent for the ratable benefit of the Secured Parties and the continued perfection of such security interests, (e) non-contravention of charter documents, including, as applicable, the Investor Rights Agreement and (f) non-contravention of the Material Agreements.

10.2	Conditions Precedent to the Original Closing Date

The parties acknowledge that pursuant to the Existing Credit Agreement, the obligation of the Lenders to make available the initial Advance under a Credit Facility on the Original Closing Date was subject to satisfaction, on or before the Original Closing Date, of each of the following conditions precedent, it being acknowledged that references to capitalized terms in this Section shall have the meanings given to such terms in the Existing Credit Agreement. For clarity, the Administrative Agent and the Lenders hereby confirm the following conditions precedent were either satisfied or waived, as applicable, as of the Original Closing Date.

10.2.1    the Existing Credit Agreement and the other Loan Documents dated on or prior to the Original Closing Date shall have been executed and delivered by the Obligors, the Limited Recourse Guarantors, the Administrative Agent and the Lenders parties thereto, other than as set forth therein in respect of the NFEC Lease;

10.2.2    each of the Direct Agreements (other than the Landlord Direct Agreements in respect of the NFEC Lease and the Dorchester Lease) shall have been executed and delivered by all parties thereto;

10.2.3    the Administrative Agent shall have received and be satisfied with the (i) copies of non-disturbance agreements and postponements from all freehold mortgagees to the leasehold interests held by the tenants/sublandlords under the Leases (other than the NFEC Lease) if required to ensure that the occupation and possession of the premises by the tenant under such Leases will not be disturbed so long as the tenant or any leasehold mortgagee is not in default (beyond any period given to it in such Lease to cure such default), (ii) copies of the Investor Rights Agreement and the Convertible Debentures and (iii) Subordination Agreements in respect of the Convertible Debentures;

10.2.4    the representations and warranties set out in Article 8 of the Existing Credit Agreement shall be true and correct on the Initial Advance Date;

10.2.5    no Default or Event of Default (as defined in the Existing Credit Agreement) shall have occurred and be continuing nor shall there be any Default or Event of Default (as defined in the Existing Credit Agreement) after giving effect to the initial Advance on the Initial Advance Date;

10.2.6    the Administrative Agent shall have received an officer’s certificate of each Loan Party dated the Initial Advance Date (or the Original Closing Date, in the case of CSI) certifying that attached thereto are true and correct copies of the following documents, and that such documents are in full force and effect, unamended:

10.2.6.1    the constating documents of such Loan Party (including, in the case of the Borrower, the Investor Rights Agreement);

10.2.6.2    a certificate of incumbency; and

10.2.6.3    the resolutions or other documentation evidencing that all necessary action, corporate, partnership or otherwise, has been taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents dated on or prior to the Original Closing Date to which it is a party (including, where applicable, the pledge of its Equity Interests);

10.2.7    the Administrative Agent shall have received a certificate of status, certificate of good standing or similar certificate with respect to the jurisdiction of incorporation or formation of each Loan Party;

10.2.8    the Administrative Agent shall have received an officer’s certificate of the Borrower dated the Initial Advance Date confirming Sections 10.2.4 and 10.2.5;

10.2.9    the Lenders shall have been provided with the most recent available (as of the Original Closing Date) financial information in respect of the Business provided by OLG to the Borrower, including draft financial statements (consisting of a balance sheet, an income statement, and a statement of cash flows) for the most recent Operating Year available (as of the Original Closing Date), all in form and substance satisfactory to the Lenders;

10.2.10    the Administrative Agent shall have received a Compliance Certificate confirming as at the Original Closing Date, based on the most recently completed four Fiscal Quarter period for which financial information is available pursuant to Section 10.2.9 on a pro forma basis giving effect to the Purchase Transaction and the initial Advance, (i) compliance with the financial covenants set out in Section 9.4 of the Existing Credit Agreement and (ii) a Total Leverage Ratio not in excess of 2.75:1.00;

10.2.11    the Administrative Agent shall have received financial projections for the Borrower for each of the five years following the Original Closing Date taking into account the new capital structure following the Original Closing Date and any transaction contemplated herein, in form and substance satisfactory to the Administrative Agent.

10.2.12    the Administrative Agent shall have received a Borrowing/Rollover/Conversion Notice and a payment direction in respect thereof;

10.2.13    the Security Documents (as defined in the Existing Credit Agreement) shall have been executed and delivered by the Loan Parties and (except as set out below with respect to CSI) shall be in full force and effect, and the Administrative Agent shall have received certificates, if any, representing all Equity Interests pledged pursuant to the Security Documents (as defined in the Existing Credit Agreement), together with related stock powers duly executed in blank;

10.2.14    PPSA financing statements or other registrations of the Security (as defined in the Existing Credit Agreement), or notice thereof, shall have been filed, registered, or recorded in all offices of public record, including but not limited to all applicable land registry offices, necessary or desirable in the opinion of the Administrative Agent to preserve or protect the charges and security interests created thereby;

10.2.15    the Administrative Agent shall have received certificates of insurance evidencing that the Obligors are carrying insurance in accordance with Section 9.2.10 and that the interests of the Administrative Agent as first loss payee and additional insured have been recorded in such insurance policies;

10.2.16    the Administrative Agent shall have received a lender title insurance policy or a binding commitment therefor issued by the Title Insurer in respect of all of the Leases (other than the NFEC Lease) in the aggregate policy amount of at least $300,000,000, in form and substance satisfactory to the Lenders, acting reasonably;

10.2.17    the Administrative Agent shall have received opinions of external counsel to each Loan Party dated the Original Closing Date, in each case, in form and substance satisfactory to the Administrative Agent, acting reasonably, including, without limitation, opinions with respect to (a) the existence of the Loan Parties, (b) the due authorization, execution and delivery of all Loan Documents (as defined in the Existing Credit Agreement), (c) the enforceability of all such Loan Documents, (d) the effectiveness of the Security Documents (as defined in the Existing Credit Agreement) to create valid security interests in favour of the Administrative Agent for the ratable benefit of the Secured Parties and the perfection of such security interests, (e) the validity, enforceability and registration of the charges in favour of the Administrative Agent over the Borrower’s leasehold interests, (f) non-contravention of charter documents, including, as applicable, the Investor Rights Agreement, and (g) non-contravention of the Material Agreements (as defined in the Existing Credit Agreement);

10.2.18    all amounts and fees (including upfront fees, the agency fee and reasonable fees and disbursements of counsel to the Lenders and any other consultant or other third party professional service firms engaged by the Lenders) that are due and payable to the Administrative Agent or the Joint Lead Arrangers on or before the Initial Advance Date shall have been paid or arrangements shall be in place to pay such amounts and fees concurrently with the initial Advance;

10.2.19    the Obligors shall have received all required governmental, shareholder and third party consents and approvals required to own the Casino Facilities, operate the Business and complete the transactions contemplated hereby, and the Borrower shall have provided evidence thereof to the Administrative Agent and the Lenders;

10.2.20    all searches reasonably requested by the Lenders’ counsel on or prior to the Original Closing Date in respect of the Loan Parties have been completed, and all releases, discharges (or written authorizations to discharge from the applicable Lien holder in form acceptable to the Administrative Agent), postponements (in registrable form where appropriate) or acknowledgements, as required by the Administrative Agent, with respect to all Liens (excluding Permitted Liens) shall have been delivered to the Administrative Agent;

10.2.21    the Administrative Agent and the Lenders have received, at least five (5) Business Days prior to the Initial Advance Date (or such shorter period as the Lenders may agree), all information, reports and documents as they may reasonably require under applicable “know your customer” and anti-money laundering rules and regulations and shall be satisfied, acting reasonably, with the results of their review thereof;

10.2.22    the Administrative Agent shall have received evidence satisfactory to it that (i) the Borrower has been capitalized with at least $60,000,000 indirectly contributed to the Borrower by the Sponsor, in the form of the issuance of Equity Interests by the Borrower, and (ii) the Borrower has raised Net Proceeds of at least $40,000,000 by way of the issuance of Convertible Debenture to the Investor, in each case, on or prior to the Initial Advance Date and on terms acceptable to the Lenders, and (iii) the amount of the initial Advance hereunder, together with the Sponsor’s and Investor’s contributions of funds, is sufficient to fund payment of the purchase price in full pursuant to the TAPA;

10.2.23    all Debt of the Obligors, other than Permitted Debt, shall have been repaid in full or shall be repaid contemporaneously with the initial Advance;

10.2.24    the Administrative Agent shall have received a certified copy of each Material Agreement then in effect and each such Material Agreement shall be in form and substance acceptable to the Lenders and their legal counsel;

10.2.25    The Investor Rights Agreement and each Material Agreement then in effect shall be in full force and effect, in the form reviewed and approved by the Lenders and their legal counsel, as of the Initial Advance Date (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders without the consent of the Lenders), and each Loan Party shall be in compliance in all material respects with all of its obligations thereunder;

10.2.26    no Material Adverse Change shall have occurred since the date of the most recent audited combined financial statements in respect of the Business provided to the Lenders on or prior to the Original Closing Date;

10.2.27    there shall be no order preventing, and no claim or judicial or administrative proceeding, or investigation before or by any Governmental Authority against (i) any party to the Material Agreements in effect on or prior to the Original Closing Date for the purpose of enjoining or preventing the right of the Borrower to operate the Business (as contemplated under the COSA (as defined in the Existing Credit Agreement)) or to consummate the TAPA, or (ii) any party to the Loan Documents (as defined in the Existing Credit Agreement) for the purpose of enjoining or preventing the financing transactions contemplated hereby;

10.2.28    the Initial Advance Date shall have occurred on or before June 10, 2019;

10.2.29    the Administrative Agent and the Lenders shall have received evidence satisfactory to them that the Purchase Transaction shall be consummated on the Business Day following the initial Advance in accordance with the TAPA, without any material amendments, waivers or consents by the Borrower unless approved in writing by the Required Lenders;

10.2.30    all relevant filings shall have been made and regulatory approvals obtained in respect of the Purchase Transaction; and

10.2.31    the Administrative Agent shall have received such additional evidence, documents or undertakings as the Lenders have reasonably requested in connection with the consummation of the transactions contemplated hereby;

provided that all documents delivered pursuant to this Section 10.1 shall be in full force and effect, and in form and substance satisfactory to the Required Lenders, acting reasonably. Notwithstanding anything to the contrary in this Agreement, CSI will not be considered a party to the Existing Credit Agreement, the Loan Documents (as defined in the Existing Credit Agreement) to which it is a party will not be effective as against CSI, and CSI shall not be considered an Obligor hereunder, unless and until the Purchase Transaction is completed. Immediately upon such completion, and without further action by any party, CSI shall become a party to the Existing Credit Agreement, the Loan Documents (as defined in the Existing Credit Agreement) to which it is a party shall become effective as against CSI, and it shall be considered an Obligor for all purposes hereof.

10.3	Conditions Precedent to Additional Advances

The obligation of the Lenders to make any Advance under the Revolving Facility or the Swingline, or to permit a Rollover or a Conversion under a Credit Facility, in each case, after the Second Closing Date, is subject to compliance, on or before the relevant Borrowing Date, Rollover Date or Conversion Date, as applicable, with each of the following conditions precedent, which conditions precedent are for the sole and exclusive benefit of the Lenders and may be waived in writing by the Administrative Agent (at the direction of the Required Lenders in their sole discretion):

10.3.1    the Administrative Agent shall have received a Borrowing/Rollover/Conversion Notice in accordance with Section 3.1;

10.3.2    the representations and warranties of the Borrower in Article 8 of this Agreement, shall be true and correct on the relevant Borrowing Date, Rollover Date or Conversion Date, as applicable, as if made on and as of such date, except for (i) those representations expressly stated to be made only as of an earlier date, and (ii) the representations referenced in Section 9.1.1.5(c), solely with respect to the disclosure which has been made as of an earlier date and not yet being updated in accordance with that Section;

10.3.3    no Default or Event of Default shall have occurred and be continuing nor shall there be any Default or Event of Default after giving effect to the proposed Advance, Rollover or Conversion, as applicable; and

10.3.4    no Material Adverse Change shall have occurred.

ARTICLE 11

EVENTS OF DEFAULT AND REMEDIES

11.1	Events of Default

The occurrence of any of the following events shall constitute an Event of Default:

11.1.1    default by the Borrower in payment when due of the principal amount of any Loan;

11.1.2    default by the Borrower in payment when due of any interest, fees or any other amount payable to the Administrative Agent or any of the Lenders hereunder and such default has continued for three (3) Business Days after payment of such amount is due;

11.1.3    default by the Borrower in the performance, observance or compliance with any of the covenants contained in Section 9.1.1, Section 9.1.3.1, Section 9.2.2.1(a), Section 9.3 or Section 9.4; provided that, in the case of Section 9.1.1, Section 9.1.3.1 and Section 9.3, if such default is capable of being cured, such default shall not constitute an Event of Default unless such default has continued for 10 days after the earlier of (i) the date on which the Borrower has knowledge of such default and (ii) the date on which the Administrative Agent shall have given notice to the Borrower specifying such default and requiring it to be remedied;

11.1.4    default by any Loan Party in the performance, observance or compliance with any other covenant, condition or obligation contained in any Loan Document to which it is a party which is not specifically addressed in this Section 11.1, provided that such default shall not constitute an Event of Default unless such default has continued for 30 days after the earlier of (i) the date on which the Borrower has knowledge of such default and (ii) the date on which the Administrative Agent shall have given notice to the Borrower specifying such default and requiring it to be remedied;

11.1.5    any representation or warranty made by or on behalf of any Loan Party herein or in any certificate or other Loan Document shall prove to have been incorrect in any material respect when made or deemed to have been made;

11.1.6    the failure by any Obligor to observe or perform any term, covenant or agreement contained in any agreement by which it is bound evidencing or securing any Debt (other than the Obligations) in excess of $10,000,000 (or the Equivalent Amount in any other currency) in the aggregate for the Obligors as a result of which the holders of such Debt cause or are entitled to cause acceleration of the maturity thereof, or the failure by any Obligor to pay at maturity, or within any applicable period of grace, any such Debt in an aggregate amount in excess of $10,000,000 (or the Equivalent Amount in any other currency) in the aggregate for the Obligors;

11.1.7    except as permitted by Section 9.3.6 (and except for any similar transaction as permitted by Section 9.3.6 involving any Limited Recourse Guarantor), the commencement of proceedings for the dissolution, disestablishment, liquidation or winding-up of any Loan Party or for the suspension of its operations, unless such proceedings are being actively and diligently contested by such Loan Party in good faith;

11.1.8    any notice of intention is filed or any voluntary or involuntary case or proceeding is filed or commenced for (i) the bankruptcy or insolvency or suspension of general operations of a Loan Party, (ii) the composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts of a Loan Party, (iii) the appointment of a trustee, receiver, interim receiver/monitor, receiver and manager, liquidator, administrator, custodian or other similar official for, all or substantially all of the assets of a Loan Party, or (iv) the possession, foreclosure or retention, or sale or other disposition of, or other proceedings to enforce security over, all or any significant part of the assets of a Loan Party, and, in the case of any such proceeding initiated by a third party (but not by a Loan Party), such notice, filing, action, event, occurrence or appointment has not been stayed, dismissed, vacated or withdrawn within thirty (30) days of the commencement thereof;

11.1.9    any judgment or order for the payment of money in excess of $10,000,000 (net of proceeds from any applicable insurance), or the Equivalent Amount in any other currency, shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and which proceedings have not been stayed or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

11.1.10    any secured creditor, encumbrancer or lienor, or any trustee, receiver, receiver and manager, agent, bailiff or other similar official appointed by or acting for any secured creditor, encumbrancer or lienor, takes possession of, or forecloses or retains, or sells or otherwise disposes of, or otherwise proceeds to enforce security over all or any significant part of the Property of any Loan Party;

11.1.11    the loss of use of any Casino Facility for any reason for a period of 60 consecutive days or more, except in respect of (i) a Qualifying Labour Disruption (as defined in the COSA) for which the Borrower is entitled to commensurate Threshold (as defined in the COSA) relief under the COSA or (ii) a Closure Period;

11.1.12    loss or damage to any Casino Facility which is not covered by insurance in an amount that has had or could reasonably be expected to have a Material Adverse Effect;

11.1.13    a Change of Control occurs;

11.1.14    a breach by any Loan Party of a provision of any Material Agreement that could give rise to a right of termination, cancellation or non-renewal thereof, or a material breach of or the loss or termination or cancellation of any Material Agreement;

11.1.15    a breach by the MGE Manager of a material provision of the MGE Management Agreement that could give rise to a right of termination, cancellation or non-renewal thereof (in each case after giving effect to any grace period applicable thereto);

11.1.16    the issuance by OLG of notice of a Suspension Event of Default or a Termination Event of Default (in each case as defined under the COSA);

11.1.17    the loss, termination or non-renewal of any Material Authorization previously granted by or obtained from the applicable Governmental Authority, which Material Authorization is not promptly replaced or reinstated, if such loss, termination or non-renewal has had or could reasonably be expected to have a Material Adverse Change;

11.1.18    if there is an Impermissible Qualification in the Borrower’s audited consolidated financial statements;

11.1.19    any of the Security or any of the Loan Documents cease to be in full force and effect against the applicable Loan Party and if the applicable Loan Party does not, within ten (10) Business Days of receipt of notice of such Loan Document not being in full force and effect, cause such Loan Document to be in full force and effect or replace such Loan Document with a new agreement that is in form and substance satisfactory to the Administrative Agent, acting reasonably;

11.1.20    the validity of any Loan Document or the applicability thereof to any Loan Party that is a party thereto or to the Loans or any other obligations purported to be secured thereby or any material part thereof shall be disaffirmed in writing by or on behalf of any Loan Party;

11.1.21    a Material Adverse Change occurs; or

11.1.22    During any Closure Period, OLG ceases to either (i) provide the Borrower with full relief from the Threshold (as defined in the COSA) payments otherwise due under the COSA for more than ten (10) Business Days in aggregate during such period, or (ii) pay to the Borrower the OLG Provision in accordance with Section 9.4.3.2 for more than ten (10) Business Days in aggregate during such period.

11.2	Remedies Upon Default

Upon the occurrence of any Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, by notice given to the Borrower:

11.2.1    declare the unutilized portion (if any) of the Aggregate Commitment to be suspended or terminated (whereupon the Lenders shall not be required to make any further Advances);

11.2.2    declare all or any part of the Obligations to be immediately due and payable;

11.2.3    require that all outstanding Letters of Credit and Bankers’ Acceptances be cash collateralized in an amount equal to the full face amounts thereof;

11.2.4    make demand under any guarantee of the Obligations;

11.2.5    enforce and realize upon all or part of the Security; and

11.2.6    take such actions and commence such proceedings as may be permitted at law or in equity (whether or not provided for herein or in the Security Documents) at such times and in such manner as the Administrative Agent (at the direction of the Required Lenders in their sole discretion) may consider expedient;

all without, except as may be required by Applicable Law, any additional notice, presentment, demand, protest, notice of protest, dishonour or any other action; provided that, if an Event of Default described in Section 11.1.8 shall occur, the Commitments shall automatically terminate and the outstanding Obligations shall automatically be and become immediately due and payable. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by Applicable Law or by any of the Security Documents.

11.3	Distributions

All distributions under or in respect of any of the Security Documents shall be held by the Administrative Agent on account of the Secured Obligations without prejudice to any claim by the Administrative Agent and the Lenders for any deficiency in respect of any such Secured Obligations after such distributions are received by the Administrative Agent, and the Obligors shall remain liable for any such deficiency. All such distributions shall be applied to such part of the Secured Obligations as is determined by the Lenders in their sole discretion or, in the event the Lenders fail to advise the Administrative Agent of their determination, by the Administrative Agent. The Lenders may at any time change any appropriation of any such distributions received by the Administrative Agent and may reapply the same to any other part of the Secured Obligations, and the Lenders may at any time change any appropriation of any other monies received by the Administrative Agent and reapply the same to any other part of the Secured Obligations, as the Lenders may from time to time in their absolute discretion determine.

11.4	Set-Off

If an Event of Default has occurred and is continuing, each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Obligor against any and all of the Secured Obligations, irrespective of whether or not such Lender has made any demand under this Agreement or any other Loan Document and although such obligations may not have matured. The rights of each Lender under this Section 11.4 are in addition to any other rights and remedies (including other rights of set off, consolidation of accounts and bankers’ lien) which such Lender may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such set-off and application, but the failure to give such notice shall not affect the validity of such set-off and application. If any Affiliate of a Lender exercises any rights under this Section 11.4, it shall share the benefit received in accordance with Section 13.10 as if the benefit had been received by the Lender of which it is an Affiliate.

11.5	Proceeds of Realization

All amounts received by the Administrative Agent from or on behalf of the Loan Parties and not previously applied pursuant to this Agreement shall be held by the Administrative

Agent for the rateable benefit of itself and the Secured Parties in accordance with the provisions hereof and shall be applied and distributed, and the claims of the Administrative Agent and the Secured Parties shall be deemed to have the relative priorities which would result in the amounts being applied and distributed, as follows:

(a)

firstly, to the payment of all reasonable costs and expenses incurred by or on behalf of the Administrative Agent (including, without limitation, all legal fees and disbursements) in the exercise of all or any of the powers granted to it hereunder or under the Security Documents;

(b)

secondly, to the payment or prepayment of the Secured Obligations (including holding as cash collateral to be applied against Secured Obligations which have not then matured) on a pari passu basis; and

(c)	the balance, if any, to the Borrower or as otherwise required in accordance with Applicable Law.

ARTICLE 12

YIELD PROTECTION

12.1	Change in Circumstances

If after the date hereof the introduction of or any change in any Applicable Law relating to any Lender (the “Advising Lender”), or any change in the interpretation or application thereof by any Governmental Authority:

12.1.1    subjects the Advising Lender to, or causes the withdrawal or termination of a previously granted exemption with respect to, any Taxes or changes the basis of taxation of payments due to the Advising Lender or increases any existing Taxes on payments of the Obligations (other than Excluded Taxes or Taxes for which an amount was paid by the Borrower pursuant to Section 12.2);

12.1.2    imposes, modifies or deems applicable any reserve, liquidity, cash margin, capital adequacy, special deposit, deposit insurance or assessment, or any other regulatory or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds for loans by, the Advising Lender;

12.1.3    imposes any Taxes on reserves in respect of the undrawn portion of the Advising Lender’s Rateable Portion of the Credit Facilities;

12.1.4    imposes on the Advising Lender or requires there to be maintained by the Advising Lender any capital adequacy or additional capital requirement (including, without limitation, a requirement which affects the Advising Lender’s allocation of capital resources to its obligations) in respect of the Advising Lender’s obligations hereunder or imposes any other condition or requirement with respect to the maintenance by the Advising Lender of a contingent liability with respect to the Advising Lender’s Bankers’ Acceptance issued by it hereunder; or

12.1.5    imposes on the Advising Lender any other condition or requirement with respect to this Agreement or the Credit Facilities (other than Excluded Taxes);

in each case in excess of such requirements or conditions which were in effect on the Initial Advance Date and such occurrence has the effect of:

12.1.6    increasing the cost to the Advising Lender of agreeing to make or making, maintaining or funding the Credit Facilities, any Advance, any Loan or any portion thereof;

12.1.7    reducing the amount of the Obligations;

12.1.8    directly or indirectly reducing the effective return to such Advising Lender under this Agreement or on its overall capital as a result of entering into this Agreement or as a result of any of the transactions or obligations contemplated by this Agreement (other than a reduction resulting from a higher rate of income tax being imposed on the Advising Lender’s overall income or capital in any relevant jurisdiction); or

12.1.9    causing the Advising Lender to make any payment or to forego any interest, fees or other return on or calculated by reference to any sum received or receivable by the Advising Lender hereunder;

then the Advising Lender shall so advise the Administrative Agent promptly following the Advising Lender obtaining knowledge of the event or proposed event, and the Administrative Agent shall in each case forthwith advise the Borrower (setting out full particulars of such event and steps taken, if any, to avoid or reduce the amount claimed, and setting out the calculation of the amount requested by the Advising Lender to be paid by the Borrower hereunder, if required), and, provided that the Advising Lender has taken all reasonable steps (without economic or regulatory disruption to the Advising Lender and without any requirement that the Borrower be preferred over any other borrower of the Advising Lender) to avoid or reduce the amount claimed, the Borrower shall within ten (10) Business Days of demand by the Administrative Agent pay or cause to be paid to the Administrative Agent on behalf of the Advising Lender such additional amounts as shall be sufficient to fully indemnify the Advising Lender for such additional cost, reduction, payment, foregone interest or other return. A certificate of the Advising Lender documenting the relevant information and calculations and submitted to the Borrower by the Administrative Agent shall be prima facie evidence thereof for all purposes. Nothing contained in this Section 12.1 shall interfere with the right of any Lender to arrange its affairs in whatever manner it may think fit and, in particular, no Lender shall be under any obligation to incur any cost or expense or incur any other adverse effect for the purpose of avoiding or reducing any amount claimed under this Section. Notwithstanding anything herein to the contrary, (a) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, and Basel Committee on Banking Supervision (or any successor or similar authority) or by United States, Canadian or foreign regulatory authorities, in each case pursuant to Basel III, (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act (United States) and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Applicable Law for purposes of this Section 12.1 regardless of the date enacted, adopted, issued or implemented and (c) the Borrower is not required to compensate an Advising Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months before the date that the Advising Lender notifies the Borrower of the circumstances giving rise to the additional cost, reduction, payment, foregone interest or other return and of the Advising Lender’s intention to claim compensation, unless the circumstances giving rise to the additional cost, reduction, payment, foregone interest or other return provided for herein is retroactive, in which case the nine month period referred to above will be extended to include the period of retroactive effect.

12.2	Taxes

12.2.1    All payments to be made to a Recipient pursuant to the Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Indemnified Tax from any interest or other amount payable to a Recipient under any Loan Document, the amount so payable to the Recipient shall be increased to the extent necessary so that after such deduction or withholding has been made, the Recipient receives an amount equal to the sum it would have received had no deduction or withholding on account of Indemnified Taxes been made.

12.2.2    If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which a payment has been made under this Section 12.2, the applicable Recipient shall, if so requested by the Borrower, cooperate with the Borrower in challenging such Taxes at the Borrower’s expense. If the Recipient receives a refund of, or credit for, Taxes for which a payment has been made by the Borrower under this Section 12.2, which refund or credit in the good faith judgment of the Recipient is attributable to the Taxes giving rise to such payment made by the Borrower, then the Recipient shall reimburse the Borrower for such amount (if any, but not exceeding the amount of any payment made under this Section 12.2 that gives rise to such refund or credit), net of out-of-pocket expenses (including Taxes) of the Recipient, which the Recipient determines in its discretion will leave it, after such reimbursement, in no worse position than it would have been in if such Taxes had not been exigible. The Borrower, upon the request of the applicable Recipient, agrees to repay the Recipient any portion of any such refund or credit paid over to the Borrower that the Recipient is required to repay to the relevant Governmental Authority and agrees to pay any interest, penalties or other charges paid by the Recipient as a result of or related to such payment to such Governmental Authority. No Recipient shall be under any obligation to arrange its tax affairs in any particular manner so as to claim any refund or credit. No Recipient shall be obliged to disclose any information regarding its affairs or computations to the Borrower or any other Person in connection with this Section 12.2.

12.2.3    Without limiting the provisions of Sections 12.2.1 or 12.2.2, the Borrower shall timely pay any present or future stamp, registration, court or documentary Taxes or any other excise, property, intangible, mortgage recording, filing or similar Taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise in respect of, this Agreement or any other Loan Document to the relevant Governmental Authority in accordance with Applicable Law or timely reimburse the Administrative Agent or any Recipient for the payment of any such Taxes.

12.2.4    Without limiting the provisions of Sections 12.2.1, 12.2.2, or 12.2.3, the Borrower shall indemnify each Recipient, and shall make payment in respect thereof within 15 days after written demand therefor, for the full amount of Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section 12.2) payable or paid by the Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by such Recipient, or by the Administrative Agent on its own behalf or on behalf of the Recipient, shall be conclusive absent manifest error. If the Borrower reasonably believes that any such Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Recipient will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or affected Recipient, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

12.2.5    If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 12.2.5, “FATCA” shall include all amendments made to FATCA after the date of this Agreement.

12.2.6    Any Recipient that is entitled to an exemption from or a reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by any Applicable Law or reasonably requested by the Borrower or the Administrative Agent (including completed copies of CRA Forms NR301-303, as applicable, including supporting worksheets) as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in this Section 12.2.6, the completion, execution and submission of such documentation shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

12.3	Illegality

If the introduction of or change to any present or future Applicable Law, or any change in the interpretation or application thereof by any Governmental Authority, shall make it unlawful for any Lender to make or maintain any Loan or any relevant portion thereof or to give effect to its obligations in respect of such Loan as contemplated hereby, as determined by such Lender acting reasonably, such Lender may, by notice to the Borrower and to the Administrative Agent, declare that its obligations hereunder in respect of such Loan shall be terminated, and thereupon the Borrower shall either effect a Conversion of such Loan (if such Conversion would eliminate such unlawfulness) or prepay to such Lender within the time required by such Applicable Law (or at the end of such longer period to which the Lender shall in its discretion have agreed) all of the Obligations to such Lender in respect of such Loan and all cash collateral amounts payable in connection with such prepayment pursuant to Section 2.9. Such Lender’s Commitment so required to be prepaid shall be correspondingly permanently reduced or terminated (as the case may be) on the giving of such notice (and, for greater certainty, no other Lender shall be responsible therefor) and the Aggregate Commitment shall be reduced by the amount and at the time of any prepayments so required to be made, unless the Borrower shall propose Replacement Lenders which, if acceptable to the Administrative Agent (and in the case of an assignment by a Revolving Lender) the Issuing Lender, would be prepared to accept an assignment of the Loans of the Lender and to assume its Commitment and other obligations hereunder, in which event the Lender shall no later than 30 days thereafter assign its rights and obligations to the Replacement Lender for a price equal to the principal amount of the Loans of the Lender then outstanding plus accrued interest on the principal amount and all other amounts payable in respect of all outstanding Loans and all fees and all other amounts payable hereunder to the Lender to the date of such assignment, payable in cash against receipt of such assignment. If there are any types of Loans hereunder that are not so affected, the Borrower may convert the Loans which are affected into one of the types of Loans that are not affected.

12.4	Payment of Costs and Expenses

The Borrower shall pay (a) all reasonable and documented costs and expenses incurred by the Administrative Agent, the Lenders and the Joint Lead Arrangers, including the reasonable fees, charges and disbursements of counsel, in connection with the Credit Facilities, the diligence and syndication of the Credit Facilities (including third party expenses), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any actual or proposed amendments, modifications or waivers of the provisions hereof or thereof, and (b) all costs and expenses incurred by the Joint Lead Arrangers, Administrative Agent and each Lender, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, including their rights under this Section 12.4, or in connection with the Loans and other extensions of credit hereunder, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

12.5	Indemnity

The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers and each Lender and their respective Affiliates, officers, directors and employees (each, an

“Indemnified Person”) from and against all suits, actions, investigations, proceedings, claims, losses (other than loss of profits), expenses (including reasonable fees, charges and disbursements of counsel), damages and liabilities (each, a “Claim”) that any such Indemnified Person may sustain or incur as a consequence of any default, misrepresentation, wilful misconduct or negligence by any Obligor with respect to, or otherwise made in any way connection with, this Agreement or any other Loan Document or the Credit Facilities or the use of the proceeds thereof, and to reimburse each Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any such Claim, except that no Indemnified Person will be indemnified for any Claim to the extent resulting from its own gross negligence or wilful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The obligations of the Borrower under this Section 12.5 shall survive the repayment of the other Obligations and the termination of the Credit Facilities.

12.6	Environmental Matters

The Borrower shall indemnify each Indemnified Person and shall hold each of them harmless from and against any and all losses, liabilities, damages, costs, expenses and claims (including without limitation reasonable legal fees and reasonable costs and expenses of investigation) in respect of (a) any non-compliance with or violation of Environmental Laws or Environmental Permits including the assertion of any Lien thereunder, or (b) an Environmental Activity, including any actual, threatened or alleged Release or presence of Hazardous Substances (collectively, “Environmental Claims”), except that no Indemnified Person will be indemnified for any amounts to the extent such are resulting from its own gross negligence or wilful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. In addition, the Borrower agrees that any Environmental Claims shall form part of the Obligations and shall bear interest from time to time at the rate payable for Prime Rate Loans. The Borrower’s obligations and indemnification under this Section 12.6 shall survive the repayment of the other Obligations and the termination of the Credit Facilities.

12.7	Benefit of Indemnities

The Administrative Agent and the Lenders shall hold the benefit of the indemnities in Sections 12.5 and 12.6 in trust for those Indemnified Persons who are not parties to this Agreement.

ARTICLE 13

THE ADMINISTRATIVE AGENT AND

THE ADMINISTRATION OF THE FACILITY

13.1	Appointment, Authorization and Relationship

13.1.1    Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to be its attorney in its name and on its behalf to exercise such rights or powers granted to such Lender under this Agreement and the other Loan Documents on the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby authorizes the Administrative Agent to execute, as agent for and on its behalf and on behalf of any Affiliate of such Lender that is a party or counterparty to any Hedging Arrangement, any of the other Loan Documents wherein it is expressly stipulated that the Administrative Agent is acting in such capacity, and each Lender agrees to be bound thereby as principal. Each of the Lenders and, in relation to any Hedging Arrangement, on behalf of such Lender’s Affiliates, hereby confirms and agrees to such appointment and the Administrative Agent agrees to act in such capacity. Each Person which is or becomes a Lender, and each Person which is a Lender’s Affiliate which is or becomes a party or counterparty to any Hedging Arrangement, shall be deemed to ratify this appointment.

13.1.2    As to any matters not expressly provided for by this Agreement or the Loan Documents (including, without limitation, enforcement thereof), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders and such instructions shall be binding upon each of the Lenders and any Affiliate of such Lender that is a party or counterparty to any Hedging Arrangement. The Administrative Agent shall not be required to take any action which exposes the Administrative Agent to liability in such capacity, which could result in the Administrative Agent incurring any costs and expenses not contemplated by this Agreement or which is contrary to this Agreement or Applicable Law.

13.1.3    The Administrative Agent shall only have those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature. The relationship between the Administrative Agent and the Lenders is that of agent and principal and the Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement, express or implied, is intended to or shall be construed as to impose upon the Administrative Agent any obligation except as expressly set forth herein and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

13.2	Duties and Obligations of Administrative Agent

Neither the Administrative Agent nor any of its directors, officers, agents or employees (and, for purposes hereof, the Administrative Agent shall be deemed to be contracting as agent for and on behalf of such Persons) shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Loan Documents except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Administrative Agent, and any of its directors, officers, agents and employees:

13.2.1    may assume that there has been no assignment or transfer by any Lender of its rights hereunder unless and until all of the requirements of Section 14.1 have been complied with;

13.2.2    may consult with legal counsel, independent chartered accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or other experts;

13.2.3    shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile or other means of electronic communication) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder or thereunder;

13.2.4    may assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge to the contrary;

13.2.5    may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any Person upon a certificate signed by or on behalf of such Person;

13.2.6    shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take such action;

13.2.7    does not make any warranty or representation to any Lender nor shall it be responsible to any Lender for the accuracy or completeness of the data made available to any of the Lenders in connection with the negotiation of this Agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

13.2.8    shall not have any duty to ascertain or to enquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Borrower or any of the other Obligors or any Limited Recourse Guarantor or to inspect the property (including the books and records) of the Borrower or any of the other Obligors or any Limited Recourse Guarantor;

13.2.9    may execute any of its duties under this Agreement by or through agents and shall be entitled to advice of counsel concerning all matters pertaining to such duties; the Administrative Agent shall not be responsible for the negligence or misconduct of any agents selected by it with reasonable care; and

13.2.10    shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any instrument or document furnished pursuant hereto or thereto or for any failure of the Borrower to perform its obligations hereunder.

13.3	Prompt Notice to the Lenders

The Administrative Agent shall provide to the Lenders copies of all information, notices and reports given to the Administrative Agent by the Borrower as soon as possible after receipt of the same, except information, notices and reports (i) relating solely to the role of Administrative Agent hereunder, (ii) distributed directly by the Borrower to the Lenders, or (iii) otherwise considered by the Administrative Agent to be irrelevant or immaterial to the Lenders.

13.4	BMO’s Authority to Deal with Borrower

With respect to its own participation in the Credit Facilities as a Lender, BMO (or any successor which acts as Administrative Agent hereunder) shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent. BMO (or any such successor which acts as Administrative Agent hereunder) may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower and any Person which may do business with any of them, all as if BMO (or any such successor which acts as Administrative Agent hereunder) were not the Administrative Agent hereunder and without any duties to account therefor to the Lenders or to any other Person.

13.5	Dealings by Borrower with Administrative Agent

Unless otherwise specifically provided herein, the Borrower shall deal with the Administrative Agent in lieu of the Lenders for all purposes of this Agreement. The Borrower may rely, and shall be fully protected in so relying, without any obligation to inquire into the correctness thereof, upon any action taken, notice, direction, waiver, consent, determination, communication or agreement by the Administrative Agent purporting to be on behalf of the Required Lenders, or all of the Lenders hereunder, as the case may be, any of which shall, as regards the Borrower, be deemed to be an action, notice, direction, waiver, consent, determination, communication or agreement of the Required Lenders or the Lenders, as applicable.

13.6	Independent Credit Decisions

It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower. Accordingly, each Lender confirms with the Administrative Agent that it has not relied, and will not hereafter rely, on the Administrative Agent (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other Person under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Administrative Agent), or (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or the other Obligors or any Limited Recourse Guarantor. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or the other Obligors or any Limited Recourse Guarantor which may come into the possession of the Administrative Agent or any of its officers, directors, employees or agents. Each Lender acknowledges that a copy of this Agreement has been made available to it for review and each Lender acknowledges that it is satisfied with the form and substance of the same.

13.7	Indemnification

Each Lender hereby agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), in accordance with its Rateable Portion, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time (including, without limitation, at any time following payment of the Loans) be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Administrative Agent hereunder or thereunder or in respect hereof or thereof; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or wilful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Rateable Portion of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preservation of any rights of the Administrative Agent or the Lenders as against the Borrower under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. The indemnities in this Section 13.7 shall survive the payment of the Loans and all other amounts payable hereunder.

13.8	Successor Administrative Agent

The Administrative Agent may, as hereinafter provided, resign at any time by giving written notice thereof to the Lenders and the Borrower, which resignation shall only become effective upon the appointment of a Successor Administrative Agent (as defined below). Upon any such resignation, the Lenders shall have the right to appoint a successor agent (in this Section 13.8, the “Successor Administrative Agent”) which shall be one of the Lenders. If no Successor Administrative Agent shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a Successor Administrative Agent from among the Lenders (or, if no other Lender will assume such role, from among institutional trustees having suitable expertise), which Successor Administrative Agent shall (provided no Event of Default has occurred and is continuing) be acceptable to the Borrower, acting reasonably. Upon the acceptance of any appointment as Administrative Agent hereunder by a Successor Administrative Agent, such Successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall thereupon be discharged from its further duties and obligations as Administrative Agent under this Agreement. The retiring Administrative Agent shall cooperate with the Successor Administrative Agent in the performance of its duties for a reasonable period of time after such resignation. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 13 shall continue to enure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

13.9	Action by and Consent of Lenders; Waiver and Amendments

13.9.1    Subject to Section 13.9.3, where the terms of this Agreement or any of the other Loan Documents refer to any action to be taken hereunder or thereunder by the Lenders or to any such action that requires the consent or other determination of the Lenders, the action taken by and the consent or other determination given or made by the Required Lenders shall, except to the extent that this Agreement expressly provides to the contrary, constitute the action or consent or other determination of the Lenders herein or therein referred to, and the Administrative Agent may exercise its powers under Section 13.1 based upon such action, consent or other determination.

13.9.2    Subject to Section 13.9.3, this Agreement and any other Loan Document may be amended only if the Borrower and the Required Lenders so agree in writing, any consent under this Agreement or any other Loan Document shall be given only by the Administrative Agent (at the direction of the Required Lenders) in writing, and any Event of Default may be waived before or after it occurs only if the Administrative Agent (at the direction of the Required Lenders) so agrees in writing. Any amendment, consent or waiver so made shall be binding upon all of the Lenders.

13.9.3    Any amendment or waiver which changes or relates to:

13.9.3.1    increases in the amount of the Aggregate Commitment or any Lender’s Commitment;

13.9.3.2    decreases in the principal amount of, or interest or Applicable Margins on, or fees in respect of, the Loans;

13.9.3.3    the Final Maturity Date;

13.9.3.4    extensions of the dates for, or amounts of, any scheduled repayment of the Loans;

13.9.3.5    the currency of any payment;

13.9.3.6    the release or discharge of the Security over all or any material portion of the Collateral (except to the extent provided in Section 13.9.6 below);

13.9.3.7    the definition of “Required Lenders”; or

13.9.3.8    this Section 13.9,

shall require the agreement of all of the Lenders (or in the case of amendments or waivers listed in Section 13.9.3.1, 13.9.3.2, 13.9.3.3, 13.9.3.4, or 13.9.3.5 which affect only one of the Credit Facilities, all of the Lenders affected thereby) and also (in the case of an amendment) of the Borrower.

13.9.4    Any amendment or waiver which changes or relates to the rights and/or obligations of the Administrative Agent shall also require the agreement of the Administrative Agent.

Any amendment or waiver which changes or relates to the rights and/or obligations of the Issuing Lender or the Swingline Lender shall also require the agreement of the Issuing Lender or the Swingline Lender, as the case may be.

13.9.5    Any waiver and any consent by the Administrative Agent or any Lender under any provision of this Agreement or any other Loan Document may be given subject to any conditions thought fit by the Person giving that waiver or consent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

13.9.6    The Administrative Agent may from time to time without notice to or the consent of the Lenders execute and deliver partial releases of the Security in respect of any item of Collateral (whether or not the proceeds of sale thereof are received by the Administrative Agent) which (i) the Obligors are permitted to dispose of hereunder (including, for greater certainty, a release of the Dorchester Lease upon expiry thereof, if any, in accordance with its terms), or (ii) are no longer required to be subject to a specific form of Security pursuant to a change of use or of the form of ownership thereof, in each case without obtaining the prior written consent of the Lenders, and if applicable, to re-deliver any Equity Interests or other Collateral in its possession pursuant to any such release; and in releasing any such Security or re-delivery of any such Collateral, the Administrative Agent may rely upon and assume the correctness of all information contained in any certificate or document provided by the Borrower, without further enquiry.

13.10	Redistribution of Payments

Excluding a repayment or prepayment pursuant to Section 12.3 or Section 14.6, a Lender (a “Remitting Lender”) which obtains any payment on account of its portion of a Loan which has not been repaid to the other applicable Lenders in accordance with their respective Rateable Portions shall, and the Borrower hereby irrevocably authorizes any such Lender to, remit such payment or portion thereof to the Administrative Agent for redistribution to the applicable Lenders in accordance with their respective Rateable Portions. In any such case, the Remitting Lender, upon such payment by it to the Administrative Agent, shall be deemed for all purposes not to have received from the Borrower that payment so remitted to the Administrative Agent, and the Lender or Lenders (the “Receiving Lenders”) receiving such payment or portions thereof upon a redistribution thereof by the Administrative Agent shall be deemed for the purposes hereof to have received such payment or portion thereof (as the case may be) from the Borrower. If all or part of any such payment made by such Remitting Lender shall be recovered by the Borrower from such Remitting Lender, such amount so paid by such Remitting Lender to the Administrative Agent shall forthwith be repaid by the Receiving Lenders to the Administrative Agent (for the benefit of the Remitting Lender).

13.11	Notification of Default

Each Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each of the Lenders, of any event of which it has actual notice which constitutes a Default or an Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from any Lender or the Borrower referring to this Agreement, describing the default and stating that the notice is a “Notice of Default”.

13.12	Taking and Enforcement of Remedies

13.12.1    Each of the Lenders hereby acknowledges that, to the extent permitted by Applicable Law, the remedies provided hereunder and under the other Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights and the rights of any Affiliate of such Lender that is a party or counterparty to any Hedging Arrangement hereunder and thereunder are to be exercised collectively by the Administrative Agent upon the instructions of the Required Lenders. Accordingly, notwithstanding any of the provisions contained herein or therein, except as provided in Section 11.4, each of the Lenders (on its own behalf and on behalf of any Affiliate of such Lender that is a party or counterparty to any Hedging Arrangement) hereby covenants and agrees that it shall not be entitled to take any action with respect to the Credit Facilities, including, without limitation, any election of remedies in respect of an Event of Default hereunder, but that any such action shall be taken only by the Administrative Agent upon the instructions of the Required Lenders as provided herein. Notwithstanding the foregoing, in the absence of instructions from the Required Lenders (or, to the extent Section 13.9.3 is applicable, all of the Lenders) where the Administrative Agent has requested instructions and in its sole opinion, acting reasonably, the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Each of the Lenders further covenants and agrees, that, upon any such instructions being given to the Administrative Agent by the requisite Lenders, it shall cooperate fully with the Administrative Agent to the extent requested by the Administrative Agent in any collective action. Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, including, without limitation, any instruments necessary to effect any registrations, so as to fully carry out the intent and purposes of this Section 13.12.1.

13.12.2    Each Lender hereby covenants and agrees that it has not heretofore sought, taken, accepted or received and shall not hereafter seek, take, accept or receive any security for any of the obligations and liabilities of the Borrower hereunder or under the other Loan Documents or under any other document, instrument, writing or agreement ancillary hereto or thereto other than such security as is provided hereunder or thereunder and shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to the Credit Facilities, unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement.

13.12.3    Each of the Lenders and the Borrower further covenants and agrees that all proceeds from the exercise of the rights and remedies provided hereunder and under the Loan Documents, to the extent permitted by Applicable Law, are held for the benefit of all of the Secured Parties and, after deduction therefrom of all costs of realization, shall be shared among the Secured Parties proportionately based upon the respective aggregate amounts of the Secured Obligations which are outstanding to each of the Secured Parties at the relevant time or times of sharing. To the extent any Lender receives or is entitled to receive any amount hereunder in excess of the amount of the Secured Obligations owed to it hereunder, it shall hold such excess in trust on behalf of and for the benefit of the other Secured Parties entitled thereto.

13.13	Adjustments to Reflect Rateable Portions

All Loans outstanding under any Credit Facility shall be maintained as between the Lenders according to their respective Rateable Portions, except to the extent that the Administrative Agent deems any variations therefrom to be immaterial. The Administrative Agent shall determine all adjustments to amounts required to be advanced by the Lenders or to amounts of payments to which the respective Lenders are entitled to reflect as nearly as practicable the respective Rateable Portions of the Lenders.

13.14	No Partnership

Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other collective entity.

13.15	Joint Lead Arrangers and Other Titles

None of the Joint Lead Arrangers or the Lenders identified on the facing page of this Agreement as a “Bookrunner”, “Syndication Agent” or any other title specified on such page shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

13.16	Defaulting Lenders

13.16.1    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

13.16.1.1    the standby fees payable pursuant to Section 6.5 shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender;

13.16.1.2    such Defaulting Lender shall not be included in determining whether, and the Commitment and the Rateable Portion of the aggregate principal amount of such Defaulting Lender under the Credit Facilities shall not be included in determining whether, all Lenders or the Required Lenders, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.9), provided that any waiver, amendment or modification requiring the consent of all Lenders that affects such Defaulting Lender differently than other Lenders shall require the consent of such Defaulting Lender;

13.16.1.3    the Administrative Agent may require such Defaulting Lender to pay to the Administrative Agent for deposit into an escrow account maintained by and in the name of the Administrative Agent an amount equal to such Defaulting Lender’s maximum contingent obligations hereunder to the Administrative Agent and the Issuing Lender; and

13.16.1.4    the Administrative Agent may withhold any payments owing to such Defaulting Lender for set-off against such Defaulting Lender’s existing or reasonably foreseeable future obligations hereunder.

For the avoidance of doubt, the Borrower shall retain and reserve its other rights and remedies under Applicable Law respecting each Defaulting Lender.

13.17	Erroneous Payment

13.17.1    Each Lender and the Issuing Lender hereby agrees that (a) if the Administrative Agent notifies such Lender or Issuing Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Issuing Lender (whether or not known to such Lender or Issuing Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender or Issuing Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (b) to the extent permitted by applicable law, such Lender or Issuing Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any Issuing Lender under this 13.17.1 shall be conclusive, absent manifest error.

13.17.2    Without limiting 13.17.1, each Lender and the Issuing Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (a) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (b) that was not preceded or accompanied by an Erroneous Payment Notice, or (c) that such Lender or Issuing Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by Applicable Laws, such Lender or Issuing Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender and the Issuing Lender agrees that, in each such case, it shall promptly (and, in all events, within one (1) Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

13.17.3    Each of the Borrower and the Guarantors hereby agrees that (a) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Lender with respect to such amount, and (b) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any Guarantor for the purpose of making such Erroneous Payment.

13.17.4    Each party’s obligations under this Article 13 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 14

SUCCESSORS AND ASSIGNS

14.1	Successors and Assigns

This Agreement shall become effective when executed by the Borrower, the Administrative Agent and each Lender and after that time shall be binding upon and enure to the benefit of the Borrower, the Administrative Agent, the Lenders and their respective successors and permitted assigns.

14.2	No Assignment by Borrower

The Borrower shall not have the right to assign its rights or obligations under this Agreement or any interest in this Agreement without the prior consent of all the Lenders, which consent may be arbitrarily withheld.

14.3	Assignment by Lenders

14.3.1    Subject to the OLG Direct Agreement, upon prior written notice to the Administrative Agent and the Borrower, a Lender may assign all or any part of its interest in the Credit Facilities to one or more Persons other than a natural Person (each an “Assignee”), provided that:

14.3.1.1    so long as no Event of Default has occurred and is continuing, any such assignment shall be for a minimum Commitment of $5,000,000 unless the proposed Assignee is an existing Lender;

14.3.1.2    such assignment must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless the proposed Assignee is an existing Lender, an Affiliate of a Lender or an Approved Fund;

14.3.1.3    in the case of an assignment by a Revolving Lender, such assignment must be approved by each of the Issuing Lender and the Swingline Lender (such approval not to be unreasonably withheld or delayed) unless the proposed Assignee is an existing Lender;

14.3.1.4    such assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed) unless (i) the proposed Assignee is an existing Lender, an Affiliate of a Lender or an Approved Fund, or (ii) an Event of Default has occurred and is continuing;

14.3.1.5    such Lender shall deliver to the Borrower an Assignment and Assumption Agreement by which the proposed Assignee assumes the obligations and agrees to be bound by all the terms and conditions of this Agreement, all as if the Assignee had been an original party and, if not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

14.3.1.6    such Lender shall hold a minimum Commitment of $5,000,000 following such assignment.

Upon receipt by the Administrative Agent of a processing fee of $5,000 from the parties to such assignment (other than upon an assignment (i) to an Affiliate of the Lender, (ii) to a Lender, or (iii) by the Administrative Agent or any of its Affiliates) and satisfaction of the other conditions set out above, the assigning Lender and the Borrower shall be released from its respective obligations under this Agreement (to the extent of such assignment and assumption) and shall have no liability or obligations to each other to such extent except in respect of matters arising prior to the assignment. The Assignee shall have the same rights and benefits and be subject to the same limitations under the Loan Documents as it would have if it was a Lender.

The assigning Lender shall give the Borrower prior written notice of any assignment and the Lenders acknowledge that any such assignment may be subject to review and prior approval of the appropriate Governmental Authority, to the extent required under applicable Gaming Law.

14.3.2    Any assignment pursuant to this Section 14.3 will not constitute a repayment by the Borrower to the assigning or granting Lender of any Loan, nor a new Loan to the Borrower by such Lender or by the Assignee, as the case may be, and the parties acknowledge that the Borrower’s obligations with respect to any such Loans will continue and will not constitute new obligations.

14.3.3    Upon an assignment by a Lender pursuant to Section 14.3 (or pursuant to Section 14.6) becoming effective, Schedule A hereto shall be deemed to be amended to include the Assignee as a Lender with its specific Commitment, address and facsimile number and the Commitment of the Lender making such assignment shall be deemed to be reduced by the amount of the Commitment of the Assignee. The Administrative Agent may from time to time require an amendment to this Agreement to reflect any changes to Schedule A.

14.4	Participations

14.4.1    A Lender may grant participations in all or any part of its interest in the Credit Facilities to one or more Persons (other than an Obligor) (each a “Participant”); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Lender granting such participation shall give the Borrower written notice thereof and the Lenders acknowledge that any such participation may be subject to review and prior approval of the appropriate Governmental Authority, to the extent required under applicable Gaming Law.

14.4.2    The voting rights of any Participant (a) shall be limited to matters in respect of (i) increases in the Commitment of such Participant, (ii) reductions of principal, interest or fees payable to such Participant, (iii) extensions of the Final Maturity Date, (iv) extensions of the dates for, or amounts of, any scheduled repayments of the Loans and (v) releases or discharges of all or substantially all of the Security, and (b) for clarification purposes, shall not include the right to vote on waivers of Defaults or Events of Default.

14.4.3    Subject to the next sentence, to the extent permitted by Applicable Law, each Participant shall be entitled to the benefits of Article 12 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.3, provided such Participant agrees to be subject to Section 13.10 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under Section 12.1 and

Section 12.2 than the Lender would have been entitled to receive (at the time of the participation) with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

14.5	Further Assurances

The Borrower shall provide such certificates, acknowledgements and further assurances in respect of this Agreement and the Credit Facilities as an assigning Lender or a Lender granting a participation, as the case may be, may reasonably require in connection with any assignment or participation pursuant to this Article 14.

14.6	Departing Lenders

14.6.1    If a Lender: (i) is a Defaulting Lender; (ii) seeks compensation under Section 12.1 or any payments under Section 12.2; (iii) refuses to give timely consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 13.9.3, requires consent of all the Lenders, or all the Revolving Lenders or Term Lenders, as applicable (and the consent of the Required Lenders or the requisite number of Revolving Lenders or Term Lenders, as applicable, has been given with respect thereto) (a “Non-Consenting Lender”); (iv) invokes Section 12.3, which continues for at least thirty (30) days, unless all Lenders are invoking the same or (v) in the determination of AGCO or other applicable Governmental Authority has been found to be unsuitable as a financing party for any required license, consent, qualification or finding of suitability applicable to the Borrower’s registration under applicable Gaming Laws (collectively, the “Departing Lenders”), then the Borrower may:

14.6.1.1    replace the Departing Lender with an Assignee proposed by the Borrower to replace any Departing Lender in accordance with this Agreement (a “Replacement Lender”) acceptable to the Administrative Agent and (in the case of a Departing Lender who is a Revolving Lender) the Issuing Lender and the Swingline Lender, each acting reasonably, who purchases at par the aggregate principal amount of the Advances owing to the Departing Lender and assumes the Departing Lender’s Commitment and all other obligations of the Departing Lender hereunder, provided that prior to or concurrently with such replacement:

(a)

the Departing Lender shall have received payment in full of all principal, interest, fees and other amounts through such date of replacement (including the provision of funds as required pursuant to Section 2.9 in respect of outstanding Bankers’ Acceptances accepted by such Departing Lender and any amounts required to indemnify the Departing Lender for any additional cost, reduction, payment, foregone interest or other return requested pursuant to Section 12.1) and a release from any further obligations to make Advances hereunder after the date of such replacement;

(b)	the assignment fee required to be paid pursuant to Section 14.3 shall have been paid by the Borrower to the Administrative Agent;

(c)	all of the requirements for such assignment contained in Section 14.3 shall have been satisfied;

(d)	such replacement does not conflict with any Applicable Law; and

(e)

in the case of a Departing Lender who is a Non-Consenting Lender, the Replacement Lender consents, at the time of such assignment, to each matter in respect of which such Non-Consenting Lender was a Non-Consenting Lender and the Borrower requires each other Lender that is a Non-Consenting Lender to assign the aggregate principal amount owing to it under the Credit Facilities and its Commitment; or

14.6.1.2    provided that no Default or Event of Default has occurred or is continuing and that the requirements to reduce the Aggregate Commitment in Section 2.5.2 have been met, elect to terminate the Departing Lender’s Commitment, in which case the Aggregate Commitment shall be reduced by an amount equal to the amount of any Departing Lender’s Commitment so cancelled (provided that prior to or concurrently with such cancellation, the Departing Lender shall have received payment in full of all principal, interest, fees and other amounts through such date of cancellation (including the provision of funds as required pursuant to Section 2.9 in respect of outstanding Bankers’ Acceptances accepted by such Departing Lender and any amounts required to indemnify the Departing Lender for any additional cost, reduction, payment, foregone interest or other return requested pursuant to Section 12.1) and a release from any further obligations to make Advances hereunder after such termination); or

14.6.1.3    exercise any combination of the rights under Sections 14.6.1.1 and 14.6.1.2 above; provided that in each case, each Departing Lender is treated rateably with the other Departing Lenders, if any.

14.6.2    If the AGCO or other applicable Governmental Authority determines that a Participant has been found to be unsuitable as a financing party for any required license, consent, qualification or finding of suitability applicable to the Borrower’s registration under applicable Gaming Laws (a “Departing Participant”), the provisions of Section 14.6.1 shall apply equally to such Departing Participant, as if such Participant was a Departing Lender, with respect to its participation, mutatis mutandis, unless the Lender which has granted or proposes to grant such participation elects to terminate the participation as notified to the Borrower.

14.6.3    Immediately upon a determination that a Lender has become a Departing Lender under clause (v) of Section 14.6.1, or a Participant has become a Departing Participant under Section 14.6.2, the Lender (or Participant, as applicable) will have no further rights to exercise any right (voting or otherwise) in connection with the Loans and Commitments.

14.6.4    Notwithstanding any other provision of any Loan Document, Borrower shall not be required to pay or reimburse any Lender (or Participant) who is the subject of any investigation or inquiry into its qualification or finding of suitability required under applicable Gaming Laws as a result of its breach of Applicable Laws for any costs associated therewith.

ARTICLE 15

GENERAL

15.1	Reliance

All covenants, agreements, representations and warranties of any Loan Party made herein or in any other Loan Document or in any certificate or other document signed by any of its directors or officers and delivered by or on behalf of any of them pursuant hereto or thereto are material, shall be deemed to have been relied upon by the Administrative Agent and each Lender notwithstanding any investigation heretofore or hereafter made by the Administrative Agent, the Lenders or Lenders’ counsel or any employee or other representative of any of them and shall survive the execution and delivery of this Agreement and the other Loan Documents until the Borrower shall have satisfied and performed all of its obligations hereunder and the Lenders shall have no further obligation to make Advances hereunder.

15.2	Confidential Information

15.2.1    Neither the Administrative Agent nor any Lender shall disclose any Information (as defined below) to any other Person except (a) to another Lender, (b) to its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives to the extent necessary to administer or enforce this Agreement and the other Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the Information and instructed to keep such Information confidential), (c) to the extent required by any regulatory authority having jurisdiction over it (including any self-regulatory authority), (d) as required by Applicable Law, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to the Borrower and its obligations, or any insurance or reinsurance company that is providing or potentially providing a Lender with insurance in respect of such Lender’s interest in the Credit Facilities, (g) to the extent such information shall otherwise have been disclosed to the public, or becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Loan Party and (h) to legal counsel, independent accountants or other experts retained by the Administrative Agent in accordance with Section 15.3. If the Administrative Agent or any Lender is requested or required to disclose any Information (other than by any bank examiner) pursuant to or as required by Applicable Law or by a subpoena or similar legal process, the Administrative Agent or such Lender, as applicable, shall use its reasonable commercial efforts (to the extent permitted by Applicable Law) to provide the Borrower with notice of such requests or obligation in sufficient time so that the Borrower may seek an appropriate protective order or waive the Administrative Agent’s, or such

Lender’s, as applicable, compliance with the provisions of this Section, and the Administrative Agent and such Lender, as applicable, shall, to the extent reasonable, co-operate with the Borrower in the Borrower’s obtaining any such protective order. For purposes of this Section, “Information” means all information received from the Sponsor or any Loan Party relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to such receipt. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information in accordance with its internal policies. The obligations under this Section 15.2 shall survive the payment of all Loans and all other amounts payable hereunder.

15.2.2    Each Lender may provide to any proposed Assignee or Participant any Information that, in the reasonable opinion of such Lender, may be relevant or useful in connection with the Credit Facilities or any portion thereof proposed to be acquired by such Assignee or Participant, provided that each recipient of such Information enters into a confidentiality agreement in respect of such Information (which, provided no Event of Default has occurred and is continuing, shall be in a form approved by the Borrower, acting reasonably).

15.2.3    The Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the Credit Facilities as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to make available to the public only such information as such person normally makes available in the course of its business of assigning identification numbers. In addition, and notwithstanding anything herein to the contrary, the Administrative Agent may provide to Loan Pricing Corporation and/or other recognized trade publishers information concerning the Borrower and the Credit Facilities of the nature customarily provided to Loan Pricing Corporation and/or other recognized trade publishers of such information for general circulation in the loan market.

15.2.4    The Borrower authorizes and consents to the reproduction, disclosure and use by the Administrative Agent and the Lenders of customary information about the Borrower (including, without limitation, the Borrower’s name and any identifying logos) and the transactions herein contemplated to enable the Administrative Agent and/or Lenders to publish promotional “tombstones” and other forms of notices of the transactions contemplated herein in any manner and in any media (including, without limitation, brochures and posting by the Administrative Agent and the Lenders on their websites), although such disclosure shall not reference the purchase price for the Purchase Transaction. In addition to the foregoing, each Lender and its Affiliates shall have the right to: (a) describe the transaction including (i) interest rates applicable to the Credit Facilities; and (ii) the maturity date applicable to the Credit Facilities, and (b) describe the Borrower, including its name and logo, and the other Obligors, in reporting that is distributed by an Approved Fund to its investors from time to time; provided, however, that any such descriptions shall (x) not include any financial statement information of the Borrower or other Obligors and (y) be accompanied by a written notice to the Approved Fund’s investors stating that such descriptions are strictly confidential and may not be disclosed by any such investor, nor used by any such investor for any purpose other than for monitoring the performance of the Approved Fund.

15.3	Employment of Experts

The Administrative Agent may, at any time and from time to time, retain and employ legal counsel, independent accountants and other experts in order to perform or assist it in the performance of its rights and powers under this Agreement or the other Loan Documents, and neither it (in its capacity as Administrative Agent) nor its directors, officers or employees shall be responsible to the Borrower or any other Person for or in respect of the negligence or misconduct of any such counsel, accountant, consultant or other expert selected by it in good faith and with reasonable care. The Borrower shall pay to the Administrative Agent within thirty (30) days of demand (with full particulars of amounts claimed) all proper and reasonable compensation paid or payable to such counsel, accountant, consultant or other expert retained or employed pursuant to this provision.

15.4	Reliance by the Lenders

The Administrative Agent and the Lenders shall be entitled to rely upon any schedule, certificate, statement, report, notice or other document or written communication (including any facsimile or other means of electronic communication) believed by them to be genuine and correct, and upon the advice and statements of agents, legal counsel, accountants, appraisers, consultants and other experts selected by them.

15.5	Notices

15.5.1    Any notice or other communication required or permitted to be given hereunder shall, except as otherwise permitted, be in writing and given by delivering it or sending it by hand-delivery, prepaid first-class mail, facsimile or other means of electronic communication as hereinafter provided. Subject to Section 15.5.2, any such notice, if mailed by prepaid first-class mail at any time other than during or within three (3) Business Days prior to a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to a senior employee of the addressee at such address (and, in the case of the Administrative Agent or any Lender, at the same department within such Lender) with responsibility for matters to which the information relates, provided in each case that if such day is not a Business Day, such notice shall be deemed to have been received on the next succeeding Business Day. Notice of change of address shall also be governed by this Section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand, or sent by facsimile or other means of electronic communications and shall be deemed to have been received in accordance with this Section. Notices and other communications shall be addressed as follows:

(a)	if to the Borrower:

MGE Niagara Entertainment Inc.

6380 Fallsview Boulevard, Box 300

Niagara Falls, ON L2E 6T3

Attention: Joseph Lobe

Email: jlobe@mohegangaming.com

(b)	if to the Administrative Agent:

Bank of Montreal

Agent Bank Services

250 Yonge St. 11th Floor

Toronto, ON M5B 2L7

Attention: Agency Services

Email: bmocclo.agencytoronto@bmo.com

Facsimile number: (416) 598-6218

(c)	if to the Lenders, at the addresses noted on Schedule A or in any Assignment and Assumption Agreement executed pursuant to Section 14.3.

15.5.2    Any notice or other communication required or permitted to be given by the Borrower hereunder shall be given prior to 2:00 p.m. (Toronto time) (other than notices given in accordance with Section 3.1 hereof) on the date stipulated therefor in order to be considered effective on such date, unless the Administrative Agent otherwise agrees or unless otherwise expressly provided herein. Any notice actually given after that time will be deemed to be given on the immediately following Business Day.

15.5.3    Notwithstanding anything to the contrary contained herein, a Borrowing/Rollover/Conversion Notice shall only be deemed to have been received upon actual receipt by the Administrative Agent.

15.6	Time

Time is of the essence in all provisions of the Loan Documents.

15.7	Further Assurances

Whether before or after the happening of an Event of Default, the Borrower shall at its own expense do, make, execute or deliver, or cause to be done, made, executed or delivered all such further acts, documents and things in connection with the Credit Facilities and the Loan Documents as the Administrative Agent may reasonably require from time to time for the purpose of giving effect to the Loan Documents.

15.8	Judgment Currency

15.8.1    If for the purpose of obtaining judgment in any court in any jurisdiction with respect to this Agreement, it is necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due hereunder, the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which the Administrative Agent would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgment Currency, in accordance with normal banking procedures.

15.8.2    In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgment is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement.

15.8.3    Any additional amount due from the Borrower under this Section 15.8 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

15.9	Severability

Each of the provisions contained in any Loan Document to which the Borrower is a party is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction or the validity or enforceability of any other provision of such Loan Document or of any other Loan Document to which the Borrower is a party. Without limiting the generality of the foregoing, if any amounts on account of interest or fees or otherwise payable by the Borrower to the Administrative Agent or the Lenders hereunder exceed the maximum amount recoverable under Applicable Law, the amounts so payable hereunder shall be reduced to the maximum amount recoverable under Applicable Law.

15.10	Governing Law

Except as otherwise specifically provided, the Loan Documents shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

15.11	Submission to Jurisdiction

The Borrower agrees that any suit, action or proceeding arising out of or relating to this Agreement against it or any of its assets may be brought in any court of the Province of Ontario and the parties hereto hereby irrevocably and unconditionally attorn and submit to the non-exclusive jurisdiction of such court over the subject matter of any such suit, action or proceeding. The Borrower irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such suit, action or proceeding in any such court including, without limitation, any objection that the place where such court is located is an inconvenient forum or that there is any other suit, action or proceeding in any other place relating in whole or in part to the same subject matter. The Borrower agrees that any judgment or order in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it and consents to any such judgment or order being recognized and enforced in the courts of its jurisdiction of incorporation or any other courts, by registration or homologation of such judgment or order, by a suit, action or proceeding upon such judgment or order, or any other means available for enforcement of judgments or orders. Nothing in this Section shall restrict the bringing of any such suit, action or proceeding in the courts of any other jurisdiction.

15.12	Anti-Money Laundering Laws

The Borrower acknowledges that, pursuant to AML Laws and other applicable “know your client” laws and requirements, the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Obligors, their respective directors, authorized signing officers, direct or indirect shareholders or other persons in control of the Obligors and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective Assignee or Participant, in order to comply with any applicable AML Laws or such other applicable “know your client” laws and requirements, whether now or hereafter in existence.

15.13	Counterparts

This Agreement may be signed in any number of counterparts and by different parties in separate counterparts, each of which shall be deemed to be an original, and all such separate counterparts shall together constitute one and the same instrument.

15.14	Entire Agreement

The Loan Documents constitute the entire agreement between the parties thereto pertaining to the matters therein set forth. There are no warranties, undertakings, representations or agreements between such parties in connection with such matters except as specifically set forth or referred to in the Loan Documents.

15.15	This Agreement to Govern

Except as expressly set out in the OLG Direct Agreement, if there is any inconsistency between the terms of this Agreement and the terms of any other Loan Document then, in respect of the Obligations, the provisions hereof shall prevail to the extent of the inconsistency. The foregoing shall not apply to limit or restrict in any way the rights and remedies of the Administrative Agent or the Lenders under the terms of the Security Documents after the Liens thereby constituted shall have become enforceable (except, solely as between the Administrative Agent, the Lenders and OLG, as expressly set out in the OLG Direct Agreement).

15.16	Delivery by Facsimile Transmission

This Agreement may be executed and delivered by facsimile transmission or electronically in PDF format and each of the parties hereto may rely on such facsimile or electronic PDF signature as though such signature were an original signature.

15.17	Amendment and Restatement

From and after the date hereof, this Agreement amends and restates the Existing Credit Agreement. Notwithstanding the amendment and restatement of the Existing Credit Agreement, the guarantees provided for herein and the Security shall continue to be in full force and effect and the Security shall continue in full force and effect as general and continuing collateral security for all Obligations. All Obligations outstanding under the Existing Credit Agreement immediately prior to the execution of this Agreement continue to be outstanding under this Agreement without constituting a novation of the same.

[signature page follows]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above.

MGE NIAGARA ENTERTAINMENT INC., as Borrower

By:	/s/ Raymond Pineault Jr.
	Name:	Raymond Pineault Jr.
	Title:	Chair

By:	/s/ Dino Anthony Di Cienzo
	Name:	Dino Anthony Di Cienzo
	Title:	Vice-Chair

Signature Page to Casino Niagara Credit Agreement

COMPLEX SERVICES INC., as Guarantor

By:	/s/ Raymond Pineault Jr.
	Name:	Raymond Pineault Jr.
	Title:	Chair

By:	/s/ Dino Anthony Di Cienzo
	Name:	Dino Anthony Di Cienzo
	Title:	Vice-Chair

Signature Page to Casino Niagara Credit Agreement

BANK OF MONTREAL, as Administrative Agent

By:	/s/ James Di Giacomo
	Name:	James Di Giacomo
	Title:	Managing Director

By:
Name:
Title:

Signature Page to Casino Niagara Credit Agreement

THE LENDERS

BANK OF MONTREAL, as a Lender, as Issuing Lender and as Swingline Lender

By:	/s/ Emily Masry
	Name:	Emily Masry
	Title:	Director

By:	/s/ Steven Latinovich
	Name:	Steven Latinovich
	Title:	Managing Director

Signature Page to Casino Niagara Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brian P. Fox
	Name:	Brian P. Fox
	Title:	Senior Vice President

By:
Name:
Title:

Signature Page to Casino Niagara Credit Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Knight D. Kieffer
	Name:	Knight D. Kieffer
	Title:	Managing Director

By:
Name:
Title:

Signature Page to Casino Niagara Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Kirsten Jakobsen
	Name:	Kirsten Jakobsen
	Title:	Director, Corporate Client Group, RBC

By:
Name:
Title:

Signature Page to Casino Niagara Credit Agreement

CANADIAN WESTERN BANK, as a Lender

By:	/s/ Jacob Berlinkov
	Name:	Jacob Berlinkov
	Title:	AVP, Corporate Lending

By:	/s/ Stan Seto
	Name:	Stan Seto
	Title:	AVP, Corporate Lending

Signature Page to Casino Niagara Credit Agreement

MERIDIAN CREDIT UNION LIMITED, as a Lender

By:	/s/ John Trivieri
	Name:	John Trivieri
	Title:	Chief Risk Officer

By:	/s/ Rob Stansfield
	Name:	Rob Stansfield
	Title:	Director, Corporate & Structured Finance

Signature Page to Casino Niagara Credit Agreement

SCHEDULES

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon its request.